UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 10/A
                                 AMENDMENT NO. 2


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
     Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934



                                THREE FORKS, INC.
         --------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


             Colorado                                          45-4915308
------------------------------------                   -------------------------
  State or other jurisdiction of                         IRS Identification No.
   incorporation or organization

                         555 ELDORADO BLVD., SUITE #100
                              BROOMFIELD, CO 80021
          ------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                    Issuer's telephone number: (303) 404-2160

           Securities to be registered under Section 12(b) of the Act:

                                                        Name of each exchange
   Title of each class to be so                         on which each class is
            registered                                      to be registered
------------------------------------                   -------------------------
               None                                             None

           Securities to be registered under Section 12(g) of the Act:

                         COMMON STOCK, PAR VALUE $0.001
                                (Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One).

----------------------------- -----------  -------------------------- ----------
Large accelerated filer         [___]      Accelerated filer              [___]
----------------------------- -----------  -------------------------- ----------
Non-accelerated filer           [___]      Smaller reporting company      [_X_]
(Do not check if a smaller
 reporting company)
----------------------------- -----------  -------------------------- ----------

                                TABLE OF CONTENTS

                                                                           PAGE
         TITLE                                                            NUMBER
------------------------------------------------------------------------  ------

Item 1   BUSINESS                                                            3

Item 1A  RISK FACTORS                                                        17

Item 2   FINANCIAL INFORMATION                                               25

Item 3   PROPERTIES                                                          32

Item 4   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT      32

Item 5   DIRECTORS AND EXECUTIVE OFFICERS                                    34

Item 6   EXECUTIVE COMPENSATION                                              39

Item 7   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                      43

Item 8   LEGAL PROCEEDINGS                                                   46

Item 9   MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
         AND RELATED STOCKHOLDER MATTERS                                     47

Item 10  RECENT SALES OF UNREGISTERED SECURITIES                             48

Item 11  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED             56

Item 12  INDEMNIFICATION OF DIRECTORS AND OFFICERS                           57

Item 13  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA                         58

Item 14  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
         AND FINANCIAL DISCLOSURE                                            59

Item 15  FINANCIAL STATEMENTS AND EXHIBITS                                   59

GENERAL

THE FOLLOWING IS A SUMMARY OF SOME OF THE INFORMATION CONTAINED IN THIS DOCUMENT. UNLESS THE CONTEXT REQUIRES OTHERWISE, REFERENCES IN THIS DOCUMENT TO "THREE FORKS," "WE," "US", OR "OUR" ARE TO THREE FORKS, INC. AND OUR SUBSIDIARIES.

FOR A GLOSSARY OF TERMS USED IN THIS FILING PLEASE SEE PAGE 61.

ITEM 1. BUSINESS
----------------

Three Forks, Inc. is filing this Form 10 on a voluntary basis in order to become a 12(g) registered company under the Securities Exchange Act of 1934 and 60 days after the filing of this registration statement will be considered effective and we will be automatically subject to future reporting obligations. As of the date of this Registration Statement, we are an oil and gas development and exploration Company and we have recognized net losses of ($2,099,834) since March 28, 2012 (inception) through September 30, 2013. We have relied solely on sales of our securities to fund our operations. To successfully execute our business plan and fund future operations, we must raise funds that are not yet committed. We are filing this Form 10 in order to create value for our stockholders by being credited as a fully reporting public company.

REPORTS TO SECURITY HOLDERS

Once we are subject to the reporting requirements of Section 13 and Section 15(d) of the Exchange Act, we intend to file all required disclosures.

You may read and copy any materials we file with the SEC in the SEC's Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

JUMPSTART OUR BUSINESS STARTUPS ACT

We qualify as an "emerging growth company" as defined in Section 101 of the Jumpstart our Business Startups Act ("JOBS Act") as we did not have more than $1,000,000,000 in annual gross revenue and did not have such amount as of December 31, 2012, our last fiscal year.

We may lose our status as an emerging growth company on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1,000,000,000 or
(ii) we issue more than $1,000,000,000 in non-convertible debt in a three-year period. We will lose our status as an emerging growth company if at any time we are deemed to be a large accelerated filer. We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

As an emerging growth company, we may take advantage of specified reduced reporting and other burdens that are otherwise applicable to generally reporting companies. These provisions include:

     - A requirement to have only two years of audited financial statement and only two years of related Management Discussion and Analysis
          Disclosures:

     - Reduced disclosure about the emerging growth company's executive compensation arrangements; and

     - No non-binding advisory votes on executive compensation or golden parachute arrangements.

As an emerging growth company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Such sections are provided below:

         Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a public company's auditor to attest to, and report on, management's assessment of its internal controls.

         Sections 14A(a) and (b) of the Securities and Exchange Act, implemented by Section 951 of the Dodd-Frank Act, require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation.

We have already taken advantage of these reduced reporting burdens in this registration statement, which are also available to us as a smaller reporting company as defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

As long as we qualify as an emerging growth company, we will not be required to comply with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised accounting standards. We are choosing to irrevocably opt out of the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act.

HISTORY

Three Forks, Inc. (hereafter "Three Forks," "we," "us," or "our") was incorporated on March 28, 2012 in the State of Colorado. Our business plan focuses on our development as an independent energy company engaged in the acquisition, exploration, development and production of North American conventional oil and gas properties through the acquisition of leases and/or royalty interests.

At present, our current oil and gas projects consist of:

     - In Archer County, Texas, we are a 49% working interest ("WI") owner in a joint venture agreement where the joint venture has drilled and completed one well.

     - In Archer County, Texas, we have a 10% WI through a Farmout in 290 net, 320 gross acres with 5 wells. We are also the manager of Three Forks No. 1, LLC ("Three Forks No. 1") which owns 87% of the working interest in the Farmout acreage.

     - In Pottawatomie County, Oklahoma, we have a 25% WI in 290/290 net/gross acres upon which the first well was drilled in July 2013 and has now been completed and is being put into production.

     - The Five JAB project located in Southeast Texas - Southwest Louisiana where we have a non-operated 37.5% WI in 13 producing wells, 9 service wells and 14 additional wellbores and on October 1, 2013, we acquired an additional 37.5% WI in these same properties for a total of a 75% WI.

We intend to acquire additional acreage to drill in other areas where deemed attractive, though no such additional prospects have been identified at the time of this filing.

On September 7, 2012, we acquired working interests between 10.12% and 10.50% in 5 producing oil and gas wells along with mineral interests in proved undeveloped leaseholds totaling approximately 320 acres located in Weld County, Colorado valued at $1,477,990, as well as, a 76.25% working interest in undeveloped leaseholds totaling approximately 120 acres located in Morgan County, Colorado valued at $14,000 in exchange for the issuance of 700,000 shares of the Company's restricted common stock valued at $1,400,000 or $2.00 per share and the assumption of certain debt in the amount of $91,990. In addition, we were required to fund an escrow account in the amount of $55,000 for legal services that may occur over a three year period from the date of the acquisition until December 31, 2014. This escrow account at September 30, 2013 and December 31, 2012 has a balance of $55,122 and $55,081, respectively. On January 1, 2013, we sold our entire interest in these oil and gas properties located in Weld County, Colorado, for $1,600,000 in cash.

Our principal executive offices are located at 555 Eldorado Boulevard, Suite 100, Broomfield, Colorado and our telephone number is (303) 404-2160. We maintain a website at www.threeforksinc.com, such website is not incorporated into or a part of this filing.

CORPORATE STRUCTURE

The corporate structure is as follows:

                        ---------------------------------------------------------
                                          THREE FORKS, INC.
                                       (A Colorado Corporation)
                                  W. Edward Nichols - CEO, Director
                        ---------------------------------------------------------
                        /                              \                        \
                       /                                \                        \
                      /                                  \                        \
------------------------------------   --------------------------------   --------------------------------
     TFI OPERATING COMPANY, INC.
      (A Colorado Corporation)             THREE FORKS NO. 1, LLC              THREE FORKS LLC NO. 2
    (Wholly-owned subsidiary of              (A Colorado Limited                (A Colorado Limited
         Three Forks, Inc.)                   Liability Company)                 Liability Company)
       Charles Pollard, CEO               Three Forks, Inc., Manager         Three Forks, Inc., Manager
   (TFI Operating Company, Inc.             (the Company does not              (the Company does not
        has yet to commence                 own an equity interest)            own an equity interest)
         operations as of
       September 30, 2013)
------------------------------------   --------------------------------   --------------------------------

TFI Operating Company, Inc. ("TFI Operating") was incorporated in the state of Colorado on January 2, 2013 as Three Forks Operating Company, Inc. On February 8, 2013, it changed its name to TFI Operating Company, Inc. TFI Operating was established to handle and manage our exploration, drilling and production operations, including our Archer County, Texas Farmout. At September 30, 2013, TFI Operating did not have any assets and has yet to commence operations.

Three Forks No. 1 was organized in the State of Colorado on November 8, 2012. We are the manager of Three Forks No. 1 and we do not hold an equity interest in Three Forks No. 1. Three Forks No. 1 owns 87% of the working interest in the Archer County, Texas Farmout. As the manager of Three Forks No. 1, we handle and oversee the operations on the property in Archer County, Texas.

Mr. Lester Ranew, a director of the Company, holds a 6.81% equity interest in the Three Forks No. 1, LLC.

Three Forks LLC No. 2 (hereinafter "Three Forks No. 2") was organized in the State of Colorado on December 4, 2013. We are the manager of the Three Forks No. 2 and we do not hold an equity interest in Three Forks No. 2. Three Forks No. 2 has been organized to fund and handle the proposed drilling of additional wells in Archer County, Texas. At the time of this filing, Three Forks No. 2 does not have any assets and has yet to commence operations.

RECENT CONVERTIBLE DEBT OFFERING

In September 2013, we commenced a private offering of $2,000,000 Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% WI in the Five JABS property discussed above. These notes are due in September 2014 and are convertible into shares of our common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the secured convertible promissory note. The conversion of the convertible promissory notes into shares of our common stock could have a dilutive effect to the holdings of our existing shareholders.

The Secured Convertible Promissory Notes are secured by the Company's 75% of the right, title and working interest in 1,955 gross leasehold acres including 13 producing wells, 9 service wells and 14 additional wellbores located in the States of Texas and Louisiana, the Five JABS properties.

The offering was not fully subscribed and a total of $1,535,000 was raised. Tincup Oil and Gas, LLC of which Mr. Ranew, a director of the Company, is a member, holds a Secured Convertible Promissory Note for $250,000.

Separately and apart, two members of management agreed to make up the difference of the Secured Convertible Promissory Note Offering and the purchase price of Five JABS in a separate transaction with separate terms with the Company. Mr. Charles Pollard and Mr. Lester Ranew, officers and directors of the Company, in exchange for secured convertible promissory notes provided the Company with a total of $600,000 cash ($300,000 each). Mr. Pollard's and Mr. Ranew's notes have a due date of January 2, 2014 and allow for the conversion of the notes into common stock upon issuance. Their notes provide that in addition to having a due date of January 2, 2014, that at the due date they will each receive a $7,500 payment of fees and interest. If the notes are not paid at January 2, 2014, the Company is required to take immediate steps to liquidate the secured property and the due date will be extended to April 2, 2014. At January 2, 2014, the Company failed to make payment on the notes. At that time Mr. Pollard and Ranew each entered into an Extension and Waiver with the Company. The Extension and Waiver provides that the payment date shall be extended to April 2, 2014 and both holders have waived the provision that steps be taken to liquidate the secured property at this time. If payment is made at April 2, 2014, they will each receive a $15,000 payment of fees and interest. If the property has not been liquidated at such date, they will each be assigned an 11.25% interest in the Five JABS properties.

At September 30, 2013, the Company had a total of $2,135,000 in outstanding secured convertible promissory notes. These funds were used towards the purchase of the remaining 37.5% WI in the Five JABS property.

RECENT OIL AND GAS ACQUISITIONS

ARCHER COUNTY, TEXAS

On December 31, 2012, we entered into a Farmout Agreement with Holms Energy Development Corporation ("HEDC") to explore for oil, gas and methane production in Archer County, Texas ("the Farmout"). In order to maintain the Farmout we have to commence or cause to be commenced the drilling of at least 3 wells for oil and/or gas prior to March 31, 2013 and pay for the costs associated with our ownership of 100% of the working interest.

As such on December 31, 2012, we entered into a Purchase and Sale Agreement with Three Forks No. 1 whereby in consideration of Three Forks No. 1 undertaking and agreeing to pay its pro rata share of the costs associated with the drilling and completion of wells in Archer County, Texas, we initially assigned an 87% WI in the properties to Three Forks No. 1. Subsequently in 2013, we similarly assigned a 1%% WI in the Farmout to Three Forks No. 1 to each of Messrs. Walford, Young and Nichols, officers and directors of the Company and retained a 10% WI in the Farmout, with an additional back in after payout of 25%. At the time of this filing and as part of this Farmout, 5 wells have been drilled on the property.

POTTOWATOMIE COUNTY, OKLAHOMA

On April 8, 2013, we entered into a Participation Agreement with Blue Quail, Ltd. ("the Participation Agreement"). In exchange for an 80% Net Revenue Interest ("NRI") and a 25% WI in the Jim #1-33 Well, and as of September 30, 2013 we have paid $198,000. The Jim #1-33 Well is has been being drilled in Pottowatomie County, Oklahoma in the Bois D'Arc formation. The well has now been completed and is currently being put into production at the time of this filing.

FIVE JAB - LOUISIANA AND TEXAS

On February 27, 2013, we entered into a Purchase and Participation Agreement with Five JAB, Inc. ("the Purchase and Participation Agreement"). As part of the Purchase and Participation Agreement, we are to acquire a 75% of the right, title and working interest in 1,955.41 gross leasehold acres including 13 producing wells, 9 service wells and 14 additional wellbores in exchange for cash of $3.8 million. The Purchase and Participation Agreement also provides for our involvement in a development program that includes the drilling and completion of workovers and well optimizations of certain of the existing wells.

Therefore on June 30, 2013, we acquired a 37.5% WI in those oil and gas properties located in Louisiana and Texas totaling approximately 1,955.41 gross acres in exchange for $1,900,000 in cash as part of the Purchase and Participation Agreement. Further, this acquisition was subject to a reversionary event whereby we must acquire on September 1, 2013 the remaining 37.5% of the working interest in the properties for $1,900,000 in cash or we must return to the Seller the 37.5% working interest acquired on June 30, 2013. On August 28, 2013, the Company and Five JAB, Inc. agreed to extend the September 1, 2013 deadline to October 1, 2013, without prejudice and penalty. On October 1, 2013, the Company acquired the remaining 37.5% of working interest in the Five Jab, Inc. properties for $1,942,143 in cash plus assumed liabilities in the amount of $281,962.

Our acquisition of the 75% of working interest in the oil and gas properties has been accounted for as an acquisition for accounting purposes.

AREAS OF INTEREST AND PROPERTY

ARCHER COUNTY, TEXAS

We have a 10% WI in a completed well that is currently producing from the Ellenburger formation at approximately 4,900 feet. In late 2012, we entered into a Farmout Agreement with the lease owner to develop the balance of the 320 acres of property. We transferred the Farmout to Three Forks No. 1 to develop the 320 acres. We retained a 10% WI in these wells with a provision for a back-in of an additional 25%, after payout to the equity holders of Three Forks No.1. After payout, we will then own a 35% WI in the wells.

In late March 2013, 3-D seismic was shot across the property which revealed that three Ellenburger highs exist on the acreage. The Ellenburger formation is considered to be a part of the Bend Arch-Fort Worth Basin. Ellenburger Group carbonate rocks represent a broad epeiric carbonate platform covering most of Texas during the Early ORDOVICIAN period. The formation is a resultant of a pronounced drop in SEA LEVEL sometime between Late Ordovician and Mississippian time resulted in prolonged platform exposure.

In addition to the Ellenburger formation, the Caddo, Odom, Conglomerate, Gardner, KMA, Gunsight, 600' Sand and the 400' Sand are all productive or prospective on this lease. Due to active water drive reservoirs in most of these formations, limited stimulation work will occur for these wells. The Ellenburger formation has not been developed in the immediate vicinity of the wells and will more than likely be a new field discovery, if proven productive in the field work.

We intend to drill a minimum of nine wells to fully develop the reserve potential on this lease and Three Forks No. 1, has paid $1.8 million in capital for drilling and completion costs and about $200,000, for 3D seismic and facilities.




                   PLEASE SEE PHOTO ATTACHED AS EXHIBIT 99.1.





In August 2013, the Company had successfully drilled five wells.

Three of the drilled wells are in varying stages of completion. The G. A. Jennings "BB" #104 has been perforated and flow tested in the KMA interval. It tested 9 BOPD and 17 BWPD for 24 hours prior to a fracture treatment on August 13, 2013, wherein 60,000 lbs. of sand were pumped under pressure to stimulate the well and increase the well's overall flow rate. Final test data and reporting is pending well flow back results. The G. A. Jennings "BB" #103 tested oil from the Ellenburger formation at non-commercial rates. The well was acidized to improve flow with only limited success. The well has since been perforated in the Caddo and Bend and tested for 27 BOPD and 153 BWPD. In September 2013, we completed the G.A. Jennings #105 well with an initial potential test of 38 BOPD with a 58 BWPD from the Ellenburger formation following an acid treatment. A fourth well - the #105 - is being drilled. Well completion work in the #101 and #102 wells will follow the current well work.

One additional well is currently being permitted. We plan to drill up to nine wells with an average well expected to initially test for 25-50 BOPD.

Capital expenditures ("Capex") on this project is $3.0 million. As of September 30, 2013, a total of $1.9 million has been invested for drilling and well completion work, $50,000 for seismic acquisition, processing and interpretation, and $250,000 for equipment including approximately $220,000 in total costs incurred by the Company.

PINK PROJECT, POTTAWATOMIE COUNTY, OKLAHOMA

We entered into a Participation Agreement with Blue Quail Ltd. of Chandler, Oklahoma to participate with a 25% WI in up to six wells in a multiple pay area within the Morvin Oilfield where the predominate production has been from the Bois d'Arc member of the Hunton Lime. Additional pay intervals in the area include the Red Forks Sand, Misener Sand, Viola Lime, Simpson Dolomite, and the 1st and 2nd Wilcox Sands.

Drilling operations began in early April with the geologist, driller and operator (Blue Quail Ltd) each taking a 25% WI. Well number one has been drilled and logged and completed. Facilities for this well have been installed and the well is pumping to the permanent facilities at an estimated 30 BOPD and 60 BWPD.






                   PLEASE SEE PHOTO ATTACHED AS EXHIBIT 99.2.


The Jim #1-33 well is located in a multiple pay area within the Morvin Oilfield. It contained 22 feet of microlog permeability in the Hunton Bois D'Arc interval. Additional producing intervals in the area include the Red Forks Sand, Misener Sand, Viola Lime, Simpson Dolomite, and the 1st and 2nd Wilcox Sands.

As of September 30, 2013, we have spent $198,000 on the Pink Project with a total 2013 capex projected at approximately $1.2 million.

FIVE JAB - EVANGELINE/ST. MARY'S PARISHES, LOUISIANA AND MONTGOMERY/TYLER COUNTY, TEXAS

In June 2013, we acquired 37.5% WI and the remaining 37.5% WI effective September 1, 2013 for a total of 75% WI in 27 producing/9 service wells in Texas and Louisiana currently operated by Five JAB, Inc. out of Tomball, Texas, in exchange for $3,842,143 in cash plus the assumption of liabilities in the amount of $281,962. The remaining 25% WI is owned by Five, JAB, Inc. and other non-affiliated owners. The properties currently produce 100 BOPD and 50 MCFPD.

We have agreed to capital spending in 2013 of $1.25 million for 11 workovers. We expect to spend a total of $5 million for these projects.

Spread across Montgomery, Jasper and Tyler Counties in Texas and the Evangeline and St. Mary Parishes in Louisiana, these wells are located in the Gulf Coast Upper Jurassic-Cretaceous-Tertiary province. This province extends on shore and off shore in the states of Texas, Louisiana, Mississippi and Florida. The multiple conventional plays make up the geological success of the area. The Five Jab properties are all located on shore.

COMPETITION, MARKETS, REGULATION AND TAXATION

COMPETITION.

There are a large number of companies and individuals engaged in the exploration for minerals and oil and gas; accordingly, there is a high degree of competition for desirable properties. Almost all of the companies and individuals so engaged have substantially greater technical and financial resources than we do.

MARKETS.

The availability of a ready market for oil and gas discovered, if any, will depend on numerous factors beyond our control, including the proximity and capacity of refineries, pipelines, and the effect of state regulation of production and of federal regulations of products sold in interstate commerce, and recent intrastate sales. The market price of oil and gas are volatile and beyond our control. The market for natural gas is also unsettled, and gas prices have increased dramatically in the past four years with substantial fluctuation, seasonally and annually.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase our gas production, there is no assurance that we will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There presently exists an oversupply of gas in the certain areas of the marketplace due to pipeline capacity, the extent and duration of which is not known. Such oversupply may result in restrictions of purchases by principal gas pipeline purchasers.

EFFECT OF CHANGING INDUSTRY CONDITIONS ON DRILLING ACTIVITY.

Lower oil and gas prices have caused a decline in drilling activity in the U.S. from time to time. However, such reduced activity has also resulted in a decline in drilling costs, lease acquisition costs and equipment costs, and an improvement in the terms under which drilling prospects are generally available. We cannot predict what oil and gas prices will be in the future and what effect those prices may have on drilling activity in general, or on our ability to generate economic drilling prospects and to raise the necessary funds with which to drill them.

FEDERAL REGULATIONS.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL CONSIDERATION.

Oil and Gas: The oil and gas business in the United States is subject to regulation by both federal and state authorities, particularly with respect to pricing, allowable rates of production, marketing and environmental matters.

The production of crude oil and gas has, in recent years, been the subject of increasing state and federal controls. No assurance can be given that newly imposed or changed federal laws will not adversely affect the economic viability of any oil and gas properties we may acquire in the future. Federal income and "windfall profit" taxes have in the past affected the economic viability of such properties.

The above paragraphs only give a brief overview of potential state and federal regulations. Because we have only acquired specific properties, and because of the wide range of activities in which we may participate, it is impossible to set forth in detail the potential impact federal and state regulations may have on us.

COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS.

Our operations are subject to local, state and federal laws and regulations governing environmental quality and pollution control. To date our compliance with these regulations has had no material effect on our operations, capital, earnings, or competitive position, and the cost of such compliance has not been material. We are unable to assess or predict at this time what effect additional regulations or legislation could have on our activities.

THE DEPARTMENT OF ENERGY.

The Department of Energy Organization Act (Pub. L. No. 95-91) became effective October 1, 1977. Under this Act various agencies, including the Federal Energy Administration (FEA) and the Federal Power Commission (FPC), have been consolidated to constitute the cabinet-level Department of Energy (DOE). The Economic Regulatory Administration (ERA), a semi-independent administration within the DOE, now administers most of the regulatory programs formerly managed by the FEA, including oil pricing and allocation. The Federal Energy Regulatory Commission (FERC), an independent agency within the DOE, has assumed the FPC's responsibility for natural gas regulation.

REGULATION AND PRICING OF NATURAL GAS.

Our operations may be subject to the jurisdiction of the Federal Energy Regulatory Commission (FERC) with respect to the sale of natural gas for resale in interstate and intrastate commerce. State regulatory agencies may exercise or attempt to exercise similar powers with respect to intrastate sales of gas.
Because of its complexity and broad scope, the price impact of future legislation on the operation of us cannot be determined at this time.

STATE REGULATIONS.

Our production of oil and gas, if any, will be subject to regulation by state regulatory authorities in the states in which we may produce oil and gas. In general, these regulatory authorities are empowered to make and enforce regulations to prevent waste of oil and gas and to protect correlative rights and opportunities to produce oil and gas as between owners of a common reservoir. Some regulatory authorities may also regulate the amount of oil and gas produced by assigning allowable rates of production.

PROPOSED LEGISLATION.

A number of legislative proposals have been and probably will continue to be introduced in Congress and in the legislatures of various states, which, if enacted, would significantly affect the petroleum industries. Such proposals and executive actions involve, among other things, the imposition of land use controls such as prohibiting drilling activities on certain federal and state lands in roadless wilderness areas. At present, it is impossible to predict what proposals, if any, will actually be enacted by Congress or the various state legislatures and what effect, if any, such proposals will have.

ENVIRONMENTAL LAWS.

Oil and gas exploration and development are specifically subject to existing federal and state laws and regulations governing environmental quality and pollution control. Such laws and regulations may substantially increase the costs of exploring for, developing, or producing oil and gas and may prevent or delay the commencement or continuation of a given operation.

All of our operations involving the exploration for or the production of any minerals are subject to existing laws and regulations relating to exploration procedures, safety precautions, employee health and safety, air quality standards, pollution of stream and fresh water sources, odor, noise, dust, and other environmental protection controls adopted by federal, state and local governmental authorities as well as the right of adjoining property owners. We may be required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of minerals may have upon the environment. All requirements imposed by any such authorities may be costly, time consuming, and may delay commencement or continuation of exploration or production operations.

It may be anticipated that future legislation will significantly emphasize the protection of the environment, and that, as a consequence, our activities may be more closely regulated to further the cause of environmental protection. Such legislation, as well as future interpretation of existing laws, may require substantial increases in equipment and operating costs to us and delays, interruptions, or a termination of operations, the extent to which cannot now be predicted.

TITLE TO PROPERTIES.

We are not the record owner of our interest in our properties and rely instead on contracts with the owner or operator of the property, pursuant to which, among other things, we have the right to have our interest placed of record. As is customary in the oil and gas industry, a preliminary title examination will be conducted at the time unproved properties or interests are acquired by us. Prior to commencement of drilling operations on such acreage and prior to the acquisition of proved properties, we will conduct a title examination and attempt to remedy extremely significant defects before proceeding with operations or the acquisition of proved properties, as we may deem appropriate.

Our properties are subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. Although we are not aware of any material title defects or disputes with respect to its undeveloped acreage, to the extent such defects or disputes exist, we would suffer title failures.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements.

NUMBER OF PERSONS EMPLOYED

As of December 31, 2013, we have 6 full-time employees and 4 independent consultants.

DESCRIPTION OF PROPERTIES/ASSETS

         Real Estate                        None

         Oil and Gas Properties             See below.

         Patents                            None

         Trademarks                         None

As is customary in the oil and natural gas industry, we generally conduct a preliminary title examination prior to the acquisition of properties or leasehold interests. Prior to commencement of operations on such acreage, a thorough title examination will usually be conducted and any significant defects will be remedied before proceeding with operations. We believe the title to our leasehold properties is good, defensible and customary with practices in the oil and natural gas industry, subject to such exceptions that we believe do not materially detract from the use of such properties. With respect to our properties of which we are not the record owner, we rely instead on contracts with the owner or operator of the property or assignment of leases, pursuant to which, among other things, we generally have the right to have our interest placed on record.

Our properties are generally subject to royalty, overriding royalty and other interests customary in the industry, liens incident to agreements, current taxes and other burdens, minor encumbrances, easements and restrictions. We do not believe any of these burdens will materially interfere with our use of these properties.

SUMMARY OF OIL AND NATURAL GAS RESERVES

PROVED DEVELOPED RESERVES AND PROVED UNDEVELOPED RESERVES

As of December 31, 2012, our reserves were solely attributable to our interest in properties in Weld County, Colorado acquired on September 7, 2012 and which were sold with an effective date of January 1, 2013 for $1.6 million in cash and these properties were recorded on the balance sheet of the Company in accordance with Topic 205 of the Codification as property held for sale. Therefore, the Company did not disclose these properties in our financial statements as unaudited supplemental information relating to oil and natural gas producing activities since these properties were not considered part of the Company's amortizable base under the full cost method of accounting followed by the Company.

On February 8, 2013, we received a Reserves Report for the Five JAB properties as part of our due diligence work for the property acquisition. The report is for 8/8ths reserves of which we purchased 37.5% WI effective September 1, 2013 and an additional 37.5% WI on October 1, 2013 for a total of 75% WI. See "Financial Statement and Exhibits."

The reserves quantities as of September 30, 2013, that represent a 75% WI in the Five Jab properties are estimated as follows:

                                                        Reserves
                                             --------------------------------
Estimated Proved Reserves Data:                   Oil         Natural Gas
                                                (MBbls)         (MMScf)
                                             -------------- -----------------
Proved developed reserves                           353.00             20.00
Proved undeveloped reserves                              0                 0
                                             -------------- -----------------
Total proved reserves                               353.00             20.00
                                             ============== =================

Estimates of proved developed and undeveloped reserves are inherently imprecise and are continually subject to revision based on production history, results of additional exploration and development, price changes and other factors. See "Qualifications of Technical Persons and Internal Controls Over Reserves Estimation Process."

QUALIFICATIONS   OF  TECHNICAL  PERSONS  AND  INTERNAL  CONTROLS  OVER  RESERVES
ESTIMATION PROCESS

The reserve report for the Five JAB acquisition was prepared for us on February 8, 2013, by Ralph E. Davis Associates, Inc, ("RED") as part of our acquisition due diligence work. RED estimated, in accordance with petroleum engineering and evaluation principles set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information promulgated by the Society of Petroleum Engineers ("SPE Standards") and definitions and guidelines established by the SEC, 100% of the proved reserve information for our onshore properties as of December 31, 2012.

The technical persons responsible for preparing the reserves estimates presented herein meet the requirements regarding qualifications, independence, objectivity and confidentiality set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Natural Gas Reserves Information promulgated by the Society of Petroleum Engineers.

The principal person at RED who prepared the reserve report is Mr. David G. Cole. Mr. Cole has been a practicing petroleum engineer at RED since December 2011. Mr. Cole has over 25 years of practical experience in petroleum engineering, with over 25 years of experience in the estimation and evaluation of reserves. He graduated from Texas A&M University in 1987 with a Bachelors of Science in Petroleum Engineering.

Mr. Charles Pollard, the Company's President and Chief Operating Officer, is primarily responsible for the determination of and the presentation of the reserves presented by the Company.

We have an internal staff of geoscience professionals who worked closely with our independent petroleum engineering firms to ensure the integrity, accuracy and timeliness of data furnished to them in their reserves estimation process. The technical team consulted regularly with RED. We review with them our properties and to discuss methods and assumptions used in their preparation of the fiscal year-end reserves estimates. While we have no formal committee specifically designated to review reserves reporting and the reserves estimation process, a copy RED's reserve reports are reviewed with representatives of RED and our internal technical staff before we disseminate any of the information is disseminated. Additionally, our senior management reviews and approved the RED reserve report and any internally estimated significant changes to the proved reserves on an annual basis.

Estimates of oil and natural gas reserves are projections based on a process involving an independent third party engineering firm's collection of all required geologic, geophysical, engineering and economic data, and such firm's complete external preparation of all required estimates and are forward-looking in nature. These reports rely upon various assumptions, including assumptions required by the SEC, such as constant oil and natural gas prices, operating expenses and future capital costs. The process also requires assumptions relating to availability of funds and timing of capital expenditures for development of our proved undeveloped reserves. These reports should not be construed as the current market value of our reserves. The process of estimating oil and natural gas reserves is also dependent on geological, engineering and economic data for each reservoir. Because of the uncertainties inherent in the interpretation of this data, we cannot be certain that the reserves will ultimately be realized. Our actual results could differ materially. See "Note 12 -- Supplemental Information Relating to Oil and Natural Gas Producing Activities (Unaudited)" to our financial statements for additional information regarding our oil and natural gas reserves.

Under SEC rules, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. The term "reasonable certainty" implies a high degree of confidence that the quantities of oil and/or natural gas actually recovered will equal or exceed the estimate. To achieve reasonable certainty, RED employs technologies consistent with the standards established by the Society of Petroleum Engineers. The technologies and economic data used in the estimation of our proved reserves include, but are not limited to, well logs, geologic maps and available downhole and production data, seismic data and well test data.

SUMMARY OF OIL AND NATURAL GAS PROPERTIES AND PROJECTS

PRODUCTION, PRICE AND COST HISTORY

During the period of March 28, 2012 (inception) through December 31, 2012, we recognized a total of $1,105,441 in revenues from oil and gas sales of which $1,026,715 was from the Five Jab properties, our predecessor, and $78,726 from the properties in Weld County, CO. The $1,026,715 in sales from the Five Jab properties was a result of the sale of 10,402 barrels of oil at an average price of $105 per barrel and 2,393 Mcf of natural gas at an average price of $3.77 per MCF and $78,726 in sales from the Weld county properties was a result of the sale of 891 barrels of oil at an average price of $83 per barrel and 1,371 Mcf of natural gas at an average price of $3.50 per MCF. Average production cost was $46 per BOE. During the nine months ended September 30, 2013, we recognized a total of $1,898,134 in revenues from oil and gas sales from the Five Jab properties ($1,664,976 was from our predecessor) that was a result of the sale of 17,533 barrels of oil (15,360 was from our predecessor) at an average price of $106 per barrel and 8,163 Mcf of natural gas (7,676 was from our predecessor) at an average price of $3.95 per MCF. Average production cost was $37 per BOE.

DEVELOPED AND UNDEVELOPED ACREAGE

The following table presents our total gross and net developed and undeveloped acreage by region as of September 30, 2013:

                              Developed Acres         Undeveloped Acres
                        -------------------------- -------------------------
                          Gross (1)      Net(2)        Gross         Net
                        ------------- ------------ ------------- -----------
Archer County, Texas          100.00        90.00           220         200
Texas/Louisiana             1,955.41       733.28             -           -
Pottawatomie, Oklahoma        160.00        40.00           160          40
                        ------------- ------------ ------------- -----------
TOTAL                       2,215.41       863.28           380         240
                        ============= ============ ============= ===========

     (1) "Gross" means the total number of acres in which we have a working interest.

     (2) "Net" means the sum of the fractional working interests that we own in gross acres.

Our net  developed  acreage is  concentrated  primarily  in Texas and  Louisiana
(95.36%). Our net undeveloped acreage is concentrated primarily in Texas (83.33%) and Oklahoma (16.66%). The majority our net undeveloped acreage is held by production and therefore is not subject to lease expiration terms.

PRODUCTIVE WELLS

The following table presents the total gross and net productive wells by area and by oil completion as of September 30, 2013:


                                                       Oil Wells
                                           ----------------------------------
                                              Gross (1)          Net(2)
                                           ---------------- -----------------
Archer County, Texas                              6               0.99
Texas, Louisiana                                 36              13.50
Pottawatomie, Oklahoma                            1               0.25
                                           ---------------- -----------------
TOTAL                                            43              14.74
                                           ================ =================

     (1) "Gross" means the total number of wells in which we have a working interest.

     (2) "Net" means the sum of the fractional working interest that we own in gross wells.

DRILLING ACTIVITY

Our operational activities are focused on drilling and developing our properties under lease.

ARCHER COUNTY

In June 2013, the Company had successfully drilled five wells and was in the process of testing oil from the Ellenburger formation.

Three of the wells are in varying stages of completion. None of the wells were dry holes. The G. A. Jennings "BB" #104 has been perforated and flow tested in the KMA interval. It tested 9 BOPD and 17 BWPD for 24 hours prior to a fracture treatment on August 13, 2013, wherein 60,000 lbs. of sand were pumped under pressure to stimulate the well and increase the well's overall flow rate. Final test data and reporting is pending well flow back results. The G. A. Jennings "BB" #103 tested oil from the Ellenburger formation at non-commercial rates. The well was acidized to improve flow with only limited success. The well has since been perforated in the Caddo and Bend formations with oil and gas flow following this work. The well is scheduled for an acid treatment later this month. Well completion work in the #101 and #102 wells will follow the current well work. In September 2013, we completed drilling on a fourth well, #105 and recently, completed an initial potential test of 38 BOPD with a 58 BWPD on the well.

One additional well is currently being permitted. We plan to drill up to nine wells with an average well expected to initially test for 25-50 BOPD.

PINK PROJECT, POTTAWATOMIE COUNTY, OKLAHOMA

Drilling operations began in early April with the geologist, driller and operator (Blue Quail Ltd) each taking a 25% WI. Well number one has been drilled and logged and completed. Facilities for this well have been installed and the well is pumping to the permanent facilities at an estimated rate of 30 BOPD and 60 BWPD.

PLAN OF OPERATIONS

------------------  ------------------------------------------------------------
 4th Quarter 2013   o  Drill and complete 4-5 additional wells in Archer County;
                    o  Drill and complete 2-3 additional wells in Oklahoma;
                    o  10-11 well workovers in Five JAB projects
------------------  ------------------------------------------------------------
 1st Quarter 2014   o  Drill and complete 6-8 wells in new development areas
------------------  ------------------------------------------------------------
 2nd Quarter 2014   o  Drill and complete 6-8 wells in new development  areas
------------------  ------------------------------------------------------------

Our Budget for operations in the next year is as follows:


Working Capital                                             $3,000,000
Drilling and Development of Five JAB Wells                  $1,500,000
Targeted Acquisition                                        $7,000,000
Drilling and Development of new areas                       $2,000,000
Fees, commissions and general expenses                      $1,500,000
                                                  ---------------------
                                                           $15,000,000

The Company may change any or all of the budget categories in the execution of its business model. None of the line items are to be considered fixed or unchangeable. The Company may need substantial additional capital to support its budget. We have recognized minimal revenues from our operational activities prior to June 30, 2013. During the three months ended September 30, 2013, we did recognize $581,762 in revenue from oil and gas sales..

We have conducted a Private Offering of shares of our restricted common stock for capital. We intend to raise up to $15 million in the next twelve months with a structure not yet determined in debt or equity. As of September 30, 2013, the Company had sold approximately 2,000,000 shares of its common stock, raising a total of approximately $7,000,000. We cannot give any assurances that we will be able to raise the full $15,000,000 to fund the budget. Further, we will need to raise additional funds to support not only our expected budget, but our continued operations. We cannot make any assurances that we will be able to raise such funds or whether we would be able to raise such funds with terms that are favorable to us.

In September 2013, we commenced a private offering of $2,000,000 Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% WI in the Five JABS property discussed above. These notes are due in September 2014 and are convertible into shares of our common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the secured convertible promissory note. The offering was not fully subscribed and a total of $1,535,000 was raised.

Separately and apart, two members of management agreed to make up the difference of the Secured Convertible Promissory Note Offering and the purchase price of Five JABS in a separate transaction with separate terms with the Company. Mr. Charles Pollard and Mr. Lester Ranew, officers and directors of the Company, in exchange for secured convertible promissory notes provided the Company with a total of $600,000 cash ($300,000 each).

At September 30, 2013, the Company had a total of $2,135,000 in outstanding secured convertible promissory notes. These funds were used towards the purchase of the remaining 37.5% WI in the Five JABS property.

Based on our current cash reserves of $2,033,179 as of September 30, 2013, we have the cash for an operational budget of six months. We have generated minimal and sporadic revenues to date and prior to June 30, 2013 such revenues were generated by properties we sold on January 1, 2013. During the three months ended September 30, 2013, we generated revenues of $629,762. If we are unable to generate enough revenue, through our other subsidiaries, to cover our operational costs, we will need to seek additional sources of funds. Currently, we have NO committed source for any funds as of date hereof. No representation is made that any funds will be available when needed. In the event funds cannot be raised if and when needed, we may not be able to carry out our business plan and could fail in business as a result of these uncertainties.

The independent registered public accounting firm's report on our financial statements as of December 31, 2012, includes a "going concern" explanatory paragraph that describes substantial doubt about our ability to continue as a going concern.

ITEM 1A.  RISK FACTORS
----------------------

                           FORWARD LOOKING STATEMENTS

THIS REGISTRATION STATEMENT INCLUDES FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, STATEMENTS RELATING TO OUR PLANS, STRATEGIES, OBJECTIVES, EXPECTATIONS, INTENTIONS AND ADEQUACY OF RESOURCES. THESE FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES, AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THE FORWARD-LOOKING STATEMENTS. THESE FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: ABILITY OF US TO IMPLEMENT OUR BUSINESS STRATEGY; ABILITY TO OBTAIN ADDITIONAL FINANCING; OUR LIMITED OPERATING HISTORY; UNKNOWN LIABILITIES ASSOCIATED WITH FUTURE ACQUISITIONS; ABILITY TO MANAGE GROWTH; SIGNIFICANT COMPETITION; ABILITY TO ATTRACT AND RETAIN TALENTED EMPLOYEES; AND FUTURE GOVERNMENT REGULATIONS; AND OTHER FACTORS DESCRIBED IN THIS REGISTRATION STATEMENT OR IN OTHER OF OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION. WE ARE UNDER NO OBLIGATION, TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

                      RISK FACTORS RELATING TO OUR COMPANY

OUR BUSINESS HAS AN OPERATING HISTORY OF ONLY A YEAR AND A HALF AND IS UNPROVEN AND THEREFORE RISKY.

We have only recently begun operations under the business plan discussed herein. Stockholders should be made aware of the risk and difficulties encountered by a new enterprise in the oil and gas industry, especially in view of the intense competition from existing businesses in the industry.

WE HAVE A LACK OF REVENUE HISTORY AND STOCKHOLDERS CANNOT VIEW OUR PAST PERFORMANCE SINCE WE HAVE A LIMITED OPERATING HISTORY.

We were incorporated on March 28, 2012 for the purpose of engaging in any lawful business and have adopted a plan to engage the acquisition, exploration, and if warranted, development of natural resource properties. During the period of inception March 28, 2012 (inception) through December 31, 2013, we did recognize revenues of $78,726 from the operations of our properties in Weld County, Colorado, which were sold in January 2013, as well as, recognize revenues of $1,026,715 through our predecessor from the operations of the Five Jab properties. We recognized revenues during the nine months ended September 30,

2013 of $2,010,134 of which $1,664,076 were revenues through our predecessor from the operations of the Five Jab properties. We are not profitable. We must be regarded as a new venture with all of the unforeseen costs, expenses, problems, risks and difficulties to which such ventures are subject.

WE ARE NOT DIVERSIFIED AND WE WILL BE DEPENDENT ON ONLY ONE BUSINESS.

Because of the limited financial resources that we have, it is unlikely that we will be able to diversify our operations. Our probable inability to diversify our activities into more than one area will subject us to economic fluctuations within the energy industry and therefore increase the risks associated with our operations due to lack of diversification.

WE CAN GIVE NO ASSURANCE OF SUCCESS OR PROFITABILITY TO OUR STOCKHOLDERS.

There is no assurance that we will ever operate profitably. There is no assurance that we will generate revenues or profits, or that the market price of our common stock will be increased thereby.

WE MAY HAVE A SHORTAGE OF WORKING CAPITAL IN THE FUTURE WHICH COULD JEOPARDIZE OUR ABILITY TO CARRY OUT OUR BUSINESS PLAN.

Our  capital  needs  consist   primarily  of  expenses   related  to  geological
evaluation, general and administrative and exploration and workover participation and could exceed $15,000,000 in the next twelve months. Such funds are not currently committed, and we have cash of approximately $748,000 as of the date of this filing.

If we find oil and gas reserves to exist on a prospect, we will need substantial additional financing to fund the necessary exploration and development work. Furthermore, if the results of that exploration and development work are successful, we will need substantial additional funds for continued development. There is no assurance that we will be successful in obtaining any financing. These various financing alternatives may dilute the interest of our stockholders and/or reduce our interest in the properties.

WE WILL NEED ADDITIONAL FINANCING FOR WHICH WE HAVE NO COMMITMENTS, AND THIS MAY JEOPARDIZE EXECUTION OF OUR BUSINESS PLAN.

We have limited funds, and such funds may not be adequate to carryout the business plan in the oil and gas industry. Our ultimate success depends upon our ability to raise additional capital. We have not investigated the availability, source, or terms that might govern the acquisition of additional capital and will not do so until it determines a need for additional financing. If we need additional capital, we have no assurance that funds will be available from any source or, if available, that they can be obtained on terms acceptable to us. If not available, our operations will be limited to those that can be financed with our modest capital.

WE MAY IN THE FUTURE ISSUE MORE SHARES WHICH COULD CAUSE A LOSS OF CONTROL BY OUR PRESENT MANAGEMENT AND CURRENT STOCKHOLDERS.

We may issue further shares as consideration for the cash or assets or services out of our authorized but unissued common stock that would, upon issuance, represent a majority of the voting power and equity of our Company. The result of such an issuance would be those new stockholders and management would control our Company, and persons unknown could replace our management at this time. Such an occurrence would result in a greatly reduced percentage of ownership of our Company by our current stockholders, which could present significant risks to stockholders.

WE HAVE SECURED CONVERTIBLE DEBT WHICH IS CONVERTIBLE INTO OUR COMMON STOCK. A CONVERSION OF SUCH DEBT COULD HAVE A DILUTIVE EFFECT TO EXISTING SHAREHOLDERS.

At October 10, 2013, we have outstanding secured convertible promissory notes totaling $2,135,000. These notes are due starting in January 2014 through September 2014 and are convertible into shares of our common stock in whole or in part at a conversion price of $3.60 per share. The conversion of the convertible promissory notes into shares of our common stock could have a dilutive effect to the holdings of our existing shareholders.

The Secured Convertible Promissory Notes are secured by the Company's 75% of the right, title and working interest in 1,955 gross leasehold acres including 13 producing wells, 9 service wells and 14 additional wellbores located in the States of Texas and Louisiana, the Five Jabs properties.

MR. POLLARD AND MR. RANEW, OFFICERS AND DIRECTORS OF THE COMPANY ARE HOLDERS OF $600,000 OF THE SECURED CONVERTIBLE PROMISSORY NOTES AT TERMS DIFFERENT THAN THOSE OF NON-AFFILIATED SECURED CONVERTIBLE PROMISSORY NOTE HOLDERS. A FAILURE TO MEET THE TERMS OF SUCH DEBT, COULD RESULT IN THEM TAKING OWNERSHIP OF PART OF THE ASSETS SECURING SUCH ASSETS.

Mr. Charles Pollard and Mr. Ranew, officers and directors of the Company, hold $600,000 of the Secured Convertible Promissory Notes ($300,000 each).

Separately and after the secured promissory note offering in September 2013, Pollard and Ranew agreed to make up the difference of the Secured Convertible Promissory Note Offering and the purchase price of Five JABS in a separate transaction with separate terms with the Company. Mr. Pollard and Mr. Ranew in exchange for secured convertible promissory notes provided the Company with a total of $600,000 cash ($300,000 each). Their notes are due on January 2, 2014 and provide for conversion into shares of common stock at any time.

Mr. Pollard's and Ranew's notes provide that in addition to having a due date of January 2, 2014, that at the due date they will each receive a $7,500 payment of fees and interest. If the notes are not paid at January 2, 2014, the Company is required to take immediate steps to liquidate the secured property and the due date will be extended to April 2, 2014. At January 2, 2014, the Company failed to make payment on the notes. At that time Mr. Pollard and Ranew each entered into an Extension and Waiver with the Company. The Extension and Waiver provides that the payment date shall be extended to April 2, 2014 and both holders have waived the provision that steps be taken to liquidate the secured property at this time. If payment is made at April 2, 2014, they will each receive a $15,000 payment of fees and interest. If the property has not been liquidated at April 2, 2014, they will each be assigned an 11.25% interest in the Five JABS properties.

In addition, Tincup Oil and Gas, LLC, of which Mr. Ranew is a member of, holds a Secured Convertible Promissory Note of $250,000 as part of the September 2013 Secured Convertible Promissory Note Offering.

WE HAVE AUTHORIZED AND DESIGNATED A CLASS A PREFERRED CONVERTIBLE STOCK, WHICH HAVING VOTING RIGHTS EQUIVALENT TO OUR COMMON STOCK.

Class A Preferred Convertible Stock (the "Class A Preferred Stock") of which 500,000 shares of preferred stock have been authorized for the class and the shares have a deemed purchase price at $4.50 per share. The Class A Preferred Stock are to have voting rights equivalent to their conversion rate, one (1) share of Class A Preferred Stock equals one (1) share of common stock. At this time, no shares of the Class A Preferred Stock have been issued.

Holders of the Class A Preferred Stock would have the ability equal to that of our common stockholders to vote in any vote of the common stockholders. The Class A Preferred Stock would have a voting equivalent of 4.3%, if issued at this time.

WE HAVE OPTIONS AND WARRANTS ISSUED AND OUTSTANDING WHICH ARE CONVERTIBLE INTO OUR COMMON STOCK. A CONVERSION OF SUCH EQUITY INSTRUMENTS COULD HAVE A DILUTIVE EFFECT TO EXISTING STOCKHOLDERS.

As of September 30, 2013, we have options and warrants issued and outstanding exercisable into 4,450,000 shares of our common stock at ranges from $0.10 to $3.00 per share. The options and warrants are exercisable in whole or in part.

The exercise of the options and warrants into shares of our common stock could have a dilutive effect to the holdings of our existing stockholders.

OUR OFFICERS AND DIRECTORS MAY HAVE CONFLICTS OF INTERESTS AS TO CORPORATE OPPORTUNITIES WHICH WE MAY NOT BE ABLE OR ALLOWED TO PARTICIPATE IN.

Presently there is no requirement contained in our Articles of Incorporation, Bylaws, or minutes which requires officers and directors of our business to disclose to us business opportunities which come to their attention. Our officers and directors do, however, have a fiduciary duty of loyalty to us to disclose to us any business opportunities which come to their attention, in their capacity as an officer and/or director or otherwise. Excluded from this duty would be opportunities which the person learns about through his involvement as an officer and director of another company. We have no intention of merging with or acquiring a business opportunity from any affiliate or officer or director.

WE HAVE AGREED TO INDEMNIFICATION OF OFFICERS AND DIRECTORS AS IS PROVIDED BY COLORADO STATUTES.

Colorado Statutes provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities our behalf. We will also bear the expenses of such litigation for any of our directors, officers, employees, or agents, upon such person's promise to repay us therefore if it is ultimately determined that any such person shall not have been entitled to indemnification. This indemnification policy could result in substantial expenditures by us that we will be unable to recoup.

OUR DIRECTORS' LIABILITY TO US AND STOCKHOLDERS IS LIMITED

Colorado Statutes exclude personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty except in certain specified circumstances. Accordingly, we will have a much more limited right of action against our directors that otherwise would be the case. This provision does not affect the liability of any director under federal or applicable state securities laws.


                      RISK FACTORS RELATING TO OUR BUSINESS

OUR BUSINESS, THE OIL AND GAS BUSINESS HAS NUMEROUS RISKS WHICH COULD RENDER US UNSUCCESSFUL.

The search for new oil and gas reserves frequently results in unprofitable efforts, not only from dry holes, but also from wells which, though productive, will not produce oil or gas in sufficient quantities to return a profit on the costs incurred. There is no assurance we will find or produce oil or gas from any of the undeveloped acreage farmed out to us or which may be acquired by us, nor are there any assurances that if we ever obtain any production it will be profitable. (See "Business and Properties")

WE HAVE SUBSTANTIAL COMPETITORS WHO HAVE AN ADVANTAGE OVER US IN RESOURCES AND MANAGEMENT.

We are and will continue to be an insignificant participant in the oil and gas business. Most of our competitors have significantly greater financial resources, technical expertise and managerial capabilities than us and, consequently, we will be at a competitive disadvantage in identifying and developing or exploring suitable prospects. Competitor's resources could overwhelm our restricted efforts to acquire and explore oil and gas prospects and cause failure of our business plan.

WE WILL BE SUBJECT TO ALL OF THE MARKET FORCES IN THE ENERGY BUSINESS, MANY OF WHICH COULD POSE A SIGNIFICANT RISK TO OUR OPERATIONS.

The marketing of natural gas and oil which may be produced by our prospects will be affected by a number of factors beyond our control. These factors include the extent of the supply of oil or gas in the market, the availability of competitive fuels, crude oil imports, the world-wide political situation, price regulation, and other factors. Current economic and market conditions have created dramatic fluctuations in oil prices. Any significant decrease in the market prices of oil and gas could materially affect our profitability of oil and gas activities.

There generally are only a limited number of gas transmission companies with existing pipelines in the vicinity of a gas well or wells. In the event that producing gas properties are not subject to purchase contracts or that any such contracts terminate and other parties do not purchase our gas production, there is assurance that we will be able to enter into purchase contracts with any transmission companies or other purchasers of natural gas and there can be no assurance regarding the price which such purchasers would be willing to pay for such gas. There may, on occasion, be an oversupply of gas in the marketplace or in pipelines; the extent and duration may affect prices adversely. Such oversupply may result in reductions of purchases and prices paid to producers by principal gas pipeline purchasers. (See "Our Business and Competition, Markets, Regulation and Taxation.")

WE BELIEVE STOCKHOLDERS SHOULD CONSIDER CERTAIN NEGATIVE ASPECTS OF OUR OPERATIONS.

         DRY HOLES: We may expend substantial funds acquiring and potentially participating in exploring properties which we later determine not to be productive. All funds so expended will be a total loss to us.

         TECHNICAL ASSISTANCE: We will find it necessary to employ technical assistance in the operation of our business. As of the date of this Prospectus, we have not contracted for any technical assistance. When we need it such assistance is likely to be available at compensation levels we would be able to pay.

         UNCERTAINTY OF TITLE: We will attempt to acquire leases or interests in leases by option, lease, farmout or by purchase. The validity of title to oil and gas property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and our application. We intend to obtain an oil and gas attorney's opinion of valid title before any significant expenditure upon a lease.

         GOVERNMENT REGULATIONS: The area of exploration of natural resources has become significantly regulated by state and federal governmental agencies, and such regulation could have an adverse effect on our operations. Compliance with statutes and regulations governing the oil and gas industry could significantly increase the capital expenditures necessary to develop our prospects.

         NATURE OF OUR BUSINESS: Our business is highly speculative, involves the commitment of high-risk capital, and exposes us to potentially substantial losses. In addition, we will be in direct competition with other organizations which are significantly better financed and staffed than we are.

         GENERAL ECONOMIC AND OTHER CONDITIONS: Our business may be adversely affected from time to time by such matters as changes in general economic, industrial and international conditions; changes in taxes; oil and gas prices and costs; excess supplies and other factors of a general nature.

OUR BUSINESS IS SUBJECT TO SIGNIFICANT WEATHER INTERRUPTIONS.

Our activities may be subject to periodic interruptions due to weather conditions. Weather-imposed restrictions during certain times of the year on roads accessing properties could adversely affect our ability to benefit from production on such properties or could increase the costs of drilling new wells because of delays.

WE ARE SUBJECT TO SIGNIFICANT OPERATING HAZARDS AND UNINSURED RISK IN THE ENERGY INDUSTRY.

Our proposed operations will be subject to all of the operating hazards and risks normally incident to exploring, drilling for and producing oil and gas, such as encountering unusual or unexpected formations and pressures, blowouts, environmental pollution and personal injury. We will maintain general liability insurance but we have not obtained insurance against such things as blowouts and pollution risks because of the prohibitive expense. Should we sustain an uninsured loss or liability, or a loss in excess of policy limits, our ability to operate may be materially adversely affected.

WE ARE SUBJECT TO FEDERAL INCOME TAX LAWS AND CHANGES THEREIN WHICH COULD ADVERSELY IMPACT US.

Federal income tax laws are of particular significance to the oil and gas industry in which we engage. Legislation has eroded various benefits of oil and gas producers and subsequent legislation could continue this trend. Congress is continually considering proposals with respect to Federal income taxation which could have a material adverse effect on our future operations and on our ability to obtain risk capital which our industry has traditionally attracted from taxpayers in high tax brackets.

WE ARE SUBJECT TO SUBSTANTIAL GOVERNMENT REGULATION IN THE ENERGY INDUSTRY WHICH COULD ADVERSELY IMPACT US.

The production and sale of oil and gas are subject to regulation by state and federal authorities, the spacing of wells and the prevention of waste. There are both federal and state laws regarding environmental controls which may necessitate significant capital outlays, resulting in extended delays, materially affect our earnings potential and cause material changes in the in our proposed business. We cannot predict what legislation, if any, may be passed by Congress or state legislatures in the future, or the effect of such legislation, if any, on us. Such regulations may have a significant effect on our operating results.


          RISKS RELATING TO OWNERSHIP OF THREE FORKS, INC. COMMON STOCK

NO PUBLIC MARKET EXISTS FOR OUR COMMON STOCK AT THIS TIME, AND THERE IS NO ASSURANCE OF A FUTURE MARKET.

There is no public market for our common stock, and no assurance can be given that a market will develop or that a shareholder ever will be able to liquidate his investment without considerable delay, if at all. If a market should develop, the price may be highly volatile. Factors such as those discussed in the "Risk Factors" section may have a significant impact upon the market price of the shares offered hereby. Due to the low price of our securities, many brokerage firms may not be willing to effect transactions in our securities.
Even if a purchaser finds a broker willing to effect a transaction in our shares, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price. Further, many lending institutions will not permit the use of our shares as collateral for any loans.

OUR STOCK, IF EVER LISTED, WILL IN ALL LIKELIHOOD BE THINLY TRADED AND AS A RESULT YOU MAY BE UNABLE TO SELL AT OR NEAR ASK PRICES OR AT ALL IF YOU NEED TO LIQUIDATE YOUR SHARES.

The shares of our common stock, if ever listed, may be thinly-traded. We are a small company which is relatively unknown to stock analysts, stock brokers, institutional stockholders and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of any of our Securities until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our Securities is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on Securities price. We cannot give you any assurance that a broader or more active public trading market for our common Securities will develop or be sustained, or that any trading levels will be sustained. Due to these conditions, we can give stockholders no assurance that they will be able to sell their shares at or near ask prices or at all if they need money or otherwise desire to liquidate their securities.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SECURITIES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SECURITY.

If we are able to obtain an exchange listing of our common stock in the future, because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your securities in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our securities may suffer greater declines because of our price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to the following:

         o        Variations in our quarterly operating results;
         o Loss of a key relationship or failure to complete significant transactions;
         o        Additions or departures of key personnel; and
         o        Fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, has experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance. In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

THE REGULATION OF PENNY STOCKS BY THE SEC AND FINRA MAY DISCOURAGE THE TRADABILITY OF OUR SECURITIES.

We are a "penny stock" company, as our stock price is less than $5.00 per share. If we are able to obtain an exchange listing for our stock, we cannot make an assurance that we will be able to maintain a stock price greater than $5.00 per share and if the share price was to fall to such prices, that we wouldn't be subject to the Penny Stocks rules. None of our securities currently trade in any market and, if ever available for trading, will be subject to a Securities and Exchange Commission rule that imposes special sales practice requirements upon broker-dealers who sell such securities to persons other than established customers or accredited stockholders. For purposes of the rule, the phrase "accredited stockholders" means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000 or having an annual income that exceeds $200,000 (or that, when combined with a spouse's income, exceeds $300,000). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Effectively, this discourages broker-dealers from executing trades in penny stocks. Consequently, the rule will affect the ability of purchasers in this offering to sell their securities in any market that might develop therefore because it imposes additional regulatory burdens on penny stock transactions.

In addition, the Securities and Exchange Commission has adopted a number of rules to regulate "penny stocks". Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Securities and Exchange Act of 1934, as amended. Because our securities constitute "penny stocks" within the meaning of the rules, the rules would apply to us and to our securities. The rules will further affect the ability of owners of shares to sell our securities in any market that might develop for them because it imposes additional regulatory burdens on penny stock transactions.

Stockholders should be aware that, according to Securities and Exchange Commission, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) "boiler room" practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

Inventory in penny stocks have limited remedies in the event of violations of penny stock rules. While the courts are always available to seek remedies for fraud against us, most, if not all, brokerages require their customers to sign mandatory arbitration agreements in conjunctions with opening trading accounts. Such arbitration may be through an independent arbiter. Stockholders may file a complaint with FINRA against the broker allegedly at fault, and FINRA may be the arbiter, under FINRA rules. Arbitration rules generally limit discovery and provide more expedient adjudication, but also provide limited remedies in damages usually only the actual economic loss in the account. Stockholders should understand that if a fraud case is filed an against a company in the courts it may be vigorously defended and may take years and great legal expenses and costs to pursue, which may not be economically feasible for small stockholders.

That absent arbitration agreements, specific legal remedies available to stockholders of penny stocks include the following:

If a penny stock is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

If a penny stock is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

The fact that we are a penny stock company will cause many brokers to refuse to handle transactions in the stocks, and may discourage trading activity and volume, or result in wide disparities between bid and ask prices. These may cause stockholders significant illiquidity of the stock at a price at which they may wish to sell or in the opportunity to complete a sale. Stockholders will have no effective legal remedies for these illiquidity issues.

WE WILL PAY NO FORESEEABLE DIVIDENDS IN THE FUTURE.

We have not paid dividends on our common stock and do not ever anticipate paying such dividends in the foreseeable future. Stockholders whose investment criteria are dependent on dividends should not invest in our common stock.

RULE 144 SALES IN THE FUTURE MAY HAVE A DEPRESSIVE EFFECT ON OUR STOCK PRICE.

All of the outstanding shares of common stock are held by our present officers, directors, and affiliate stockholders as "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. Rule 144 provides in essence that a person who has held restricted securities for six months may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of 1.0% of a company's outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale. There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the owner has held the restricted securities for a period of two years. A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to subsequent registration of shares of common stock of present stockholders, may have a depressive effect upon the price of the common stock in any market that may develop.

OUR STOCKHOLDERS MAY SUFFER FUTURE DILUTION DUE TO ISSUANCES OF SHARES FOR VARIOUS CONSIDERATIONS IN THE FUTURE.

There may be substantial dilution to Three Forks stockholders as a result of future decisions of the Board to issue shares without shareholder approval for cash, services, or acquisitions.

WE WILL BECOME A REPORTING COMPANY UPON THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT

We will become subject to the reporting requirements under the Securities and Exchange Act of 1934, Section 13a, after the effectiveness of this offering, pursuant to Section 15d of the Securities Act and we intend to be registered under Section 12(g). As a result, stockholders will have access to the information required to be reported by publicly held companies under the Exchange Act and the regulations thereunder. As a result, we will be subject to legal and accounting expenses that private companies are not subject to and this could affect our ability to generate operating income.

ITEM 2. FINANCIAL INFORMATION
-----------------------------

MANAGEMENTS' DISCUSSION AND ANALYSIS

THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR UNAUDITED AND AUDITED CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED HEREIN.

THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS, SUCH AS STATEMENTS RELATING TO OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS, PLANS, OBJECTIVES, FUTURE PERFORMANCE AND BUSINESS OPERATIONS. THESE STATEMENTS RELATE TO EXPECTATIONS CONCERNING MATTERS THAT ARE NOT HISTORICAL FACTS. THESE FORWARD-LOOKING STATEMENTS REFLECT OUR CURRENT VIEWS AND EXPECTATIONS BASED LARGELY UPON THE INFORMATION CURRENTLY AVAILABLE TO US AND ARE SUBJECT TO INHERENT RISKS AND UNCERTAINTIES. ALTHOUGH WE BELIEVE OUR EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS, THEY ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THERE ARE A NUMBER OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. BY MAKING THESE FORWARD-LOOKING STATEMENTS, WE DO NOT UNDERTAKE TO UPDATE THEM IN ANY MANNER EXCEPT AS MAY BE REQUIRED BY OUR DISCLOSURE OBLIGATIONS IN FILINGS WE MAKE WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE FEDERAL SECURITIES LAWS. OUR ACTUAL RESULTS MAY DIFFER MATERIALLY FROM OUR FORWARD-LOOKING STATEMENTS.

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT ON OUR FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2013 AND DECEMBER 31, 2012 INCLUDES A "GOING CONCERN" EXPLANATORY PARAGRAPH THAT DESCRIBES SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

PLAN OF OPERATIONS

We only began to recognize minimal revenues from our operations during the last half of 2012. We have minimal capital, moderate cash. We are illiquid and need cash infusions from investors or shareholders to provide capital, or loans from any sources, none of which have been arranged nor assured.

PLAN OF OPERATIONS

------------------  ------------------------------------------------------------
 4th Quarter 2013   o  Drill and complete 4-5 additional wells in Archer County;
                    o  Drill and complete 2-3 additional wells in Oklahoma;
                    o  10-11 well workovers in Five JAB projects
------------------  ------------------------------------------------------------
 1st Quarter 2014   o  Drill and complete 6-8 wells in new development areas
------------------  ------------------------------------------------------------
 2nd Quarter 2014   o  Drill and complete 6-8 wells in new development  areas
------------------  ------------------------------------------------------------

Our Budget for operations in next year is as follows:

Working Capital                                               $3,000,000
Drilling and Development of Five JAB Wells                    $1,500,000
Targeted Acquisition                                          $7,000,000
Drilling and Development of the new areas                     $2,000,000
Fees, commissions and general expenses                        $1,500,000
                                                     --------------------
                                                             $15,000,000

The Company may change any or all of the budget categories in the execution of its business model. None of the line items are to be considered fixed or unchangeable. The Company may need substantial additional capital to support its budget. We have recognized minimal revenues from our operational activities prior to June 30, 2013. During the three months ended September 30, 2013, we recognized $581,762 in revenue from oil and gas sales.

We have conducted a Private Offering of shares of our restricted common stock for capital. We intend to raise up to$15 million in the next twelve months with a structure not yet determined in debt or equity. As of September 30, 2013, the Company had sold approximately 2,000,000 shares, raising a total of approximately $7,000,000. We cannot give any assurances that we will be able to raise the full $15,000,000 to fund the budget. Further, we will need to raise additional funds to support not only our expected budget, but our continued operations. We cannot make any assurances that we will be able to raise such funds or whether we would be able to raise such funds with terms that are favorable to us.

In September 2013, we commenced a private offering of $2,000,000 Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% WI in the Five JABS property discussed above. These notes are due in September 2014 and are convertible into shares of our common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the secured convertible promissory note. The offering was not fully subscribed and a total of $1,535,000 was raised.

Separately and apart, two members of management agreed to make up the difference of the Secured Convertible Promissory Note Offering and the purchase price of Five JABS in a separate transaction with separate terms with the Company. Mr. Charles Pollard and Mr. Lester Ranew, officers and directors of the Company, in exchange for secured convertible promissory notes provided the Company with a total of $600,000 cash ($300,000 each).

At September 30, 2013, the Company had a total of $2,135,000 in outstanding secured convertible promissory notes. These funds were used towards the purchase of the remaining 37.5% WI in the Five JABS property.

Based on our current cash reserves of $2,033,179, at September 30, 2013, we have the cash for an operational budget of six months. If we are unable to generate enough revenue, through our other subsidiaries, to cover our operational costs, we will need to seek additional sources of funds. Currently, we have NO committed source for any funds as of date hereof. No representation is made that any funds will be available when needed. In the event funds cannot be raised if and when needed, we may not be able to carry out our business plan and could fail in business as a result of these uncertainties.

Decisions regarding future participation in exploration wells or geophysical studies or other activities will be made on a case-by-case basis. We may, in any particular case, decide to participate or decline participation. If participating, we may pay our proportionate share of costs to maintain our proportionate interest through cash flow or debt or equity financing. If participation is declined, we may elect to farmout, non-consent, sell or otherwise negotiate a method of cost sharing in order to maintain some continuing interest in the prospect.

RESULTS OF OPERATIONS

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2013 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2012

During the three months ended September 30, 2013, the Company recognized $629,762 in revenue from its operational activities as compared to $102,537 for 2012. During the three months ended September 30, 2013, the Company recognized revenue from two sources: $581,762 from the sale of oil and gas and $48,000 from management fees as compared to $102,537 from the sale of oil and gas for 2012.

During the three months ended September 30, 2013, the Company incurred operating expenses of $841,518. During the three months ended September 30, 2012, the Company incurred operating expenses of $386,061. The increase of $455,457 was primarily a result of the Company's increased operational activities resulting from the acquisitions of certain properties, discussed above, and the Company's focus on filing a registration statement on Form 10 with the SEC.

During the three months ended September 30, 2013, the Company recognized the following operating expenses:
                                                          Three Months Ended
                                                          September 30, 2013
                                                       -------------------------
Operating Expense:
     Lease operating expenses                          $                175,657
     Production taxes                                                    24,080
    Depreciation, depletion and amortization                             42,645
    General and administrative expenses                                 599,136
                                                       -------------------------
       Total Operating Expenses:                       $                841,518

During the three months ended September 30, 2013, the Company recognized a net loss of $215,592 compared to a net loss of $283,524 during the three months ended September 30, 2012. The decrease of $67,932 was a direct result of the increase in operating expenses discussed above, offset by the $527,225 increase in revenue.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 COMPARED TO THE PERIOD MARCH 28, 2012 (INCEPTION) THROUGH SEPTEMBER 30, 2012

During the nine months ended September 30, 2013, the Company recognized $2,010,134 in revenue from its operational activities as compared to $524,881 in revenue for the period of March 28, 2012 (inception) through September 30, 2012. During the nine months ended September 30, 2013, the Company recognized revenue from two sources: $1,898,134 from the sale of oil and gas and $112,000 from management fees as compared to $524,881 from the sale of oil and gas for the period of March 28, 2012 (inception) through September 30, 2012.

During the nine months ended September 30, 2013, the Company incurred operating expenses of $2,399,051. During the period of March 28, 2012 (inception) through September 30, 2012, the Company incurred operating expenses of $825,679. The increase of $1,573,372 in operating expenses is primarily a result of the Company's increased operational activities resulting from the operations of oil and gas properties, acquisitions of certain properties, discussed above, and the Company's focus on filing a registration statement on Form 10 with the SEC.

During the nine months ended September 30, 2013, the Company recognized the following operating expenses:
                                                           Nine Months Ended
                                                          September 30, 2013
                                                       -------------------------
Operating Expense:
     Lease operating expenses                          $                604,088
     Production taxes                                                    88,344
    Depreciation, depletion and amortization                            117,725
    General and administrative expenses                               1,588,894
                                                       -------------------------
       Total Operating Expenses:                       $              2,399,051

During the nine months ended September 30, 2013, the Company recognized a net loss of $241,262 compared to a net loss of $300,798 during the period of March 28, 2012 (inception) through September 30, 2012. The decrease of $59,536 was a direct result of the $1,573,372 increase in operating expenses discussed above, offset by a $20,177 increase in other income and a gain of $127,478 on the disposal of property from discontinued operations as well as an increase in revenue of $1,485,253.

RESULTS OF CONTINUING OPERATIONS FOR THE PERIOD OF MARCH 28, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012

During the period of March 28, 2012 (inception) through December 31, 2012, we recognized $1,105,401 in revenue from our operational activities in the oil and gas industry.

During the period of March 28, 2012 (inception) through December 31, 2012, we recognized total operating expenses of $1,658,288 that consisted of $486,784 in lease operating expenses, $56,079 in production taxes, $1,065,015 in general and administrative expenses, and $50,410 in depreciation and amortization. We expect such expenses to be increase during the full fiscal year of 2013, as we continue to acquire and develop oil and gas projects and make additions to staff.

We recognized a net loss of $550,450 from continuing operations during the period of March 28, 2012 (inception) through December 31, 2012.

RESULTS OF THE COMPANY'S DISCONTINUED OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AS COMPARED TO THE PERIOD OF MARCH 28, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012. THERE WAS NO ACTIVITY FROM DISCONTINUED OPERATIONS FOR THE PERIOD OF MARCH 28, 2012 (INCEPTION) THROUGH SEPTEMBER 30, 2012.

Overview. We sold all of our proved oil and gas properties located in Weld County CO that were recorded as Disposal group held for sale during the nine months ended September 30, 2013 and reported a net gain of $127,478 or $0.01 per basic and fully-diluted share as compared to income of $27,741 or less than $0.01 per basic and fully-diluted share for the period of March 28, 2012 (inception) through December 31, 2012.

Revenues. There were no revenues from oil and gas sales for the nine months ended September 30, 2013 as compared to $78,726 for the period of March 28, 2012 (inception) through December 31, 2012.

Operating Expenses. There were no operating expenses from oil and gas operations for the nine months ended September 30, 2013 as compared to $50,985 for the period of March 28, 2012 (inception) through December 31, 2012.

LIQUIDITY

At September 30, 2013, the Company had total current assets of $2,469,810 and total current liabilities of $4,566,244 resulting in a working capital deficit of $2,096,434.

During the nine months ended September 30, 2013, the Company provided $77,453 in funds from its operational activities. During the nine months ended September 30, 2013, the Company recognized a net loss of $241,262 which was adjusted for such non-cash items as $117,725 in depreciation and amortization, $22,000 gain on settlement of claims, $127,478 gain on sale of disposal group held for sale and $41,360 in shares issued for services. During the period of March 28, 2012 (inception) through September 30, 2012, the Company used $206,112 in its operations based upon a a net loss of $300,798 which was adjusted for the non-cash item of $8,370 in shares issued for services.

During the nine months ended September 30, 2013, the Company used $1,382,436 in its investing activities. During the nine months ended September 30, 2013, the Company used $2,976,228 in additions to property and equipment and $6,208 in other additions to long-term assets. During this period, the Company received $1,600,000 from the sale of disposal group held for sale.

During the period of March 28, 2012 (inception) through September 30, 2012, the Company used $351,738 in its investing activities. The Company loaned $100,000 to a non-affiliate and used $251,738 in additions to property and equipment.

During the nine months ended September 30 2013, the Company received $2,845,433 from its financing activities compared to $1,033,790 during the period of March 28, 2012 (inception) through September 30, 2012.

FINANCING ACTIVITIES

COMMON STOCK OFFERINGS

During the nine months ended September 30, 2013, as part of a private placement, the Company issued 859,138 shares of its common stock for cash in the amount of $2,621,443.

During the period March 28, 2012 (inception) through September 30, 2012, the Company as part of a private placement, sold 3,799,575 shares of its common stock for cash in the amount of $1,274,263 at $.01 per share to $1 per share.

CONVERTIBLE PROMISSORY NOTES

In September 2013, the Company commenced a private offering of $2,000,000 of Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% working interest in the Five Jab properties discussed in Note 1. These promissory notes are due in September 2014 including interest at the rate of 10% per annum on the unpaid balance and are convertible into shares of the Company's common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the promissory note. One of the subscribers of this offering was Tincup Oil and Gas, LLC, which subscribed for a $250,000 promissory note. A director of the Company is a member of Tincup Oil and Gas, LLC. The offering was not fully subscribed for and therefore at September 30, 2013 the Company owes $1,535,000.

Separately and apart, an officer and director of the Company, agreed to make up the difference of the Secured Convertible Promissory Note Offering towards the purchase price of the Five Jab properties in a separate transaction under separate terms with the Company. The officer and director in exchange for secured convertible promissory notes provided the Company each with $300,000 in cash or a total of $600,000. Their promissory notes have a due date of January 2, 2014 including interest at the rate of 10% per annum on the unpaid balance and allow for the conversion of the promissory notes at issuance into common stock in whole or in part at a conversion price of $3.60 per share. The promissory notes provide that in addition to having a due date of January 2, 2014, that at the due date they will each receive a $7,500 payment of fees. e Company is required to take immediate steps to liquidate the Five Jab properties and the due date will be extended to April 2, 2014. At January 2, 2014, the Company failed to make payment on the notes. At that time Mr. Pollard and Ranew each entered into an Extension and Waiver with the Company. The Extension and Waiver provides that the payment date shall be extended to April 2, 2014 and both holders have waived the provision that steps be taken to liquidate the secured property at this time. If payment is made at April 2, 2014, they will each receive a $15,000 payment of fees. If the property has not been liquidated at such date, they will each be assigned an 11.25% working interest in the Five

Jab properties. At September 30, 2013, the Company owes $600,000 including accrued interest in the amount of $4,822.

The Secured Convertible Promissory Notes are secured by the Company's 75% of the right, title and working interest in 1,955 gross leasehold acres known as the Five Jab properties including 13 producing wells, 9 service wells and 14 additional wellbores located in the States of Texas and Louisiana.

AT DECEMBER 31, 2012

At December 31, 2012, we had current assets of $620,028, which included cash of $492,729, a note receivable of $100,000 and prepaid and other current assets of $27,299. At December 31, 2012, we had current liabilities of $49,110, consisting of $4,427 in accounts payable, $15,000 in accrued liabilities of related parties, $22,680 in accrued liabilities and a $7,003 note payable. At December 31, 2012, we had working capital of $570,918.

During the period of March 28, 2012 (inception) through December 31, 2012, we used $444,708 in our operational activities. Net loss of $522,709 during the period of March 28, 2011 (inception) through December 31, 2012 was reconciled by non-cash items of $55,878 in depreciation and amortization and a total of $8,120 in service expenses paid in shares of our common stock.

During the period of March 28, 2012 (inception) through December 31, 2012, we used $394,648 in our investing activities. During the period we loaned $100,000 to a non-affiliate, we expended $161,577 in the development of our oil and gas properties and $133,071 in additions to long-term assets.

During the period of March 28, 2012 (inception) through December 31, 2012, we received $1,833,620 from our financing activities, all from the sale of shares of our common stock. During the period we sold 4,319,339 shares at between $0.01 to $3.00 per share.

SHORT TERM

On a short-term basis, we have not generated any revenue or revenues sufficient to cover operations. Based on prior history, we will continue to have insufficient revenue to satisfy current and recurring liabilities as the Company continues exploration activities.

CAPITAL RESOURCES

The Company has only common stock as its capital resource.

We have no material commitments for capital expenditures within the next year, however if operations are commenced, substantial capital will be needed to pay for participation, investigation, exploration, acquisition and working capital.

NEED FOR ADDITIONAL FINANCING

We do not have capital sufficient to meet its cash needs. The Company will have to seek loans or equity placements to cover such cash needs. Once exploration commences, its needs for additional financing is likely to increase substantially.

No commitments to provide additional funds have been made by the Company's management or other stockholders. Accordingly, there can be no assurance that any additional funds will be available to us to allow us to cover the Company's expenses as they may be incurred.

The Company will need substantial additional capital to support its proposed future energy operations. We have MINIMAL revenues. The Company has NO committed source for any funds as of the date hereof. No representation is made that any funds will be available when needed. In the event funds cannot be raised when needed, we may not be able to carry out our business plan, may never achieve sales or royalty income, and could fail in business as a result of these uncertainties.

Decisions regarding future participation in exploration wells or geophysical studies or other activities will be made on a case-by-case basis. The Company may, in any particular case, decide to participate or decline participation. If participating, we may pay its proportionate share of costs to maintain the Company's proportionate interest through cash flow or debt or equity financing. If participation is declined, the Company may elect to farmout, non-consent, sell or otherwise negotiate a method of cost sharing in order to maintain some continuing interest in the prospect.

CRITICAL ACCOUNTING POLICIES

ACCOUNTS RECEIVABLE

Accounts receivable are stated at their cost less any allowance for doubtful accounts. The allowance for doubtful accounts is based on the management's assessment of the collectability of specific customer accounts and the aging of the accounts receivable. If there is deterioration in a major customer's creditworthiness or if actual defaults are higher than the historical experience, the management's estimates of the recoverability of amounts due to the Company could be adversely affected. Based on the management's assessment, there is no reserve recorded at September 30, 2013 and December 31, 2012.

REVENUE RECOGNITION

The Company recognizes revenue from the exploration and production of the Company's oil and gas properties in the period of production.

PROPERTY AND EQUIPMENT

The Company follows the full cost method of accounting for oil and natural gas operations. Under this method all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of oil and natural gas reserves are capitalized. No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the relationship between capitalized costs and proved reserves. The costs of unevaluated oil and natural gas properties are excluded from the amortizable base until the time that either proven reserves are found or it has been determined that such properties are impaired. As properties become evaluated, the related costs transfer to proved oil and natural gas properties using full cost accounting. There were capitalized costs of $4,338,489 and $0 included in the amortization base at September 30, 2013 and December 31, 2012, respectively and the Company did not expense any capitalized costs for the nine months ended September 30, 2013 and 2012 and for the period March 28, 2012 (inception) through December 31, 2012.

Management capitalizes additions to property and equipment. Expenditures for repairs and maintenance are charged to expense. Property and equipment are carried at cost. Adjustment of the asset and the related accumulated depreciation accounts are made for property and equipment retirements and disposals, with the resulting gain or loss included in the statement of operations. The Company has not capitalized any internal costs for the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 and for the period March 28, 2012 (inception) through December 31, 2012.

In accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets, as set forth in Topic 360 of the ASC, the Company assesses the recoverability of the carrying value of its non-oil and gas long-lived assets when events occur that indicate an impairment in value may exist. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. If this occurs, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. No events occurred during the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 and for the period March 28, 2012 (inception) through December 31, 2012 that would be indicative of possible impairment.

SHARE-BASED COMPENSATION

The Company accounts for share-based payment accruals under authoritative guidance on stock compensation as set forth in the Topics of the ASC. The guidance requires all share-based payments to employees and non-employees, including grants of employee and non-employee stock options, to be recognized in the financial statements based on their fair values.

ITEM 3. PROPERTIES
------------------

FACILITIES

The corporate headquarters for Three Forks, Inc. operates out of Broomfield, Colorado and operates out of an office building that occupies over 3,265 square feet. The space is rented under a lease agreement for a period of 3 years and an annual rent according to the schedule below. The address is 555 Eldorado Blvd., Suite 100, Broomfield, Colorado 80021 and the telephone number is (303) 404-2160 and the facsimile number is (303) 887-8220.

         o        2013 - $22,781
         o        2014 - $91,738
         o        2015 - $54,416

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
----------------------------------------------------------------------

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock by:

         o each person who is known by us to be the beneficial owner of five percent (5%) or more of our common stock;

         o our executive officers, and each director as identified in the "Management -- Executive Compensation" section; and

         o        all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock and options, warrants and convertible securities that are currently exercisable or convertible within 60 days of the date of this document into shares of our common stock are deemed to be outstanding and to be beneficially owned by the person holding the options, warrants or convertible securities for the purpose of computing the percentage ownership of the person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information below is based on the number of shares of our common stock that we believe was beneficially owned by each person or entity as of December 31, 2013.

                                        OFFICERS AND DIRECTORS

                                                                    AMOUNT AND NATURE
                                                                      OF BENEFICIAL       PERCENT OF
    TITLE OF CLASS             NAME OF BENEFICIAL OWNER (1)               OWNER           CLASS (2)
----------------------- ------------------------------------------- ------------------- ---------------
Common shares           W. Edward Nichols, Chief Executive              2,000,000           17.38%
                        Officer, Chairman of the Board & Secretary

Common shares           Charles Pollard, President, Chief Operating
                        Officer & CEO of TFI Operating Company, Inc.       -0-               -0-%
                        and Director (3)

Common shares           Donald Walford, Director                        2,000,000           17.38%

Common shares           William Young, Director (4)                      400,000             3.47%

Common shares           Lester Ranew, Director (5)                        66,667             5.79%

Common shares           Paul Dragul, Director (6)                        162,000             1.40%

----------------------- ------------------------------------------- ------------------- ---------------
Common shares           All Directors and Executive Officers as a       4,628,667           40.23%
                        Group (6 persons)
                                                                    ------------------- ---------------

         (1) The address of each person listed below, unless otherwise indicated, is c/o Three Forks, Inc., 555 Eldorado Blvd., #100,
                  Broomfield, Colorado 80021.
         (2) Based upon 11,503,474 shares issued and outstanding on a fully diluted basis. Options and Warrants exercisable for 4,175,000 shares of common stock are not included in this number as they are not considered to be exercisable in the next 60 days.
         (3) Mr. Pollard holds an option exercisable for 2,250,000 shares of our common stock. The option has a term of 3 years and an exercise price of $0.10 per share. The option does provide for a cashless exercise. Mr. Pollard holds a Secured Convertible
                  Promissory Note for $300,000 convertible into shares of our common stock at $3.60 per share.
         (4) Mr. Young holds an option exercisable for 100,000 shares of our common stock. The option has a term of 3 years and an exercise price of $0.10 per share. The option does provide for a cashless exercise. Mr. Young is to receive 4,395 shares of our common stock, which are currently held in escrow on behalf of the Gulfstar shareholders.
         (5) Mr. Ranew is to receive 6,037 shares of our common stock which are currently held in escrow on behalf of the Gulfstar shareholders. Mr. Ranew holds a Secured Convertible Promissory
                  Note for $300,000, convertible into shares of our common stock at $3.60 per share. Tincup Oil and Gas, LLC of which Mr. Ranew is a member, holds a Secured Convertible Promissory Note for $250,000, convertible into shares of our common stock at $3.60 per share.
         (6) Mr. Dragul holds 137,000 shares of common stock directly and 25,000 shares indirectly through NTC & Co for the benefit of Paul Dragul.

                               GREATER THAN 5% STOCKHOLDERS

                                                             AMOUNT AND NATURE
                                                               OF BENEFICIAL       PERCENT OF
  TITLE OF CLASS         NAME OF BENEFICIAL OWNER                  OWNER            CLASS (1)
------------------ -------------------------------------     ------------------- ---------------
Common shares      Shareholders of Gulfstar Energy Corp.(2)        700,000            6.08%
------------------
         (1)      Based upon 11,503,477 shares issued and outstanding on a fully diluted basis.  Options and Warrants exercisable for 4,175,000 shares of common stock are not included in this number as they are not considered to be exercisable in the next 60 days.
         (2)      Gulfstar Energy agreed to sell certain mineral interest to the
                  Company for cash and stock in September  2012. The transaction closed  and  700,000  shares  of the  Company  are held by the
                  shareholders   of   Gulfstar.   Gulfstar  is  in  a  voluntary
                  liquidation. We have agreed to include the 700,000 shares in a registration  statement on Form S-1 to register the shares for distribution to the Gulfstar shareholders for re-sale by these shareholders.  The  timing of such  registration  has not been established at the time of this filing.

Rule 13d-3 under the Securities Exchange Act of 1934 governs the determination of beneficial ownership of securities. That rule provides that a beneficial owner of a security includes any person who directly or indirectly has or shares voting power and/or investment power with respect to such security. Rule 13d-3 also provides that a beneficial owner of a security includes any person who has the right to acquire beneficial ownership of such security within sixty days, including through the exercise of any option, warrant or conversion of a security. Any securities not outstanding which are subject to such options, warrants or conversion privileges are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person. Those securities are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person. Included in this table are only those derivative securities with exercise prices that we believe have a reasonable likelihood of being "in the money" within the next sixty days.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS
----------------------------------------

The following table sets forth information as to persons who currently serve as our directors or executive officers, including their ages as of December 31, 2013.

Name               Age  Position
------------------ ---- ------------------------------------------------------

W. Edward Nichols  71   Chief Executive Officer, Chairman of the Board and
                        Secretary**

Charles Pollard    54   President, Chief Operating Officer of Three Forks, Inc.,
                        and Chief Executive Officer of TFI Operating Company,
                        Inc. and Director

Donald Walford     67   Director and Executive Vice President of Finance **

William F. Young   64   Director

Lester Ranew       52   Director

Paul Dragul        79   Director

** On October 7, 2013, Mr. Hattenbach, our Chief Financial Officer, resigned his position. On October 22, 2013, Mr. Walford our Chief Executive Officer was appointed the Executive Vice President of Finance and Mr. Nichols our Chairman of the Board was appointed the Chief Executive Officer. On January 28, 2014, the Board of Directors voted unanimously to terminate Mr. Walford as the Executive Vice President of Finance. He retained his position on the Company's Board of Directors.

Our officers are elected by the board of directors at the first meeting after each annual meeting of our stockholders and hold office until their successors are duly elected and qualified under our bylaws.

The directors named above will serve until the next annual meeting of our stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the pleasure of the board of directors absent any employment agreement. There is no arrangement or understanding between our directors and officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

BIOGRAPHICAL INFORMATION

W. EDWARD NICHOLS, CHIEF EXECUTIVE OFFICER SINCE OCTOBER 22, 2013, CHAIRMAN OF THE BOARD SINCE MARCH 2012 AND SECRETARY SINCE INCEPTION.

Mr. Nichols is currently a practicing attorney with Nichols & Nichols in Denver, Colorado. He is authorized to practice in the states of Colorado and Kansas, the United States Federal Courts, and Supreme Court of the United States. He is also Managing Director of Nichols & Company, a management consulting firm he founded on May 25, 2000 and through the firm has worked as a private investment banker and consultant with venture capital companies in the U.S. and Europe. Mr. Nichols grew up in the oil patch and has owned and operated gas processing plants in Kansas and Wyoming. He has also co-owned and operated oil drilling, production and gas gathering companies in Kansas. From 2010 to March 2012, Mr. Nichols was a director of Gulfstar Energy Corporation (fka Bedrock Energy Corporation), a publicly registered company.

Mr. Nichols holds a BBA from Washburn University and in 1971 received a JD from Washburn University School of Law in Topeka, Kansas.

Mr. Nichols, as a founder of the Company, brings to the board of directors not only his experience in the venture capital arena, but also provides the board with his corporate legal experience.

CHARLES POLLARD, PRESIDENT, CHIEF OPERATING OFFICER AND DIRECTOR SINCE MARCH 1, 2013 AND CEO OF TFI OPERATING COMPANY, INC., A SUBSIDIARY OF THREE FORKS, INC.

Charles Pollard has 32 years of experience in the energy industry, including senior positions with MAK J Energy as President/COO (2009-2013), Petro-Canada Resources as Sr. VP of Engineering /Operations (2004-2008), Flatiron Petroleum as COO (2003-2004), and Ensign Oil & Gas as VP Engineering/Operations from
(2001-2003). Mr. Pollard was President & CEO Redstone Resources Inc. (2000-2001). Prior to that he worked two years for Ocean Energy and 17 years for Occidental Petroleum. Mr. Pollard has been Chief Executive Officer of TFI Operating Company, Inc., our wholly-owned subsidiary since March 2013.

Mr. Pollard has been the recipient of numerous industry awards and is the author of a variety of technical papers and publications.

Mr. Pollard received his B.S. in Petroleum Engineering from Mississippi State University Magna Cum Laude in 1981 and is a graduate of the Executive Management program of UCLA (1997). He also is a Registered Professional Engineer in the states of Texas and Wyoming.

Mr. Pollard was appointed to the Board of Director due to his technical expertise in the oil and gas industry.

DONALD WALFORD, DIRECTOR SINCE 2012

Mr. Walford served as the Company's Chief Executive Officer from the inception of the Company through October 22, 2013. He served as the Company's Executive Vice President from October 22, 2013 through January 28, 2014.

Mr. Walford has served as a Director and Broker from 1990 to date of Colorado Landmark Reality. He has served as the Chairman and Vice President of Eveia Medical from 2007 through 2010.

Mr. Walford was licensed as a principal, NASD Series 7, commodities broker and all other principal securities licenses including an Allied Member of the New York Stock Exchange, from 1967 through 1992.

Mr. Walford's career has included consulting work for the United States Attorney, and with three Federal Court jurisdictions as an expert in securities matters. Mr. Walford has had a diverse experience in corporate operations in industries such as agri-business, medical equipment, electronics, engineering, consumer manufacturing, construction and development, and oil and gas.

Mr. Walford received his B.A. Liberal Arts with a concentration in Fine Arts in 1967 from Harpur College, State University of New York (kna Binghamton University.)

Mr. Walford, as a founder of the Company, was appointed to the Board of Directors, not only for his management skills, but also his experience in private offerings and the public arena.

WILLIAM F. YOUNG, DIRECTOR

Mr. Young has over 30 years of experience in the oil and gas industry. He is currently President of Georgia Energy in Griffin, Georgia. Georgia Energy markets various gas and oil products, including propane and other gas products for residential use, as well as fuel operated generators. Mr. Young has also served as President of Eastside Petroleum from 1991 to date. Eastside Petroleum is a fuel distributor dealing in light and heavy oils and lubricants primarily for use in aviation. Mr. Young has also worked in management of oil and gas distribution with Phillips 66. He is a veteran of the U.S. Navy where he served in Naval Aviation, serving from 1968 through 1974.

Mr. Young was appointed to the Board of Directors due to his technical expertise in the oil and gas industry.

LESTER RANEW, DIRECTOR

Lester Ranew is the founder, owner and president of Ranew's, a major precision fabrication and industrial coatings company located in Milner, Georgia. Mr. Ranew founded the Company in 1981 as small paint and motor vehicle body shop. Since that time, Ranew's has grown to include three manufacturing divisions serving small and large transportation and heavy equipment companies both domestically and abroad.

Mr. Ranew was appointed to the Board of Director due to his experience in not only management but also for his experience in the oil and gas equipment.

PAUL DRAGUL, DIRECTOR

Dr. Dragul is a Board Certified otolaryngologist specializing in head and neck surgery. He received his medical degree from the University of Cincinnati College of Medicine in 1960 and completed his residency at the University of Colorado Medical Center in 1967. He also earned a Bachelor of Science, Pharmacy degree from the University of Cincinnati in 1956, where he was student body president. Dr. Dragul is a member of the American Academy of Otolaryngology/Head and Neck Surgery and several other medical societies.

Dr. Dragul was appointed to the Board of Directors due to his operational and managerial experiences.

                                  KEY EMPLOYEES

CHRISTIANA (JANA) ORLANDINI, CHIEF GEOLOGIST SINCE MAY 2013

Ms. Orlandini has previous experience with Exploration and Production majors including, Marathon and Chevron. She has worked projects in the Williston Basin, Greater Green River Basin, DJ Basin, San Juan, Piceance, Uintah, Gulf Coast and lately, the Permian Basin.

Ms. Orlandini has supervised the geological aspects of many drilling programs, including vertical "stack and frac" and multi-lateral horizontal programs, in both conventional and unconventional targets.

She received a B.S. in Geology from Texas A&M University in 1982.

LARRY G. SESSIONS, DRILLING/OPERATIONS MANAGER SINCE JUNE 2013

Mr. Sessions has 49 years of oil and gas experience in domestic and international drilling and production operations. He began his career in 1964 with Shell Oil Company in New Orleans as an assistant engineering trainee. Over the next 25 years, he worked in various roles of increasing responsibility for Shell Oil including international assignments in the Middle East, S. E. Asia, the North Sea and Russia. Following his career with Shell, Larry was an independent drilling and operations consultant before joining J. M. Huber Company in 2000 as Sr. Operations Manager. More recently, Larry has held positions of Operations Manager with Petro-Canada Resources USA and Drilling Manager with MAK-J Energy.

Mr. Sessions attended Louisiana State University in the early 1960's.


                          FORMER OFFICERS AND DIRECTORS

TODD B. HATTENBACH, CHIEF FINANCIAL OFFICER FROM JULY 1, 2013 THROUGH OCTOBER 7, 2013

Mr. Hattenbach is a financial professional with over 19 years of experience of which 17 years have been in energy. He has a broad background covering mergers & acquisitions, divestitures, capital markets, investment banking, investor relations, modeling and forecasting, financial planning, and more. Mr. Hattenbach has been instrumental in structuring over $1 billion in public and private equity placements and debt facilities during his career. As an independent consultant with his company, Capital Risk Consulting, his clients ranged from small private companies to large public companies. He provided expertise in the areas of acquisitions, mergers, divestitures as well as having been part of the management team that took a company public in a $200 million IPO on the New York Stock Exchange and serving as their investor relations director. In addition to consulting Todd served as Vice President of Finance for SFC Energy Partners, a $1 billion oil and gas private equity firm, where he was responsible for modeling, forecasting, and originating investments ranging from $35 million to over $100 million. Prior positions include Assistant Vice President at CoBank, ACB where he was an underwriter for purchased paper transactions focused on power plants and natural gas pipelines. Mr. Hattenbach started his energy career with Enron Corp in various groups focused on power plant and pipeline development as well as oil and gas mezzanine finance.

Mr. Hattenbach has a B.S. in Business Administration from Trinity University and a M.A. in International Studies from the University of Denver.

CONFLICTS OF INTEREST - GENERAL.

Our directors and officers are, or may become, in their individual capacities, officers, directors, controlling shareholder and/or partners of other entities engaged in a variety of businesses. Thus, there exist potential conflicts of interest including, among other things, time, efforts and corporation opportunity, involved in participation with such other business entities. While the officers and directors of our business are engaged full time in our business activities, the amount of time they devote to other business may be up to approximately 5 hours per week.

CONFLICTS OF INTEREST - CORPORATE OPPORTUNITIES

Certain of our officers and directors may be directors and/or principal stockholders of other companies and, therefore, could face conflicts of interest with respect to potential acquisitions. In addition, our officers and directors may in the future participate in business ventures, which could be deemed to compete directly with us. Additional conflicts of interest and non-arms length transactions may also arise in the future in the event our officers or directors are involved in the management of any firm with which we transact business. Our Board of Directors has adopted a policy that we will not seek a merger with, or acquisition of, any entity in which management serve as officers or directors, or in which they or their family members own or hold a controlling ownership interest. Although the Board of Directors could elect to change this policy, the Board of Directors has no present intention to do so. In addition, if we and other companies with which our officers and directors are affiliated both desire to take advantage of a potential business opportunity, then the Board of Directors has agreed that said opportunity should be available to each such company in the order in which such companies registered or became current in the filing of annual reports under the Exchange Act subsequent to January 1, 2013.

Our officers and directors may actively negotiate or otherwise consent to the purchase of a portion of their common stock as a condition to, or in connection with, a proposed merger or acquisition transaction. It is anticipated that a substantial premium over the initial cost of such shares may be paid by the purchaser in conjunction with any sale of shares by our officers and directors which is made as a condition to, or in connection with, a proposed merger or acquisition transaction. The fact that a substantial premium may be paid to our officers and directors to acquire their shares creates a potential conflict of interest for them in satisfying their fiduciary duties to us and our other stockholders. Even though such a sale could result in a substantial profit to them, they would be legally required to make the decision based upon the best interests of us and our other stockholders, rather than their own personal pecuniary benefit.

ANNUAL MEETING

Our annual meeting of stockholders is expected to be held at a future date as soon as practicable after the filing of this Form 10. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place as permitted by the laws of the State of Colorado and on such date as may be fixed from time to time by resolution of our board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

We are managed under the direction of our board of directors.

The board of directors has no nominating, auditing committee or a compensation committee. Therefore, the selection of person or election to the board of directors was neither independently made nor negotiated at arm's length.

         EXECUTIVE COMMITTEE

The members of the Board of Directors serve as our executive committee.

         AUDIT COMMITTEE

The members of the Board of Directors serve as our audit committee and as such our audit committee is not considered to have independent members or to be independent.

PREVIOUS "BLANK CHECK" OR "SHELL" COMPANY INVOLVEMENT

Mr. Nichols, the Chairman of our Board has been involved in prior "shell" companies - Gulfstar Energy Corporation and General Environmental Corporation. No other members of our management have been involved in private "blank-check" or "shell" companies.

ITEM 6. EXECUTIVE COMPENSATION
------------------------------

EXECUTIVE AND DIRECTORS COMPENSATION

              SUMMARY OF EXECUTIVES AND DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation paid to our officers from the period of March 28, 2012 (Inception) through December 31, 2012.

                                       SUMMARY EXECUTIVES COMPENSATION TABLE
                                                     IN DOLLARS

-------------------- ------ ---------- ------- -------- -------- ------------ -------------- ------------ ---------

                                                                 Non-equity   Non-qualified
                                                                  incentive     deferred
                            Contract           Stock    Option      plan      compensation    All other
                            Payments   Bonus   awards   awards   compensation   earnings     compensation  Total
Name & Position      Year      ($)      ($)      ($)    ($)          ($)           ($)           ($)        ($)
-------------------- ------ ---------- ------- -------- -------- ------------ -------------- ------------ ---------
Donald Walford,      2012    135,000   76,000   2,000      0          0             0             0       $213,000
Former Exec VP of
Finance(1)
-------------------- ------ ---------- ------- -------- -------- ------------ -------------- ------------ ---------
Charles Pollard,     2012       0        0        0        0          0             0             0          0
Pres. & COO (2)
-------------------- ------ ---------- ------- -------- -------- ------------ -------------- ------------ ---------
Todd B.              2012       0        0        0        0          0             0             0          0
Hattenbach, Former
CFO (3)
-------------------- ------ ---------- ------- -------- -------- ------------ -------------- ------------ ---------
W. Edward Nichols,
CEO, Secretary,      2012    104,89      0      2,000      0          0             0             0       $106,892
Chairman (4)
-------------------- ------ ---------- ------- -------- -------- ------------ -------------- ------------ ---------
     (1)  Mr. Walford served as the Chief Executive  Officer of the Company from its  inception to October 22, 2013,  at that time he was appointed the
          Executive Vice  President of Finance.  He served as the Executive Vice
          President from October 22, 2013 through  January 28, 2014. Mr. Walford in  connection  with his services as an officer,  director and founder was issued 2,000,000  shares of common stock,  such shares were valued at $2,000 or $0.001 per share.
     (2)  Mr.  Pollard  became  an  Officer  in  March 1,  2013.  As part of Mr.
          Pollard's employment he was issued an option for 2,250,000 shares. The option has no value using the Black-Scholes method.
     (3)  Mr.  Hattenbach served as an Officer from July 1, 2013 through October
          7, 2013.
     (4)  Mr. Nichols was appointed the Chief  Executive  Officer on October 22,
          2013.  Mr.  Nichols,  in  connection  with his services as an officer, director and founder was issued 2,000,000 shares of common stock, such shares were valued at $2,000 or $0.001 per share.

EMPLOYMENT AGREEMENTS

We have employment/consultant agreements as of September 30, 2013, with our key officers, as listed below. Described below are the compensation packages our Board approved for our executive officers. The compensation agreements were approved by our board based upon recommendations conducted by the board.

NAME                    POSITION                             ANNUAL COMPENSATION
--------------------    -------------------------------      -------------------
Donald Walford          Former Executive Vice President
                        of Finance                           $192,000 (1)

Charles Pollard         President & COO                      $210,000 (2)

W. Edward Nichols       CEO, Chairman & Secretary            $120,000 (3)

Todd B. Hattenbach      Former CFO                           $150,000 (4)

(1) Pursuant to an employment agreement effective September 1, 2012 and amended in February 2013, Mr. Walford receives a base salary of $192,000 per year. In addition to the base salary, Mr. Walford shall be paid a monthly car allowance of $600. In February 2013, the term of the agreement was extended through September 2016. On October 22, 2013, Mr. Walford was appointed the Executive Vice President of Finance and no changes were made to his employment agreement as a result of the change of position. On January 28, 2014, Mr. Walford was given 30-day notice of his termination for cause.

The employment agreement provided that Mr. Walford would be paid a bonus of one half of one percent of the net asset increases as reflected in our balance sheet from time to time. The basis of the calculation would be the net assets as listed in our financials and shall at least be paid every six months within 30 days after the accounting for the applicable period has been completed.

Upon thirty (30) days written notice, the employment may be terminated without further liability on the part of the Company. Cause is considered to be (i) Conviction of a felony, a crime or moral turpitude or commission of an act of embezzlement or fraud against the Company or affiliate thereof: (ii) deliberate dishonesty of resulting in damages to the Company or affiliate thereof; and
(iii) dereliction of duty, misfeasance or malfeasance. If there is a termination for cause the benefits of any bonus for the period preceding termination would be forfeit.

The Company may terminate the agreement at will upon 60 days written notice. In the Company decides to terminate it would be required to repurchase 50% of Mr. Walford's shares up to 1,000,000 shares at a price equal to 90% of the average trading prices over the 60 days preceding the notice of termination. The Company would have to pay 50% of the repurchase within price within 30 days of termination and the balance within 60 additional days.

(2) Effective March 1, 2013, we entered into an Executive Employment Agreement with Charles Pollard to become our Chief Operating Officer and Director and the CEO of TFI Operating. Pursuant to the Agreement, Mr. Pollard will receive a base salary of $210,000 per year. The base salary shall thereafter be reassessed annually by the Board of Directors based upon the performance of Mr. Pollard. In addition, Mr. Pollard: i) shall be eligible to receive up to 500,000 shares of our common stock based upon his performance as to the production and reserve growth of us and mutually agreed upon between himself and the Board of Directors; and ii) he shall be entitled to participate in all benefit programs established by us. This Agreement may be terminated by either party without cause upon thirty days written notice. Also as part of this Agreement and subsequently amended in June 2013, Mr. Pollard was granted non-qualified stock options to purchase 2,250,000 shares of our common stock at $0.10 per share. The stock options will have a cashless exercise option and a tag along sales option for Mr. Pollard should the CEO or other members of the Board of Directors elect to sell the shares of common stock prior to a public stock offering. See the table below for a description of the vesting provisions and term of the stock options.

(3) Pursuant to a Consulting Agreement, effective September 1, 2012, Mr. Nichols receives a Base Fee of $120,000 per year for the first six months and which increased to $180,000 on the first day of March 2013. In addition to the Base Fee, Mr. Nichols is paid a monthly car allowance of $600. Mr. Nichols shall be paid an annual bonus of one half of one percent of the net asset increases over the prior year. The basis of the calculation shall be the net assets as listed in our financials and shall be paid every six months within 30 days after the accounting for the applicable period has been completed. The original term of the Consulting Agreement was extended through September 2016. On October 22,

2013, Mr. Nichols was appointed the Chief Executive Officer of the Company and no changes have been made to the Consulting Agreement as a result of the change of position.

Upon thirty (30) days written notice, the employment may be terminated without further liability on the part of the Company. Cause is considered to be (i) Conviction of a felony, a crime or moral turpitude or commission of an act of embezzlement or fraud against the Company or affiliate thereof: (ii) deliberate dishonesty of resulting in damages to the Company or affiliate thereof; and
(iii) dereliction of duty, misfeasance or malfeasance. If there is a termination for cause the benefits of any bonus for the period preceding termination would be forfeit.

The Company may terminate the agreement at will upon 60 days written notice. In the Company decides to terminate it would be required to repurchase 50% of Mr. Nichol's shares up to 1,000,000 shares at a price equal to 90% of the average trading prices over the 60 days preceding the notice of termination. The Company would have to pay 50% of the repurchase within price within 30 days of termination and the balance within 60 additional days.

(4) Mr. Hattenbach resigned as the Chief Financial Officer on October 7, 2013. He did not have an employment agreement with the Company, he worked on an at will basis.

EMPLOYMENT  CONTRACTS  AND  TERMINATION  OF  EMPLOYMENT  AND   CHANGE-IN-CONTROL
ARRANGEMENTS

There are employment contracts, compensatory plans or arrangements, including payments to be received from us, with respect to any of our directors or executive officers which would in any way result in payments to any such person because of his or her resignation, retirement or other termination of employment with us. These agreements do not provide for payments to be made as a result of any change in control of us, or a change in the person's responsibilities following such a change in control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our board of directors in our entirety acts as the compensation committee for Three Forks, Inc.

                              DIRECTOR COMPENSATION

The following table sets forth certain information concerning compensation paid to our directors for services as directors, but not including compensation for services as officers reported in the "Summary Executives' Compensation Table" during the year ended December 31, 2012:

                                                                         NON-QUALIFIED
                    FEES EARNED                          NON-EQUITY         DEFERRED
                    OR PAID IN    STOCK      OPTION    INCENTIVE PLAN     COMPENSATION       ALL OTHER
                       CASH        AWARDS    AWARDS     COMPENSATION        EARNINGS       COMPENSATION      TOTAL
   NAME      YEAR       ($)          ($)       ($)           ($)              ($)               ($)           ($)
------------ ----- -------------- ---------- --------- ---------------- ----------------- ---------------- -----------
W. Edward    2012              0          0         0                0                 0                0          $0
Nichols

Donald       2012              0          0         0                0                 0                0          $0
Walford

Charles      2012              0          0         0                0                 0                0          $0
Pollard
------------

                                      -41-

Messrs. Young, Ranew and Dragul were appointed our directors in 2013 and therefore are not represented in the table.

     (1) Mr. Nichols receives a salary pursuant to an agreement with the Company for his services to the Company. Mr. Nichols in connection with his services as an officer, director and founder was issued
          2,000,0000 shares of common stock, such shares were valued at $2,000 or $0.001 per share.

     (2) Mr. Walford receives a salary pursuant to an employment agreement with the Company for his services as an officer of the Company. Mr. Walford in connection with his services as an officer, director and founder was issued 2,000,000 shares of common stock, such shares were valued at $2,000 or $0.001 per share. On January 28, 2014, Mr. Walford's employment agreement was terminated.

The term of office for each Director is one (1) year, or until his/her successor is elected at our annual meeting and qualified. The term of office for each of our Officers is at the pleasure of the Board of Directors.

The Board of Directors has no nominating, auditing committee or a compensation committee. Therefore, the selection of person or election to the Board of Directors was neither independently made nor negotiated at arm's length.

At this time, our Directors do not receive cash compensation for serving as members of our Board of Directors.

LIMITATION ON LIABILITY AND INDEMNIFICATION

We are a Colorado corporation. The Colorado Revised Statutes (CRS) provides that the articles of incorporation of a Colorado corporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or our stockholders for monetary damages for breach of fiduciary duty as a director, except that any such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) acts specified in Section 78 (concerning unlawful distributions), or (iv) any transaction from which a director directly or indirectly derived an improper personal benefit. Our articles of incorporation contain a provision eliminating the personal liability of directors to our company' or our stockholders for monetary damages to the fullest extent provided by the CRS.

The CRS provides that a Colorado corporation must indemnify a person who was wholly successful, on the merits or otherwise, in defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal (a "Proceeding"), in which he or she was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the Proceeding, unless such indemnity is limited by the corporation's articles of incorporation. Our articles of incorporation do not contain any such limitation.

The CRS provides that a Colorado corporation may indemnify a person made a party to a Proceeding because the person is or was a director against any obligation incurred with respect to a Proceeding to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in the Proceeding if the person conducted himself or herself in good faith and the person reasonably believed, in the case of conduct in an official capacity with the corporation, that the person's conduct was in the corporation's best interests and, in all other cases, his or her conduct was at least not opposed to the corporation's best interests and, with respect to any criminal proceedings, the person had no reasonable cause to believe that his or her conduct was unlawful. Our articles of incorporation and bylaws allow for such indemnification. A corporation may not indemnify a director in connection with any Proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or, in connection with any other Proceeding charging that the director derived an improper personal benefit, whether or not involving actions in an official capacity, in which Proceeding the director was judged liable on the basis that he or she derived an improper personal benefit. Any indemnification permitted in connection with a Proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with such Proceeding.

The CRS, unless otherwise provided in the articles of incorporation, a Colorado corporation may indemnify an officer, employee, fiduciary, or agent of the corporation to the same extent as a director and may indemnify such a person who is not a director to a greater extent, if not inconsistent with public policy and if provided for by our bylaws, general or specific action of our board of directors or stockholders, or contract. Our articles of incorporation provide for indemnification of our directors, officers, employees, fiduciaries and agents to the full extent permitted by Colorado law.

Our articles of incorporation also provide that we may purchase and maintain insurance on behalf of any person who is or was a director or officer of our company or who is or was serving at our request as a director, officer or agent of another enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not we would have the power to indemnify him or her against such liability.

                      EQUITY COMPENSATION PLAN INFORMATION

KEY EMPLOYEES STOCK COMPENSATION PLAN

Effective May 1, 2013, our Stock Option and Award Plan (the "Stock Incentive Plan") was approved by our Board of Directors. Under the Stock Incentive Plan, the Board of Directors may grant options or purchase rights to purchase common stock to officers, employees, and other persons who provide services to us or any related company. The participants to whom awards are granted, the type of awards granted, the number of shares covered for each award, and the purchase or exercise price, conditions and other terms of each award are determined by the Board of Directors, except that the term of the options shall not exceed 10 years. A total of 5 million shares of our common stock are subject to the Stock Incentive Plan and maybe either a qualified or non-qualified stock option. The shares issued for the Stock Incentive Plan may be either treasury or authorized and unissued shares. As of September 30, 2013, we have granted non-qualified stock options to purchase 3,900,000 shares of our common stock under the Plan.

WARRANTS

Effective May 30, 2013 and as part of a consulting agreement, the Company issued a warrant to a consultant in exchange for cash in the amount of $27.50. The warrant entitles the consultant to purchase over a five year period at a price of $3.00 per share up to 275,000 shares of the Company's common stock. The warrant has a cashless exercise option.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
------------------------------------------------------

Other than the stock transactions discussed below, we have not entered into any transaction nor are there any proposed transactions in which any of our founders, directors, executive officers, stockholders or any members of the immediate family of any of the foregoing had or is to have a direct or indirect material interest.

We have employment agreements as of September 30, 2013, with our key officers, as listed below. Described below are the compensation packages our Board approved for our executive officers. The compensation agreements were approved by our board based upon recommendations conducted by the board.

NAME                    POSITION                             ANNUAL COMPENSATION
--------------------    -------------------------------      -------------------
Donald Walford          Former Executive Vice President
                        of Finance                           $192,000 (1)

Charles Pollard         President & COO                      $210,000 (2)

W. Edward Nichols       CEO, Chairman & Secretary            $120,000 (3)

Todd B. Hattenbach      Former CFO                           $150,000 (4)

--------------------
(1)Pursuant to an employment agreement effective September 1, 2012 and amended in February 2013, Mr. Walford receives a base salary of $192,000 per year. In addition to the base salary, Mr. Walford shall be paid a monthly car allowance of $600. In February 2013, the term of the agreement was extended through September 2016. On October 22, 2013, Mr. Walford was appointed the Executive Vice President of Finance and no changes were made to his employment agreement as a result of the change of position. On January 28, 2014, Mr. Walford was given 30-day notice of his termination for cause.

Mr. Walford would be paid a bonus of one half of one percent of the net asset increases as reflected in our balance sheet from time to time. The basis of the calculation would be the net assets as listed in our financials and shall at least be paid every six months within 30 days after the accounting for the applicable period has been completed. In February 2013, the term of the agreement was extended through September 2016. On October 22, 2013, Mr. Walford was appointed the Executive Vice President of Finance no changes have been made to his employment agreement as a result of the change of position.

(2) Effective March 1, 2013, we entered into an Executive Employment Agreement with Charles Pollard to become our Chief Operating Officer and Director and the CEO of TFI Operating. Pursuant to the Agreement, Mr. Pollard will receive a base salary of $210,000 per year. The base salary shall thereafter be reassessed annually by the Board of Directors based upon the performance of Mr. Pollard. In addition, Mr. Pollard: i) shall be eligible to receive up to 500,000 shares of our common stock based upon his performance as to the production and reserve growth of us and mutually agreed upon between himself and the Board of Directors; and ii) he shall be entitled to participate in all benefit programs established by us. This Agreement may be terminated by either party without cause upon thirty days written notice. Also as part of this Agreement and subsequently amended in June 2013, Mr. Pollard was granted non-qualified stock options to purchase 2,250,000 shares of our common stock at $0.10 per share. The stock options will have a cashless exercise option and a tag along sales option for Mr. Pollard should the CEO or other members of the Board of Directors elect to sell the shares of common stock prior to a public stock offering. See the table below for a description of the vesting provisions and term of the stock options.

(3) Pursuant to a Consulting Agreement, effective September 1, 2012, Mr. Nichols receives a Base Fee of $120,000 per year for the first six months and which increased to $180,000on the first day of March 2013. In addition to the Base Fee, Mr. Nichols is paid a monthly car allowance of $600. Mr. Nichols shall be paid an annual bonus of one half of one percent of the net asset increases over the prior year. The basis of the calculation shall be the net assets as listed in our financials and shall be paid every six months within 30 days after the accounting for the applicable period has been completed. The original term of the Consulting Agreement was extended through September 2016. On October 22, 2013, Mr. Nichols was appointed the Chief Executive Officer of the Company no changes have been made to the Consulting Agreement as a result of the change of position.

(4) Mr. Hattenbach resigned as the Chief Financial Officer on October 7, 2013. He did not have an employment agreement with the Company and worked on an at will basis.

STOCK ISSUANCES

The following officers and directors of the Company have been issued stock, options and/or warrants as listed below.

                                                         NUMBER OF
          NAME                     POSITION                SHARES         TYPE OF EQUITY         REASON FOR ISSUANCE
------------------------- ----------------------------- ------------ ----------------------- ---------------------------
Don Walford               Director & Former Exec VP of
                          Finance                        2,000,000   Common Shares           Services
Edward Nichols            CEO, Chairman & Secretary      2,000,000   Common Shares           Services
Chuck Pollard             President & COO                2,250,000   Stock Option            Services
William Young             Director                         400,000   Common Shares           Services
Paul Dragul               Director                         162,000   Common Shares           Cash and services
Lester Ranew              Director                          66,667   Common Shares           Cash

THREE FORKS NO. 1 LLC

On December 31, 2012, we entered into a Farmout Agreement where we had a 100% working interest in 320 gross and 290 net acres of mineral interests located in Archer County Texas subject to the Farmout. In consideration of Three Forks No. 1 undertaking and paying it's pro rata portion of the costs associated with the drilling and completion of 9 wells in Archer county Texas on the Farmout property, we assigned 87% of the working interest in the Farmout to the LLC. Likewise, on January 1, 2013, we assigned 1% of the WI to each Messrs. Walford, Young and Nichols, officers and directors of the Company, (a total of 3% of the WI) in the Farmout. These WIs' were assigned the proportional cash payment of 1% of the project costs.

Mr. Lester Ranew, a director of the Company, purchase 6 Units in the Three Forks No. 1, representing 6.81% equity interest in Three Forks No. 1.

DUE FROM OTHERS - RELATED PARTIES

During the nine months ended September 30, 2013, we advanced funds to two of our affiliates, TFI Operating in the amount of $1,096 and Three Forks No. 1 in the amount of $118,713 and at September 30, 2013 we are owed $119,809.

ACCRUED LIABILITIES - RELATED PARTY

During the nine months ended September 30, 2012, the Company was advanced funds from on of its members of the Board of Directors, Lester Ranew, who is also a member of Tin Cup LLC and at September 30, 2013, the Company owes $209,520. In addition, at September 30, 2013, the Company owed Mr. Ranew $8,065 for accrued revenues from oil and gas production.

At December 31, 2012, we owed an affiliate of one of our former officer and director a total of $15,000 in fees for services rendered.

SHARES FOR SERVICES

During the nine months ended September 30, 2013, Mr. Dragul and Mr. Panigrahi a member of the Board of Directors and a former member, respectively were issued 25,000 and 175,000 shares of our common stock in exchange for services in the amount of $17,600 or at a fair value of $0.088 per share.

In March 2012, the Company issued 5,325,000 shares of its common stock to its members of the Board of Directors and officers in exchange for services in the amount of $5,325 or at a fair value of $0.001 per share.

CONSULTING SERVICES

During the nine months ended September 30, 2013, and for the period March 28, 2012 (inception) through September 30, 2012, respectively the Company paid Messrs. Nichols and Walford totally $188,361 and $40,684, in fees as part of consulting arrangements approved by the Board of Directors.

SECURED CONVERTIBLE PROMISSORY NOTES

In September 2013, we commenced a private offering of $2,000,000 Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% WI in the Five JABS property discussed above. These notes are due in September 2014 and are convertible into shares of our common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the secured convertible promissory note. The conversion of the convertible promissory notes into shares of our common stock could have a dilutive effect to the holdings of our existing shareholders.

One of the subscribers of this offering was Tincup Oil and Gas, LLC, which subscribed for a $250,000 secured convertible promissory note. Mr. Ranew, a director of the Company, is a member of Tincup Oil and Gas, LLC.

The offering was not fully subscribed and a total of $1,535,000 was raised.

Separately and apart, two members of management agreed to make up the difference of the Secured Convertible Promissory Note Offering and the purchase price of Five JABS in a separate transaction with separate terms with the Company. Mr. Charles Pollard and Mr. Lester Ranew, officers and directors of the Company, in exchange for secured convertible promissory notes provided the Company with a total of $600,000 cash ($300,000 each). Mr. Pollard's and Mr. Ranew's notes have a due date of January 2, 2014 and allow for the conversion of the notes into common stock upon issuance. Their notes provide that in addition to having a due date of January 2, 2014, that at the due date they will each receive a $7,500 payment of fees and interest. If the notes are not paid at January 2, 2014, the Company is required to take immediate steps to liquidate the secured property and the due date will be extended to April 2, 2014. At January 2, 2014, the Company failed to make payment on the notes. At that time Mr. Pollard and Ranew each entered into an Extension and Waiver with the Company. The Extension and Waiver provides that the payment date shall be extended to April 2, 2014 and both holders have waived the provision that steps be taken to liquidate the secured property at this time. If payment is made at April 2, 2014, they will each receive a $15,000 payment of fees and interest. If the property has not been liquidated at such date, they will each be assigned an 11.25% interest in the Five JABS properties.

The Secured Convertible Promissory Notes are secured by the Company's 75% of the right, title and working interest in 1,955 gross leasehold acres including 13 producing wells, 9 service wells and 14 additional wellbores located in the States of Texas and Louisiana, the Five JABS properties.

ITEM 8. LEGAL PROCEEDINGS
-------------------------

We anticipate that we (including any future subsidiaries) will from time to time become subject to claims and legal proceedings arising in the ordinary course of business. It is not feasible to predict the outcome of any such proceedings and we cannot assure that their ultimate disposition will not have a materially adverse effect on our business, financial condition, cash flows or results of operations. As of the filing of this Form 10, we are not a party to any pending legal proceedings, nor are we aware of any civil proceeding or government authority contemplating any legal proceeding.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
--------------------------------------------------------------------------------

MARKET INFORMATION

Currently there is no public trading market for our stock, and we have not applied to have the common stock quoted for trading in any venue.

We intend to obtain a listing for our stock on an exchange in the future, but cannot make any assurances that we will be approved for such listing, as the exchanges have certain listing requirements that we would have to meet. Such listing requirements at a minimum include, but are not limited to:

         - Stockholders' equity of at least $4,000,000 and/or 2 years of operating history and/or pre-tax income of at least $750,000 in our last fiscal year or two of the last three fiscal years;
         -        Be able to meet certain distribution requirements; and
         - Be able to meet certain market values of publicly held shares and aggregate market values of the shares.

RULES GOVERNING LOW-PRICE STOCKS THAT MAY AFFECT OUR STOCKHOLDERS' ABILITY TO RESELL SHARES OF OUR COMMON STOCK

We are a "penny stock" company, as our stock price is less than $5.00 per share. If we are able to obtain an exchange listing for our stock, we cannot make an assurance that we will be able to maintain a stock price greater than $5.00 per share and if the share price was to fall to such prices, that we wouldn't be subject to the Penny Stocks rules.

The penny stock rules require broker-dealers, prior to a transaction in a penny stock not otherwise exempt from the rules, to make a special suitability determination for the purchaser to receive the purchaser's written consent to the transaction prior to sale, to deliver standardized risk disclosure documents prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

HOLDERS

As of December 31, 2013, we have approximately 450 stockholders of record of our common stock.

DIVIDENDS

As of the filing of this registration statement, we have not paid any dividends to stockholders. There are no restrictions which would limit our ability to pay dividends on common equity or that are likely to do so in the future. The Colorado Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend; we would not be able to pay our debts as they become due in the usual course of business; or our total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES
------------------------------------------------

We have sold securities since inception (March 28, 2012) without registering the securities under the Securities Act of 1933 as shown in the following tables:

SHARES ISSUED FOR PRIVATE OFFERINGS

Since our inception in March 2012 through September 2012, we have shares of our common stock at a price of $0.01 per share in exchange for cash to the individuals and the amounts set forth below.

    Number of Shares      Consideration                   Name
--------------------------------------------------------------------------------

           5,000              $    50           Melvin & Judith Einsidler
          20,000              $   200           William C. Gascoigne
           5,000              $    50           Robert Bradley
           5,500              $    55           Donald Einsidler
         100,000              $ 1,000           Jacobs Enterprises, Ltd
          45,000              $   450           Robert W. Simmons
          10,000              $   100           Robert Reynolds
          11,000              $   110           Richard Davis
          30,000              $   300           Dennis Kaboth
           7,500              $    75           Jeremy Isaacs
           2,500              $    25           David & Lois Einsidler
          16,500              $   165           Barry Isaacs
           5,500              $    55           Risa Einsidler
         137,000              $ 1,370           Bruce Theuerkauf
          19,500              $   195           Ralph T. Meloro, Trustee of
                                                the Lisa B. Meloro Irrevocable
                                                Trust
          40,000              $   400           Dennis Noel
          60,000              $   600           Donald S.  Heauser
          30,000              $   300           Eric Hample
         150,000              $ 1,500           Dennis and MaryJo  Gabriel
           2,215              $    22           Diane Leeds Einsidler
          10,000              $   100           Vladimir & Glida Scerbo
         160,000              $ 1,600           Robert Scerbo
           2,500              $    25           Marc & Caryn Schneider
           5,500              $    55           Charles Ras
          50,000              $   500           James Ford
           5,000              $    50           John Phelps
          21,000              $   210           Sean Fleming
          75,000              $   750           Neilson Family Trust
         150,000              $ 1,500           Michael McNally
           2,500              $    25           Joseph G. Hoenigmann
           2,500              $    25           Christopher Pesce




                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

         100,000              $ 1,000           Clarene O Hample Revocable
                                                Trust, Brent Hample Trustee
           7,500              $    75           Leah & Greg Isaacs
          67,000              $   670           Joan M. Jacobson
          17,000              $   170           Christian Farr
          20,000              $   200           John Cooper
          25,000              $   250           Steve Remmert
          25,000              $   250           Gerald Smart Trust
           6,500              $    65           Michael Einsidler
          16,667              $   167           Alexander Biggs
          16,667              $   167           Thomas B. Biggs
           7,000              $    70           Leland Beckley
           7,000              $    70           Byron Beckley
           7,000              $    70           Trenton Toftoy
          10,000              $   100           James Iverson
         100,000              $ 1,000           Robert & Cynthia Toftoy
          25,000              $   250           Joel Ripmaster
           7,000              $    70           Patricia Nauman
           3,500              $    35           Ralph Toftoy
           5,000              $    50           Monica Sherman
          40,000              $   400           Richard Rinella
           5,000              $    50           Bernard Rinella
          17,000              $   170           Breff Leasing
           7,000              $    70           Underhill Trucking -
          25,000              $   250           Gerald Smart Trust
         200,000              $ 2,000           Henry Moxely
          10,000              $   100           Nicole Saunders
          10,000              $   100           Glenda Weiss
           3,200              $    32           Terry Jacobson
          38,000              $   380           Tom Ness
           5,000              $    50           John Bryan
          25,000              $   250           Robert & Donna Wittenauer
          25,000              $   250           Donna Wittenauer FBO LK Latimer
           5,000              $    50           Timothy Scott
          10,000              $   100           Patrick J. Donovan
          25,000              $   250           Mihcael Pryblo
         100,000              $ 1,000           Adelaide Biggs
          15,000              $   150           George Biggs
          15,000              $   150           Marcia Biggs
          15,000              $   150           Adelaide Andrews
           4,000              $    40           Amanda Germany
          40,000              $   400           Paul Dragul
           6,250              $    63           Daniel and Lesli Underhill
           2,500              $    25           Stephen Cohen
           3,400              $    34           Ron Anderson
          60,000              $   600           Cracked Crab LLC
           7,500              $    75           Jeff Rosenberg
          40,000              $   400           Glenda Weiss
          50,000              $   500           Christopher Jacobs
           2,500              $    25           Joseph Willen
          35,000              $   350           Paul Dragul
          40,000              $   400           Steward Mosko

          25,000              $   250           Gary Walford
          50,000              $   500           Brian Remington
          10,000              $   100           Daniel Rainey
          50,000              $   500           E. Dean Davis
          25,000              $   250           Lawson Farmer
          25,000              $   250           Cain Griffin Group, LLc
           6,000              $    60           Charles W. Jones
           4,000              $    40           FNB Griffin custodian for
                                                Individual IRA Charles W. Jones
           2,500              $    25           Edward Vitko
           2,500              $    25           Mike Vitko
          11,667              $   117           Robert & Cynthia Toftoy
             500              $     5           Marla Alstadt
             250              $     3           Gary Lee Young

From July 2012 through September 2012, we have shares of our common stock at a price of $1.00 per share in exchange for cash to the individuals and the amounts set forth below.


    Number of Shares      Consideration                   Name
--------------------------------------------------------------------------------

           8,000           $    8,000           Robert & Cynthia Toftoy
          15,000           $   15,000           Bruce Theuerkauf Jr.
          50,000           $   50,000           James Ford
           1,000           $    1,000           Brian Hassett
          25,000           $   25,000           Willie Love
          15,000           $   15,000           Robert Reynolds
         100,000           $  100,000           Edward Vitko
          10,000           $   10,000           Caryn & Marc Schneider
           1,000           $    1,000           Diane Leeds Einsidler
           4,876           $    4,876           Bruce Molloy FBO Mariana Molloy
           6,000           $    6,000           Bruce Molloy
          10,000           $   10,000           Larry & Gayla Johnson
          12,000           $   12,000           David Newman
          25,000           $   25,000           Michael Faletti, Jr.
           5,000           $    5,000           Robert Bradley
           2,250           $    2,250           Thomas G. Nixon
          20,000           $   20,000           Jonathan Sherman,
          25,000           $   25,000           William and Suzanne Knopf
         100,000           $  100,000           Alexander Withall Declaration fo
                                                Trust-  W. Knopf Trustee
          10,000           $   10,000           Bruce Molloy
          50,000           $   50,000           Christopher Jacobs
          10,000           $   10,000           Henry H. Moxley
           6,000           $    6,000           James H. Campbell
           2,750           $    2,750           Thomas and Linda Nixon
          25,000           $   25,000           Michael Pryblo
           5,000           $    5,000           James Iverson
          37,000           $   37,000           Paul Dragul
          30,000           $   30,000           David Kelley
           6,000           $    6,000           Cottonwood NB LLC

           2,800           $    2,800           Karen A. Baker
           5,000           $    5,000           Rodney J. Buhr
           5,000           $    5,000           Spyglass Capital Group LLC
           2,000           $    2,000           Samuel H. Rabin
          14,000           $   14,000           Ronald Cox
           5,000           $    5,000           Willie and Carol Love, Jr
          20,000           $   20,000           Steven A. Scalf
          10,000           $   10,000           Keil & Elizabeth Johnson
          10,000           $   10,000           Russel D. and Judith A. Noel
          20,000           $   20,000           Robert and Cynthia Toftoy
          50,000           $   50,000           Joan jacobson Trust
          50,000           $   50,000           James R. Stewart
           5,000           $    5,000           Irene A. Brown
           5,000           $    5,000           James Iverson
           3,000           $    3,000           Kenneth Knudson
         100,000           $  100,000           Dennis and MaryJo Gabriel
          20,000           $   20,000           Robert Scerbo
          50,000           $   50,000           Edward Vitko
          30,000           $   30,000           Falettiko Oil & Gas, LLc
          25,000           $   25,000           Mike Vitko
           7,000           $    7,000           Larry & Gayle Johnson
           5,000           $    5,000           Willie and Carol Love
           6,000           $    6,000           Vladimir Scerbo
          25,000           $   25,000           Robert Reynolds
          10,000           $   10,000           Bruce Theuerkauf Jr.
          35,000           $   35,000           Cain Griffin Group, Inc
          30,000           $   30,000           David. D. Duvick
          25,000           $   25,000           Caroline Justice
          10,000           $   10,000           Cottonwood NB LLC
          10,000           $   10,000           Steven A. Scalf
           2,250           $    2,250           Gary Lee Young
          30,000           $   30,000           David Kelley
          10,000           $   10,000           Sauney & Geraldine Pippin
          20,000           $   20,000           Steve Scalf
          30,000           $   30,000           Bernard Bols
          16,667           $   16,667           Breff Leasing
          33,334           $   33,334           Gary Underhill
          50,000           $   50,000           Bill Baber
          13,000           $   13,000           Debbie Hamen
           2,000           $    2,000           Bruce Theuerkauf Jr
          81,000           $   81,000           Dayspring Capital, LLC
          12,500           $   12,500           Tom Ness
           7,500           $    7,500           Robert Toftoy
           2,500           $    2,500           Edward Vitko
           2,500           $    2,500           Mike Vitko

From October 2012 through December 2012, we have shares of our common stock at a price of $2.25 per share in exchange for cash to the individuals and the amounts set forth below.


    Number of Shares      Consideration                   Name
--------------------------------------------------------------------------------

          10,000           $   22,500           Tamar and Bruce Mar
          44,444           $   99,999           James R. Stewart
          40,000           $   90,000           Rich Sharpenter
              50           $      113           Kathie Hayes
             500           $    1,125           Maria Terrazas
           2,222           $    5,000           Tim L. Briggs
           1,000           $    2,250           Edward W. Sharpenter
           1,600           $    3,600           Rodney Buhr
          20,000           $   45,000           Alexander Withall/ Knopf
          20,000           $   45,000           Eric Hample
           9,955           $   22,399           Rich Sharpenter
              50           $      113           Ned  Sharpenter
              50           $      113           Becky sharpenter
              50           $      113           Nick Sharpenter
              50           $      113           Lindsey Sharpenter
              50           $      113           Lillian Sharpenter
              50           $      113           Marc Sharpenter
              50           $      113           Leanne Sharpenter
              50           $      113           Joanne Blincoe
              50           $      113           Jim Blincoe
              50           $      113           Todd  Blincoe
              50           $      113           Marie Blincoe
              50           $      113           Sophie Blincoe
              50           $      113           Emma Blincoe
              50           $      113           Tom Blincoe
              50           $      113           Judy Blincoe
              50           $      113           Jay Blincoe
              50           $      113           Emily Blincoe
             225           $      506           Trevor J. Buhr
















                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

From January 2013 through September 2013, we have shares of our common stock at a price of $3.00 per share in exchange for cash to the individuals and the amounts set forth below.


    Number of Shares      Consideration                 Name
--------------------------------------------------------------------------------

          20,000          $    60,000         Dr William R. King
          10,000          $    30,000         Ronney Ledford Jr. LLc
          10,000          $    30,000         Francis Construction
          10,000          $    30,000         Lorie J.and Josephine Mangham, Jr.
          10,000          $    30,000         Tim Dender
           1,034          $     3,102         Rich Sharpenter
           1,000          $     3,000         Karen Anderson Baker
          10,000          $    30,000         William & Joyce Babb
           6,665          $    19,995         Ronnie Cain
           7,000          $    21,000         William Stewart
              16          $        48         Rich Sharpenter
          16,667          $    50,001         Seth Sleezer IV
           8,333          $    24,999         Ronney Ledford Jr.
          66,667          $   200,001         Lester Ranew
          46,667          $   140,001         FNB Griffin Custodian for
                                              Individual IRA Timothy R. Dender
          10,000          $    30,000         FNB Griffin Custodian for
                                              individual IRA Linda Jordan
           2,000          $     6,000         Kenneth and Shirley Thompson
          13,334          $    40,002         Barry L. Jacobson
          26,667          $    80,001         James and Teresa Stewart
           8,334          $    25,002         Jared and Christina Adam
           3,333          $     9,999         Ronnie Can
           1,671          $     5,013         Patricia K. Huber
          10,000          $    30,000         Amanda Remington
          13,334          $    40,002         Arthur C. Krepps III
          10,000          $    30,000         C. Roan Berry
           1,500          $     4,500         Creative Solutions Invesments, LLC
           1,000          $     3,000         Darrell L & Mary A Gulseth JTWROS
          15,000          $    45,000         Herbert T. Sears
          20,000          $    60,000         James and Teresa Stewart
             500          $     1,500         Kelly Anderson
             500          $     1,500         Kirk Anderson
             500          $     1,500         Kyle Anderson
           3,500          $    10,500         Mitchell Gulseth
          20,000          $    60,000         Raymond Dender
          10,000          $    30,000         Richard Coleman Clements
           8,333          $    24,999         Ronny Ledford Jr.
          10,000          $    30,000         SCI Investments, LLC
           2,000          $     6,000         Star Net Investments, LLC
         100,000          $   300,000         Robert E. Long
          10,000          $    30,000         Timothy Dender


                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

             500          $     1,500         Kelly Anderson
             500          $     1,500         Kirk Anderson
             500          $     1,500         Kyle Anderson
             500          $     1,500         Marla Alstadt
          10,000          $    30,000         Amanda Remington
           8,333          $    24,999         Ronny Ledford Jr.
          10,000          $    30,000         Richard Coleman Clements
           1,500          $     4,500         Creative Solutions Invesments, LLC
           2,000          $     6,000         Star Set Investments, LLC
          20,000          $    60,000         Raymond Dender
          20,000          $    60,000         James and Teresa Stewart

           3,333          $    10,000         Ray & Betty Chally
          10,000          $    30,000         M&M Funding, LLC
          12,000          $    36,000         FNB Griffin Custodian for
                                              William C. Weldon IRA
          10,000          $    30,000         FNB Griffin Custodian for
                                              Wendy Williams IRA
          10,000          $    30,000         FNB Griffin Custodian for
                                              Lewis G. Sanders IRA
          10,000          $    30,000         FNB Griffin Custodian for
                                              William House Jr. IRA

SECURED CONVERTIBLE PROMISSORY NOTE OFFERING

In September 2013, we commenced a private offering of $2,000,000 Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% WI in the Five JABS property discussed earlier in the document. These notes are due in September 2014 and are convertible into shares of our common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the secured convertible promissory note. The offering was not fully subscribed and a total of $1,535,000 was raised.

          NOTEHOLDER                          AMOUNT OF THE NOTE
-----------------------------------------------------------------------
Tincup Oil and Gas , LLC (1)                                   $250,000
C. Roan Berry/Environtech Corp.                                $100,000
Timothy Dender                                                 $400,000
Dennis W. & Mary J. Gabriel                                     $60,000
Charles Jones                                                  $100,000
Estate of William King                                         $100,000
Estate of William King                                         $500,000
Caroline J. Fisher, Ph. D                                       $25,000
------------------------------------------------------------------------
(1) Mr. Ranew, a director of the Company, is a member of Tincup Oil and Gas, LLC.

EXEMPTION FROM REGISTRATION CLAIMED

Sales and issuances by us of the unregistered securities listed above were made by us in reliance upon Rule 506 of Regulation D to the individuals listed above. All of the individuals and/or entities listed above that purchased the unregistered securities were all known to us and our management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to our management in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to us. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition. Each purchaser made written representation under Rule 506 of Regulation D, including net worth and sophistication. We required written representation that each purchaser who was not an accredited investor, either alone or with his purchaser representative, had such knowledge and experience in financial and business matters that he/she was capable of evaluating the merits and risks of the prospective investment, and the issuer reasonably believed (based on written representations) immediately prior to making any sale that the purchaser came within this description.

SHARES ISSUED FOR COMPENSATION OR SERVICES

Since our inception in March 2012 through September 30, 2013, we have issued a total of 6,250,000 shares of our common stock in exchange for services to the individuals and the amounts set forth below.


 NUMBER OF SHARES     CONSIDERATION                      NAME
--------------------------------------------------------------------------------

     2,000,000           Services           W Edward Nichols (1)
     2,000,000           Services           Donald Walford (1)
        75,000           Services           Lisa Baird
       500,000           Services           William Young (1)
       750,000           Services           Marc Pindus
       150,000           Services           Michael Littman
        15,000           Services           Debbie Hamen
        15,000           Services           Joe Ford
        15,000           Services           Herb Sears
       200,000           Services           Hawkeye Oil and Gas Ventures LLC
        50,000           Services           William Baber
        10,000           Services           Joe Ford
       175,000           Services           Prabhas Panigrahi
        25,000           Services           Paul Dragul (1)
       270,000           Services           Maxim Group Inc.

MATERIAL RELATIONSHIPS
(1) Director/Officer

EXEMPTION FROM REGISTRATION CLAIMED

All of the sales by us of the unregistered securities listed immediately above were made by us in reliance upon Section 4(2) of the Act. All of the individuals and/or entities listed above that purchased the unregistered securities were all known to us and our management, through pre-existing business relationships, as long standing business associates, friends, and employees. All purchasers were provided access to all material information, which they requested, and all information necessary to verify such information and were afforded access to our management in connection with their purchases. All purchasers of the unregistered securities acquired such securities for investment and not with a view toward distribution, acknowledging such intent to us. All certificates or agreements representing such securities that were issued contained restrictive legends, prohibiting further transfer of the certificates or agreements representing such securities, without such securities either being first registered or otherwise exempt from registration in any further resale or disposition.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED
----------------------------------------------------------------

COMMON STOCK

We are presently authorized to issue one-hundred million (100,000,000) shares of our $0.001 par value common shares. A total of 11,503,477 common shares are deemed issued and outstanding as of December 31, 2013.

All shares, when issued, will be fully paid and non-assessable. All shares are equal to each other with respect to voting, liquidation, and dividend rights. Special Stockholders' meetings may be called by our Officers or Directors, or upon the request of holders of at least one-tenth (1/10th) of the outstanding shares. Holders of shares are entitled to one vote at any Stockholders' meeting for each share they own as of the record date set by our Board of Directors. There is no quorum requirement for Stockholders' meetings. Therefore, a vote of the majority of the shares represented at a meeting will govern even if this is substantially less than a majority of the shares outstanding. Holders of shares are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available therefore, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to Stockholders. There is no conversion, pre-emptive or other subscription rights or privileges with respect to any shares. Reference is made to our Articles of Incorporation and our By-Laws as well as to the applicable statutes of the State of Colorado for a more complete description of the rights and liabilities of holders of shares. It should be noted that the Board of Directors without notice to the Stockholders may amend the By-Laws. Our shares do not have cumulative voting rights, which means that the holders of more than fifty percent (50%) of the shares voting for election of Directors may elect all the Directors if they choose to do so. In such event, the holders of the remaining shares aggregating less than fifty percent (50%) of the shares voting for election of Directors may not be able to elect any Director.

PREFERRED STOCK

We are presently authorized to issue twenty-five million (25,000,000) preferred shares our $10 par value preferred shares. No shares of preferred stock are issued and outstanding as of December 31, 2013.

On June 12, 2013 the Board authorized the Class A Preferred Convertible Stock (the "Class A Preferred Stock") of which 500,000 shares of preferred stock have been authorized for the class and the shares have a deemed purchase price at $4.50 per share. The Class A Preferred Stock are to have voting rights equivalent to their conversion rate, one (1) share of Class A Preferred Stock equals one (1) share of common stock. At this time, no shares of the Class A Preferred Stock have been issued.

KEY EMPLOYEES STOCK COMPENSATION PLAN

We adopted a Stock Option and Award Plan on May 1, 2013. We have authorized 5,000,000 shares of common stock to be available for the Plan. We have granted options exercisable for 3,900,000 shares of our common stock under the Plan.

WARRANTS

Effective May 30, 2013 and as part of a consulting agreement, the Company issued a warrant to a consultant in exchange for cash in the amount of $27.50. The warrant entitles the consultant to purchase over a five year period at a price of $3.00 per share up to 275,000 shares of the Company's common stock. The warrant has a cashless exercise option.

SECURED CONVERTIBLE PROMISSORY NOTES

In September 2013, we commenced a private offering of $2,000,000 Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% WI in the Five JABS property discussed above. These notes are due in September 2014 and are convertible into shares of our common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the secured convertible promissory note. The conversion of the convertible promissory notes into shares of our common stock could have a dilutive effect to the holdings of our existing shareholders.

The Secured Convertible Promissory Notes are secured by the Company's 75% of the right, title and working interest in 1,955 gross leasehold acres including 13 producing wells, 9 service wells and 14 additional wellbores located in the States of Texas and Louisiana, the Five JABS properties.

The offering was not fully subscribed and a total of $1,535,000 was raised.

Separately and apart, two members of management agreed to make up the difference of the Secured Convertible Promissory Note Offering and the purchase price of Five JABS in a separate transaction with separate terms with the Company. Mr. Charles Pollard and Mr. Lester Ranew, officers and directors of the Company, in exchange for secured convertible promissory notes provided the Company with a total of $600,000 cash ($300,000 each). Mr. Pollard's and Mr. Ranew's notes have a due date of January 2, 2014 and allow for the conversion of the notes into common stock upon issuance. Their notes provide that in addition to having a due date of January 2, 2014, that at the due date they will each receive a $7,500 payment of fees and interest. If the notes are not paid at January 2, 2014, the Company is required to take immediate steps to liquidate the secured property and the due date will be extended to April 2, 2014. At January 2, 2014, the Company failed to make payment on the notes. At that time Mr. Pollard and Ranew each entered into an Extension and Waiver with the Company. The Extension and Waiver provides that the payment date shall be extended to April 2, 2014 and both holders have waived the provision that steps be taken to liquidate the secured property at this time. If payment is made at April 2, 2014, they will each receive a $15,000 payment of fees and interest. If the property has not been liquidated at such date, they will each be assigned an 11.25% interest in the Five JABS properties.

At September 30, 2013, the Company had a total of $2,135,000 in outstanding secured convertible promissory notes. These funds were used towards the purchase of the remaining 37.5% WI in the Five JABS property.

STOCKHOLDERS

Each Stockholder has sole investment power and sole voting power over the shares owned by such Stockholder. No Stockholder has entered into or delivered any lock up agreement or letter agreement regarding shares or options thereon. Under Colorado laws, no lock up agreement is required regarding our shares as it might relate to an acquisition.

TRANSFER AGENT AND REGISTRAR

Our transfer agent for our securities is Continental Stock and Transfer Company at 17 Battery Place, New York, New York 10004 Phone: 212-509-4000.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
--------------------------------------------------

Under our Articles of Incorporation and By-Laws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. No officer or director may be may be indemnified, however, where the officer or director acted committed intentional misconduct, fraud, or an intentional violation of the law.

We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Colorado.

Regarding the indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to officers and directors under Colorado law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by our officer(s), director(s), or controlling person(s) in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
----------------------------------------------------

The following is a complete list of the financial statements filed as a part of this Report.


     o Audited financial statements of Three Forks, Inc. for the period March 28, 2012 (inception) through December 31, 2012 and unaudited financial statements for the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 (pages F-1 through F-21)

     o Audited financial statements of Five Jab, Inc. for the years ended December 31, 2012 and 2011 and unaudited financial statements for the nine months ended September 30, 2013 and 2012 (pages F-22 through F-33)

     o Pro Forma Financial Statements of Three Forks, Inc. as of June 30, 2013 and for the period March 28, 2012 (inception) through December 31, 2012 (pages F-34 through F-38)














                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

                                THREE FORKS, INC.


                              FINANCIAL STATEMENTS
     FOR THE PERIOD OF MARCH 28, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012
                                     AUDITED

                                       AND

         THE NINE MONTHS ENDED SEPTEMBER 30, 2013 AND FOR THE PERIOD OF
              MARCH 28, 2012 (INCEPTION) THROUGH SEPTEMBER 30, 2012

                                   (UNAUDITED)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF THREE FORKS, INC.:

We have audited the accompanying balance sheet of Three Forks, Inc. ("the Company") as of December 31, 2012 and the related statement of operations, stockholders' equity (deficit) and cash flows for the period March 28, 2012 (inception) through December 31, 2012. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Three Forks, Inc., as of December 31, 2012, and the results of its operations and its cash flows for the period March 28, 2012 (inception) through December 31 2012, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ B F Borgers CPA PC

B F BORGERS CPA PC
Denver, CO
January 31, 2014

                                                         THREE FORKS, INC.
                                                          BALANCE SHEETS

                                                                         September 30, 2013                 December 31, 2012
                                                                            (Unaudited)                         (Audited)
                                                                      -------------------------          -------------------------
ASSETS
   Current assets
Cash and cash equivalents                                             $              2,033,179           $                492,729
Accounts receivable trade, net                                                         148,385                                  -
Inventories                                                                             42,143                                  -
Note receivable other                                                                  100,000                            100,000
Due from others, related party                                                         119,809                                  -
Prepaid and other current assets                                                        26,294                             27,299
                                                                      -------------------------          -------------------------
   Total current assets                                                              2,469,810                            620,028
                                                                      -------------------------          -------------------------

Disposal group held for sale of discontinued operations                                      -                          1,481,071
                                                                      -------------------------          -------------------------
   Property and equipment
Oil and gas properties at cost, full-cost method of accounting
   Unproved                                                                            797,867                            150,001
   Proved                                                                            4,338,489                                  -
Other                                                                                   25,554                             11,576
                                                                      -------------------------          -------------------------
   Total property and equipment                                                      5,161,910                            161,577
Less accumulated depreciation and amortization                                         (37,094)                              (449)
                                                                      -------------------------          -------------------------
   Net property and equipment                                                        5,124,816                            161,128
                                                                      -------------------------          -------------------------
   Long-term assets
Other long-term assets                                                                  61,289                             55,081
                                                                      -------------------------          -------------------------
   Total long-term assets                                                               61,289                             55,081
                                                                      -------------------------          -------------------------

   Total assets                                                       $              7,655,915           $              2,317,308
                                                                      =========================          =========================
LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities
Current maturities of convertible notes                               $              1,535,000           $                      -
Current maturities of notes                                                             29,358                              7,003
Accounts payable trade                                                                 194,668                              4,427
Due on acquisition of oil and gas properties                                         1,742,143                                  -
Accrued and deposits payable                                                           247,490                             22,680
Accrued liabilities and notes payable, related party                                   817,585                             15,000
                                                                      -------------------------          -------------------------
   Total current liabilities                                                         4,566,244                             49,110
                                                                      -------------------------          -------------------------

   Long-term liabilities
Asset retirement obligations                                                           281,962                                  -
                                                                      -------------------------          -------------------------
   Total long-term liabilities                                                         281,962                                  -
                                                                      -------------------------          -------------------------

Disposal group held for sale payables of discontinued operations                             -                              7,745
                                                                      -------------------------          -------------------------

   Total liabilities                                                                 4,848,206                             56,855
                                                                      -------------------------          -------------------------

Commitments and Contingencies                                                                -                                  -

STOCKHOLDERS' EQUITY
Preferred shares, no par value, 25,000,000 shares authorized;
   no shares issued and outstanding                                                          -                                  -
Common shares, $0.001 par value, 100,000,000 shares authorized;
   11,503,477 and 10,799,339 shares issued and outstanding at
   September 30, 2013 and December 31, 2012, respectively                               11,503                             10,799
Additional paid in capital                                                           4,896,040                          3,230,941
Accumulated deficit                                                                 (2,099,834)                          (981,287)
                                                                      -------------------------          -------------------------
   Total stockholders' equity                                                        2,807,709                          2,260,453
                                                                      -------------------------          -------------------------
   Total liabilities and stockholders' equity                         $              7,655,915           $              2,317,308
                                                                      =========================          =========================

   The accompanying notes are an integral part of these financial statements.

                                                          THREE FORKS, INC.
                                                      STATEMENTS OF OPERATIONS
                                                             (Unaudited)


                                                                                  For the Period From        For the Period From
                                                                                    March 28, 2012              March 28, 2012
                                                         For the Nine                 (inception)                (inception)
                                                         Months Ended                   Through                    Through
                                                      September 30, 2013          September 30, 2012          December 31, 2012
                                                          (Unaudited)                 (Unaudited)                 (Audited)
                                                   --------------------------  --------------------------  -------------------------
Revenue
   Oil and gas sales                               $                1,898,134  $                 524,881   $              1,105,401
   Management fees                                                    112,000                          -                          -
                                                   --------------------------  --------------------------  -------------------------
                  Total revenues                                   2,010,134                     524,881                  1,105,401
                                                   --------------------------  --------------------------  -------------------------

Operating expenses:
   Lease operating expenses                                          604,088                     235,328                    486,784
   Production taxes                                                   88,344                      29,205                     56,079
   Depreciation and amortization                                     117,725                      49,960                     50,410
   General and administrative expenses                             1,588,894                     511,186                  1,065,015
                                                   --------------------------  --------------------------  -------------------------
             Total operating expenses                              2,399,051                     825,679                  1,658,288
                                                   --------------------------  --------------------------  -------------------------

Loss from operations                                                (388,917)                   (300,798)                  (552,887)
                                                   --------------------------  --------------------------  -------------------------

Other income (expense)
   Other Income                                                       22,000                           -                          -
   Interest income                                                     3,014                           -                      2,437
   Interest expense                                                   (4,837)                          -                          -
                                                   --------------------------  --------------------------  -------------------------
                Total other income                                    20,177                           -                      2,437
                                                   --------------------------  --------------------------  -------------------------

Loss from continuing operations
   before income taxes                                              (368,740)                   (300,798)                  (550,450)

Income taxes                                                               -                           -                          -
                                                   --------------------------  --------------------------  -------------------------

Net loss from continuing operations                                 (368,740)                   (300,798)                  (550,450)
                                                   --------------------------  --------------------------  -------------------------

Discontinued operations
   Income from operations of discontinued
      property                                                             -                           -                     27,741
   Gain on disposal of property                                      127,478                           -                          -
                                                   --------------------------  --------------------------  -------------------------
         Income from discontinued operations                         127,478                           -                     27,741
                                                   --------------------------  --------------------------  -------------------------

Net loss                                           $                (241,262)  $                (300,798)  $               (522,709)
                                                   ==========================  ==========================  =========================

Net loss from continuing operations                $                   (0.03)  $                   (0.04)  $                  (0.06)
                                                   ==========================  ==========================  =========================

Net income from discontinued operations
   Basic and diluted                               $                    0.01   $                       -   $                   0.00
                                                   ==========================  ==========================  =========================

Net loss per common share
   Basic and diluted                               $                   (0.02)  $                   (0.04)  $                  (0.06)
                                                   ==========================  ==========================  =========================

Weighted average number of common shares
   Basic and diluted                                              11,306,667                   8,539,160                  9,222,607
                                                   ==========================  ==========================  =========================

   The accompanying notes are an integral part of these financial statements.

                                                          THREE FORKS, INC.
                                                  STATEMENT OF STOCKHOLDERS' EQUITY

                                            PREFERRED SHARES       COMMON SHARES       ADDITIONAL                        TOTAL
                                              $10 PAR VALUE       $.001 PAR VALUE        PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                             SHARES  AMOUNT     SHARES       AMOUNT      CAPITAL       (DEFICIT)          EQUITY
                                             ------ -------   -----------   ---------  -----------   -------------   ---------------
BALANCES, March 28, 2012                         -  $   -             -     $     -    $        -    $           -   $            -
 Issuance of shares for services
  valued at $0.001 per share - related party     -       -     5,325,000       5,325            -               -             5,325
 Issuance of shares for services
  valued at $0.001 per share                     -       -       195,000         195            -               -               195
 Issuance of shares for services
  valued at $0.01 per share                      -       -       260,000         260        2,340               -             2,600
 Issuance of shares for property
  valued at $2.00 per share                      -       -       700,000         700    1,399,300               -         1,400,000
 Sale of shares for cash at $0.01 per share      -       -     2,700,399       2,700       24,237               -            26,937
 Sale of shares for cash at $0.50 per share      -       -           225           -          112               -               112
 Sale of shares for cash at $1.00 per share      -       -     1,505,051       1,505    1,503,546               -         1,505,051
 Sale of shares for cash at $2.25 per share      -       -        52,630          53      118,365               -           118,418
 Sale of shares for cash at $3.00 per share      -       -        61,034          61      183,041               -           183,102
 Distributions to working interest owners
   of five jab inc.                              -       -             -           -            -        (508,538)         (508,538)
 Adjustment to equity of five jab inc.           -       -             -           -            -          49,960            49,960
 Net loss for the period                         -       -             -           -            -        (522,709)         (522,709)
                                             ------ -------   -----------   ---------  -----------   -------------   ---------------
BALANCES, DECEMBER 31, 2012 (Audited)            -       -    10,799,339      10,799    3,230,941        (981,287)        2,260,453
 Issuance of shares for services
  valued at $0.088 per share - related party     -       -        25,000          25        2,175               -             2,200
 Issuance of shares for services
  valued at $0.088 per share                     -       -       445,000         445       38,715               -            39,160
 Sale of shares for cash at $.01 per share       -       -        40,000          40          360               -               400
 Sale of shares for cash at $1.50 per share      -       -       100,001         100      149,902               -           150,002
 Sale of shares for cash at $2.00 per share      -       -        25,000          25       49,975               -            50,000
 Sale of shares for cash at $3.00 per share      -       -       807,021         807    2,420,234               -         2,421,041
 Correction of prior issuance of shares          -       -      (112,884)       (113)         113               -                 -
 Repurchase of shares at $3.00 per share         -       -      (275,000)       (275)    (824,725)              -          (825,000)
 Repurchase of shares at $1.50 per share         -       -      (100,000)       (100)    (149,900)              -          (150,000)
 Retirement of shares to settle claims           -       -      (250,000)       (250)     (21,750)              -           (22,000)
 Distributions to working interest owners
   of five jab inc.                              -       -             -           -            -        (958,365)         (958,365)
 Adjustment to equity of five jab inc.           -       -             -           -            -          81,080            81,080
 Net (loss) for the period                       -       -             -           -            -        (241,262)         (241,262)
                                             ------ -------   -----------   ---------  -----------   -------------   ---------------
BALANCES, SEPTEMBER 30, 2013 (Unaudited)         -  $    -    11,503,477    $ 11,503   $4,896,040    $ (2,099,834)   $    2,807,709
                                             ====== =======   ===========   =========  ===========   =============   ===============



   The accompanying notes are an integral part of these financial statements.

                                                          THREE FORKS, INC.
                                                      STATEMENTS OF CASH FLOWS


                                                                                             For the Period        For the Period
                                                                                                  From                  From
                                                                                             March 28, 2012        March 28, 2012
                                                                      For the Nine             (inception)          (Inception)
                                                                      Months Ended               Through               Through
                                                                   September 30, 2013      September 30, 2012     December 31, 2012
                                                                       (Unaudited)             (Unaudited)            (Audited)
                                                                 ---------------------   ---------------------   -------------------
OPERATING ACTIVITIES
   Net (loss) from continuing operations attributable to
     common stockholders                                         $           (368,740)   $           (300,798)   $         (550,450)
   Income from discontinued operations                                        127,478                       -                27,741
   Adjustments to reconcile net (loss) to net cash
    flows provided by (used in) operating activities:
     Depreciation and amortization                                            117,725                  49,960                55,878
     Gain on settlement of claims                                             (22,000)                      -                     -
     Gain on sale of disposal group held for sale                            (127,478)                      -                     -
     Shares issued for services - related party                                 2,200                   5,325                 5,325
     Shares issued for services                                                39,160                   3,045                 2,795
     Changes in:
       Accounts receivable trade                                             (148,385)                      -               (22,010)
       Inventories                                                            (42,143)                      -                (5,289)
       Due from others - related party                                       (119,809)                      -                     -
       Prepaids and other current assets                                        1,005                 (15,861)
       Accounts payable trade                                                 190,241                       -                 4,427
       Accrued and deposits payable                                           224,810                  31,967                15,000
       Accrued liabilities, related party                                     202,585                  20,250                22,680
       Disposal group held for sale                                               804                       -                  (805)
                                                                 ---------------------   ---------------------   -------------------

Net cash (used in) by operating activities                                     77,453                (206,112)             (444,708)
                                                                 ---------------------   ---------------------   -------------------

INVESTING ACTIVITIES
   Funds loaned to a non affiliate                                                  -                (100,000)             (100,000)
   Additions to property and equipment                                     (2,976,228)               (251,738)             (161,577)
   Additions to long-term assets                                               (6,208)                      -              (133,071)
   Proceeds from sale of disposal group held for sale                       1,600,000                       -                     -
                                                                 ---------------------   ---------------------   -------------------

Net cash (used in) investing activities                                    (1,382,436)               (351,738)             (394,648)
                                                                 ---------------------   ---------------------   -------------------

FINANCING ACTIVITIES
   Sale of common shares                                                    2,621,443               1,274,263             1,833,620
   Funds used to repurchase common shares                                    (975,000)                      -                     -
   Funds from short-term convertible notes, net of repayment                1,535,000                       -                     -
   Funds from short-term notes, net of repayment                               22,355                       -                 7,003
   Funds from short-term notes, related party                                 600,000                       -                     -
   Distributions to working interest owners - five jab inc.                  (958,365)               (240,473)             (508,538)
                                                                 ---------------------   ---------------------   -------------------

Net cash provided by financing activities                                   2,845,433               1,033,790             1,332,085
                                                                 ---------------------   ---------------------   -------------------

NET CHANGE IN CASH                                                          1,540,450                 475,940               492,729

CASH, Beginning                                                               492,729                       -                     -
                                                                 ---------------------   ---------------------   -------------------

CASH, Ending                                                     $          2,033,179    $            475,940    $          492,729
                                                                 =====================   =====================   ===================

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
   Issuance of common shares for oil and gas properties          $                  -    $                  -    $        1,400,000
                                                                 =====================   =====================   ===================
   Interest paid                                                 $                  -    $                  -    $                -
                                                                 =====================   =====================   ===================
   Income taxes paid                                             $                  -    $                  -    $                -
                                                                 =====================   =====================   ===================


   The accompanying notes are an integral part of these financial statements.

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

NATURE OF OPERATIONS AND ORGANIZATION

Three Forks, Inc. (the "Company") was incorporated on March 28, 2012 in the State of Colorado. The Company's business plan focuses on the development as an independent energy company engaged in the acquisition, exploration, development and production of North American conventional oil and gas properties through the acquisition of leases and/or royalty interests and developing the properties for maximum cash flow.

On September 7, 2012, the Company acquired working interests between 10.12% and 10.50% in five (5) producing oil and gas wells along with mineral interests in proved undeveloped leaseholds totaling approximately 320 acres located in Weld county Colorado valued at $1,477,990 as well as a 76.25% working interest in undeveloped leaseholds totaling approximately 120 acres located in Morgan county Colorado valued at $14,000 in exchange for the issuance of 700,000 shares of the Company's common stock valued at $1,400,000 or $2.00 per share and the assumption of certain debt in the amount of $91,990. In addition, the Company was required to fund an escrow account in the amount of $55,000 for legal services that may occur over a three year period from the date of the acquisition and this escrow account at June 30, 2013 and December 31, 2012 has a balance of $55,122 and $55,081 respectively. Effective January 1, 2013, the Company sold its entire interest in these oil and gas properties located in Weld county Colorado for $1,600,000 in cash. See Note 4 - Disposal Group Held for Sale.

On December 31, 2012, the Company entered into a Farmout Agreement ("Farmout") where the Company had a 100% working interest in 320gross/290net acres of mineral interests located in Archer county Texas subject to the Farmout. In consideration of Three Forks No 1 LLC, a Colorado limited liability company ("LLC"), undertaking and paying it's pro rata portion of the costs associated with the drilling and completion of 9 wells in Archer county Texas on the Farmout property, the Company assigned 87% of the working interest in the Farmout to the LLC. Likewise, on January 1, 2013, the Company assigned 3% of the working interest in the Farmout to three members of the Board of Directors of the Company.

Effective June 30, 2013 and September 1, 2013, the Company acquired a 37.5% and 37.5% working interest, respectively or a total of 75% working interest in certain oil and gas properties located in Louisiana and Texas totaling approximately 1955 gross acres known as the Five Jab properties in exchange for $3,842,143 in cash plus the assumption of liabilities in the amount of $281,962 as part of a purchase sale and participation agreement dated February 27, 2013 as well as participate in a development program that includes the drilling and completion of additional wells. .

The Company's acquisition of the 37.5% of working interest in the oil and gas properties was accounted for as an acquisition for accounting purposes.

PREDECESSOR FINANCIAL INFORMATION

The aforementioned Five Jab oil and gas properties that were acquired by the Company effective June 30, 2013 and September 1, 2013 were determined to be the oil and gas operations of the Company's predecessor prior to the date the Company effectively acquired such properties. As a result, all of the accompanying financial information for the periods presented includes both the accounts of the Company and the accounts of the Five Jab oil and gas operations.

The Five Jab oil and gas operations are owned separately by various working interest owners and, therefore are taxed as a disregard entity for income tax purposes and as such each of the owners report separately their pro rata share of income, deductions and losses. Therefore, no provision for income taxes is made in the accompanying financial statements. In addition, the accounts of the Five Jab oil and gas operations are comprised of revenues and expenses from oil and gas activity and the related distributions to the working interest owners of such net cash flow from the oil and gas operations.

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

INCOME TAXES

The Company accounts for income taxes under the liability method as prescribed by ASC authoritative guidance. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted rates expected to be in effect during the year in which the basis difference reverses. The realizability of deferred tax assets are evaluated annually and a valuation allowance is provided if it is more likely than not that the deferred tax assets will not give rise to future benefits in the Company's income tax returns.

The Company has adopted ASC guidance regarding accounting for uncertainty in income taxes. This guidance clarifies the accounting for income taxes by prescribing the minimum recognition threshold an income tax position is required to meet before being recognized in the financial statements and applies to all income tax positions. Each income tax position is assessed using a two step process. A determination is first made as to whether it is more likely than not that the income tax position will be sustained, based upon technical merits, upon examination by the taxing authorities. If the income tax position is expected to meet the more likely than not criteria, the benefit recorded in the financial statements equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement. At September 30, 2013 and December 31, 2012 there were no uncertain tax positions that required accrual.

(LOSS) PER SHARE

(Loss) per share requires presentation of both basic and diluted (loss) per common share. Common share equivalents, if used, would consist of any options, warrants and contingent shares, and would not be included in the weighted average calculation since their effect would be anti-dilutive due to the net
(loss). At September 30, 2013 and December 31, 2012, the Company had outstanding 5,044,395 and 0, respectively options, warrants or contingent shares.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences may be material to the financial statements.

CONCENTRATION OF CREDIT RISK

The Company, from time to time during the periods covered by these financial statements, may have bank balances in excess of its insured limits. Management has deemed this a normal business risk.

CASH AND CASH EQUIVALENTS

For purposes of the statement of cash flows, the Company considers all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

ACCOUNTS RECEIVABLE

Accounts receivable are stated at their cost less any allowance for doubtful accounts. The allowance for doubtful accounts is based on the management's assessment of the collectability of specific customer accounts and the aging of the accounts receivable. If there is deterioration in a major customer's creditworthiness or if actual defaults are higher than the historical experience, the management's estimates of the recoverability of amounts due to the Company could be adversely affected. Based on the management's assessment, there is no reserve recorded at September 30, 2013 and December 31, 2012.

REVENUE RECOGNITION

The Company recognizes revenue from the exploration and production of the Company's oil and gas properties in the period of production.

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

PROPERTY AND EQUIPMENT

The Company follows the full cost method of accounting for oil and natural gas operations. Under this method all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of oil and natural gas reserves are capitalized. No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the relationship between capitalized costs and proved reserves. The costs of unevaluated oil and natural gas properties are excluded from the amortizable base until the time that either proven reserves are found or it has been determined that such properties are impaired. As properties become evaluated, the related costs transfer to proved oil and natural gas properties using full cost accounting. There were capitalized costs of $4,338,489 and $0 included in the amortization base at September 30, 2013 and December 31, 2012, respectively and the Company did not expense any capitalized costs for the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 and for the period March 28, 2012 (inception) through December 31, 2012.

Management capitalizes additions to property and equipment. Expenditures for repairs and maintenance are charged to expense. Property and equipment are carried at cost. Adjustment of the asset and the related accumulated depreciation accounts are made for property and equipment retirements and disposals, with the resulting gain or loss included in the statement of operations. The Company has not capitalized any internal costs for the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 and for the period March 28, 2012 (inception) through December 31, 2012.

In accordance with authoritative guidance on accounting for the impairment or disposal of long-lived assets, as set forth in Topic 360 of the ASC, the Company assesses the recoverability of the carrying value of its non-oil and gas long-lived assets when events occur that indicate an impairment in value may exist. An impairment loss is indicated if the sum of the expected undiscounted future net cash flows is less than the carrying amount of the assets. If this occurs, an impairment loss is recognized for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. No events occurred during the nine months ended September 30, 2013 and for the period March 28, 2012 through September 20, 2012 and for the period March 28, 2012 (inception) through December 31, 2012 that would be indicative of possible impairment.

DEPRECIATION

For financial reporting purposes, depreciation and amortization of other property and equipment is computed using the straight-line method over the estimated useful lives of assets at acquisition. For income tax reporting purposes, depreciation of other equipment is computed using the straight-line and accelerated methods over the estimated useful lives of assets at acquisition.

Depreciation and depletion of capitalized acquisition, exploration and development costs are computed on the units-of-production method by individual fields on the basis of the total estimated units of proved reserves as the related proved reserves are produced.

Depreciation and amortization of oil and gas property and other property and equipment for the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 is $117,725 and $49,960, respectively and $50,410 for the period March 28, 2012 (inception) through December 31, 2012.

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

OTHER COMPREHENSIVE INCOME

The Company has no material components of other comprehensive loss and accordingly, net loss is equal to comprehensive loss for the period.

SHARE-BASED COMPENSATION

The Company accounts for share-based payment accruals under authoritative guidance on stock compensation as set forth in the Topics of the ASC. The guidance requires all share-based payments to employees and non-employees, including grants of employee and non-employee stock options, to be recognized in the financial statements based on their fair values.

GOING CONCERN AND MANAGEMENTS' PLANS

As shown in the accompanying financial statements for the period ended September 30, 2013, the Company has reported an accumulated deficit of $2,099,834. At September 30, 2013, the Company has current assets of $2,469,810, including cash and cash equivalents of $2,033,179 and current liabilities of $4,564,294 but has sold its major proved oil and gas property as described in Note 4.

To the extent the Company's operations are not sufficient to fund the Company's capital and current growth requirements the Company will attempt to raise capital through the sale of additional shares of stock. At the present time, the Company cannot provide assurance that it will be able to raise funds through the further issuance of equity in the Company.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, however, the above conditions raise substantial doubt about the Company's ability to do so. The financial statements do not include any adjustment to reflect the possible future effect on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company has reviewed all recently issued but not yet effective accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or results of operations.

SUBSEQUENT EVENTS

The Company evaluates events and transactions after the balance sheet date but before the financial statements are issued.

NOTE 2 - RELATED PARTY TRANSACTIONS
-----------------------------------

DUE FROM OTHERS - RELATED PARTY

During the nine months ended September 30, 2013, the Company advanced funds to two of its affiliates and at September 30, 2013 the Company is owed $119,809.

ACCRUED LIABILITIES AND NOTES PAYABLE - RELATED PARTY

During the nine months ended September 30, 2013, the Company was advanced funds from one of its members of the Board of Directors ("Board Member"), who is also a member of Tin Cup LLC and at September 30, 2013 the Company owes $209,520. See
Note 4 - Disposal Group Held for Sale. In addition, at September 30, 2013, the Company owes the Board Member $8,065 for accrued revenues from oil and gas production. Also, during September 2013, the Company borrowed $300,000 in funds

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

from both an officer of the Company and the Board Member and at September 30, 2013 the Company owes $600,000. See Note 10 - Secured Convertible Promissory Notes.

At December 31, 2012, the Company owed an affiliate of an officer and director of the Company a total of $15,000 in fees for services rendered.

SHARES FOR SERVICES

During the nine months ended September 30, 2013, a former member and a current member of the Board of Directors were issued 200,000 shares of the Company's common stock in exchange for services in the amount of $17,600 or at a fair value of $0.088 per share.

In March 2012, the Company issued 5,325,000 shares of its common shares to its members of the Board of Directors and officers in exchange for services in the amount of $5,325 or at a fair value of $0.001 per share.

CONSULTING SERVICES

During the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012, the Company paid two of its officers and directors $188,361 and $40,684, respectively in fees as part of consulting arrangements approved by the Board of Directors.

During the nine months ended September 30, 2013, the Company paid an affiliate of one of its directors $55,000 in fees as part of a consulting agreement approved by the Board of Directors.

During the period March 28, 2012 (inception) through December 31, 2012, the Company paid three of its officers and directors $180,892 in fees as part of consulting arrangements approved by the Board of Directors.

LIMITED LIABILITY COMPANIES

The Company is the manager of Three Forks No 1 LLC, a Colorado limited liability company. See Note 1 - Summary of Significant Accounting Policies "Nature of Operations and Organization" and Note 9 - Management Agreement.

Certain officers and members of the Board of Directors of the Company are members of Tin Cup LLC, a Colorado limited liability company and at September 30, 2013, Tin Cup LLC is owed $250,000. See Note 10 - Secured Convertible Promissory Notes.

NOTE 3 - NOTE RECEIVABLE
------------------------

In May 2012, the Company loaned Holms Energy Development Corp ("HEDC") $100,000 which is evidenced by an unsecured promissory note dated May 30, 2012 whereby the unpaid principal amount of the promissory note is due and payable on Demand at any time on or after March 15, 2013 including any and all unpaid and accrued interest at the rate of four percent (4%) per annum of the outstanding principal. HEDC may offset the principal amount of the promissory note with any amounts due from the Company pursuant to that certain Joint Venture Cooperation and Profit Allocation Agreement between the Company and HEDC dated May 1, 2012 ("JV Agreement") as per Note 8. At September 30 2013 and December 31, 2012, the Company is owed $100,000 plus accrued interest in the amount of $5,315 and $2,356, respectively.

NOTE 4 - DISPOSAL GROUP HELD FOR SALE
-------------------------------------

The Company, as part of an agreement dated September 7, 2012, incurred costs in the amount of $1,477,990 in acquiring certain oil and gas mineral interest, including five (5) producing wells, located in Weld county Colorado. The Company determined that these mineral interests were considered a Disposal Group Held

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

for Sale as set forth in Topic 205 of the ASC and therefore, the Company at December 31, 2012 recorded the property as a separate asset in the amount of $1,472,521 [net of $5,658 in amortization] on the balance sheet. Effective January 1, 2013, the Company sold these properties for $1,600,000 in cash and recorded in the statement of operations for the nine months ended September 30, 2013 a gain on the sale of assets in the amount of $127,478 under discontinued operations.

In addition and as part of the sale, the purchasers of the property deposited with the Company $400,000 to be used towards the AFE costs in the drilling of future oil and gas wells. At September 30, 2013, the Company owes $400,000 including $209,520 due to a member of the Board of Directors.

NOTE 5 - SIGNIFICANT ACQUISITIONS
---------------------------------

Effective June 30, 2013 and September 1, 2013, the Company acquired a 37.5% and 37.5% working interest, respectively or a total of 75% working interest in certain oil and gas properties located in Louisiana and Texas totaling approximately 1955 gross acres in exchange for $3,842,143 in cash plus the assumption of liabilities in the amount of $281,962 as part of a purchase sale and participation agreement dated February 27, 2013 as well as participate in a development program that includes the drilling and completion of additional wells. The acquisition was accounted for using the acquisition method in accordance with guidance provided in ASC Topic 805.

The following table presents the allocation of the purchase price to the assets acquired and liabilities assumed, based on their fair values at June 30, 2013 and September 1, 2013, respectively:

                  Purchase price:

                  Oil and gas properties            $4,124,105

                  Liabilities assumed               $  281,962
                                                    ----------
                  Total consideration               $3,842,143
                                                    ==========
Subsequent to the effective dates of june 30, 2013 and september 1, 2013, the Company reported in the Statement of Operations for the three and nine months ended September 30, 2013 revenues from oil and gas sales in the amount of $234,058 and $234,058, respectively related to the Five Jab oil and gas properties.

NOTE 6 - DISCONTINUED OPERATIONS
--------------------------------

In January 2013, the Company sold all of its proved oil and gas properties located in Weld County CO for $1,600,000 in cash and for the nine months ended September 30, 2013, the Company recorded a gain of $127,478 on the sale of the disposal group held for sale less the basis in the properties of $1,472,522 (net of $5,469 of depreciation, depletion and amortization). The properties consisted solely of oil and gas properties that were acquired in 2012.

The financial results of the disposal group held for sale have been classified as discontinued operations in our statements of operations for all period presented. There were no operations for the nine months ended September 30, 2013 and for the period of March 28, 2012 (inception) through September 30, 2012. For the period of March 28, 2012 (inception) through December 31, 2012 the Company recognized revenues from oil and gas sales of $78,726 and operation expenses of $50,985 or operating income from discontinued operations of $27,741.

The assets and liabilities related to the Company discontinued oil and gas operations are reflected as assets and liabilities of discontinued operations in the accompany balance sheets. There are no assets and liabilities at September

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

30,  2013.  The  following   summarizes  the  components  of  these  assets  and
liabilities at December 31, 2012:

                    Assets
 Current Assets
Disposal group held for sale:
   Accounts receivable                               $             8,550
   Oil and gas properties, net                                 1,472,521
                                                     --------------------
            Total current assets of
            discontinued operations                  $         1,481,071
                                                     ====================

                  Liabilities
 Current Liabilities
         Disposal group held for sale:
   Accounts payable                                  $             7,745
                                                     --------------------
         Total current liabilities of
            discontinued operations                  $             7,745
                                                     ====================

NOTE 7 - INFORMATION ON BUSINESS SEGMENTS
-----------------------------------------

At September 30, 2013 and December 31, 2012, the Company considered its business activities to constitute a single segment.

NOTE 8 - JOINT VENTURE AGREEMENT
--------------------------------

At September 30, 2013 and December 31, 2012, the Company paid $163,456 and $134,000, respectively in costs to drill an oil and gas well in Archer County Texas as part of the JV Agreement entered into between the Company and HEDC. The Company will receive revenues and be responsible for 49% of the costs to drill and complete each well the Company elects to participate in on such leases that are part of the JV Agreement.

NOTE 9 - MANAGEMENT AGREEMENT
-----------------------------

The Company is the manager of a tax partnership known as Three Forks No 1 LLC and as manager receives a fee in the amount of $16,000 per month. The Company owns no interest in the LLC but does own a 10% working interest in the Farmout property as more fully described in Note 1. For the three and nine months ended September 30, 2013, the Company reported management fee income in the amount of $48,000 and $112,000, respectively.

NOTE 10 - SECURED CONVERTIBLE PROMISSORY NOTES
----------------------------------------------

In September 2013, the Company commenced a private offering of $2,000,000 of Secured Convertible Promissory Notes in order to complete the purchase of the remaining 37.5% working interest in the Five Jab properties discussed in Note 1. These promissory notes are due in September 2014 including interest at the rate of 10% per annum on the unpaid balance and are convertible into shares of the Company's common stock in whole or in part at a conversion price of $3.60 per share 6 months after issuance of the promissory note. One of the subscribers of this offering was Tincup Oil and Gas, LLC, which subscribed for a $250,000 promissory note. A director of the Company is a member of Tincup Oil and Gas, LLC. The offering was not fully subscribed for and therefore at September 30, 2013 the Company owes $1,535,000.

Separately and apart, an officer and director of the Company, agreed to make up the difference of the Secured Convertible Promissory Note Offering towards the purchase price of the Five Jab properties in a separate transaction under separate terms with the Company. The officer and director in exchange for secured convertible promissory notes provided the Company each with $300,000 in

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

cash or a total of $600,000. Their promissory notes have a due date of January 2, 2014 including interest at the rate of 10% per annum on the unpaid balance and allow for the conversion of the promissory notes at issuance into common stock in whole or in part at a conversion price of $3.60 per share. The promissory notes provide that in addition to having a due date of January 2, 2014, that at the due date they will each receive a $7,500 payment of fees. If the promissory notes are not paid at January 2, 2014, the Company is required to take immediate steps to liquidate the Five Jab properties and the due date will be extended to April 2, 2014. At January 2, 2014, the Company failed to make payment on the notes. At that time Mr. Pollard and Ranew each entered into an Extension and Waiver with the Company. The Extension and Waiver provides that the payment date shall be extended to April 2, 2014 and both holders have waived the provision that steps be taken to liquidate the secured property at this time. If payment is made at April 2, 2014, they will each receive a $15,000 payment of fees. If the property has not been liquidated at such date, they will each be assigned an 11.25% working interest in the Five Jab properties. At September 30, 2013, the Company owes $600,000 including accrued interest in the amount of $4,822.

The Secured Convertible Promissory Notes are secured by the Company's 75% of the right, title and working interest in 1,955 gross leasehold acres known as the Five Jab properties including 13 producing wells, 9 service wells and 14 additional wellbores located in the States of Texas and Louisiana.

NOTE 11 - SHARE BASED COMPENSATION
----------------------------------

PRESIDENT AND CHIEF OPERATING OFFICER

The Company granted to its President and Chief Operating Officer effective March 5, 2013, cashless options to acquire up to 2,250,000 shares of the Company's common stock at an option price of $0.10 per share for a period of three years from the effective date of the grant. The options vest over the term of the option. These options are not part of the Company's 2013 Stock Incentive Plan.

2013 STOCK INCENTIVE PLAN

Effective May 1, 2013, the Company's 2013 Stock Option and Award Plan (the "2013 Stock Incentive Plan") was approved by its Board of Directors and shareholders. Under the 2013 Stock Incentive Plan, the Board of Directors may grant options or purchase rights to purchase common stock to officers, employees, and other persons who provide services to the Company or any related company. The participants to whom awards are granted, the type of awards granted, the number of shares covered for each award, and the purchase price, conditions and other terms of each award are determined by the Board of Directors, except that the term of the options shall not exceed 10 years. A total of 5 million shares of the Company's common stock are subject to the 2013 Stock Incentive Plan. The shares issued for the 2013 Stock Incentive Plan may be either treasury or authorized and unissued shares. During the nine months ended September 30, 2013, options in the amount of 4,450,000 were granted under the 2013 Stock Incentive Plan including cashless options to a Board member to acquire up to 100,000 shares of the Company's common stock at an option price of $.10 per share for a period of three years from the effective date of the grant. The options were immediately vested upon the date of grant.

                               THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

The following table summarizes information related to the outstanding and vested options at September 30, 2013:

                                                   Outstanding and
                                                    Vested Options
                                                      and Warrants
                                                -------------------
Number of shares
  Non-Qualified stock options                            2,250,000
  2013 Stock Incentive Plan                              2,200,000

Weighted average remaining contractual life
  Non-Qualified stock options                            2.4 years
  2013 Stock Incentive Plan                              1.2 years

Weighted average exercise price
  Non-Qualified stock options                                $0.10
  2013 Stock Incentive Plan                                  $0.47

Number of shares vested
  Non-Qualified stock options                              429,452
  2013 Stock Incentive Plan                              1,062,466

Aggregate intrinsic value
  Non-Qualified stock options                                   $0
  2013 Stock Incentive Plan                                     $0

The aggregate intrinsic value of outstanding securities is the amount by which the fair value of underlying (common) shares exceeds the exercise price of the options issued and outstanding.

No options or warrants were exercised or expired during the nine months ended September 30, 2013. The Company did not realize any income tax expense related to the exercise of stock options for the nine months ended September 30, 2013.

The fair value of the options granted was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

         Volatility                         76%
         Expected Option Term               1-3 years
         Risk-free interest rate            2.90%
         Expected dividend yield            0.00%

The expected term of the options granted was estimated to be the contractual term. The expected volatility was based on an average of the volatility disclosed based upon comparable companies who had similar expected option terms. The risk-free rate was based on the ten-year U.S. Treasury bond rate.

                              THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

NOTE 12 - STOCKHOLDERS' EQUITY
------------------------------

PREFERRED SHARES

The Company is authorized to issue 25,000,000 shares of no par value preferred stock. At September 30, 2013, the Company has no preferred shares issued and outstanding.

COMMON SHARES

The Company is authorized to issue 100,000,000 shares of $0.001 voting common stock. At September 30, 2013 and December 31, 2012 there were a total of 11,503,477 and 10,799,339 shares of common stock issued and outstanding, respectively.

During the nine months ended September 30, 2013, as described in Note 2, the Company issued 200,000 shares of its common stock in exchange for services valued at $17,600. The Company also issued 270,000 shares of its common stock to a consultant for services valued at $23,760. In addition, and as part of a private placement, the Company issued 775,472 shares of its common stock for cash in the amount of $2,392,927 as more fully described in the financial statements..

During the period March 28, 2012 (inception) through December 31, 2012, as described in Note 1, the Company issued 700,000 shares of its common stock in exchange for oil and gas properties and, as described in Note 2, the Company issued 5,325,000 shares of its common stock to its officers and directors for services valued at $5,325. The Company also issued 195,000 and 260,000 shares of its common stock to consultants for services valued at $195 and $2,600 respectively and, in addition as part of a private placement, issued 4,319,339 shares of its common stock for cash in the amount of $1,833,620 as more fully described in the financial statements.

REPURCHASE AND RETIREMENT OF COMMON SHARES

Effective March 26, 2013, the Company entered into a settlement agreement with one of its employees to settle certain claims against the employee valued at $22,000 in exchange for the employee returning to the Company 250,000 shares of their common stock. In addition, the Company agreed to repurchase from the employee 100,000 shares of their common stock in exchange for $150,000 in cash.

Also, effective March 26, 2013, the Company entered into a repurchase agreement with two of its shareholders to acquire their 275,000 shares of common stock in exchange for cash of $825,000.

NOTE 13 - INCOME TAXES
----------------------

The Company assessed the likelihood of utilization of the deferred tax asset, in light of the recent losses. As a result of this review, the deferred tax asset of $807,748 has been fully reserved at September 30, 2013.

At September 30, 2013, the Company has incurred net operating losses for income tax purposes of approximately $2,090,000.Such losses may be carried forward and are scheduled to expire in the year 2032, if not utilized, and may be subject to certain limitations as provided by the Internal Revenue Code.

The effective income tax rate at December 31, 2012 differs from the U.S Federal statutory income tax rate due to the following:

                  Federal statutory income rate                   $ 334,000
                  State income tax, net of federal benefit           45,000
                  Permanent items                                     1,000
                  Change in valuation allowance                    (380,000)
                                                                  ----------
                                                                  $       -
                                                                  ==========

                              THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

The components of the deferred tax assets and liabilities at December 31, 2012 are as follows:

                  Long-term deferred tax assets:
                    Federal net operating loss                $ 380,000

                  Long-term deferred tax liabilities:
                    Valuation allowance                        (380,000)
                                                               ---------
                  Net long-term deferred tax assets           $       -
                                                               =========

The Company assessed the likelihood of utilization of the deferred tax asset, in light of the recent losses. As a result of this review, the deferred tax asset of $380,000 had been fully reserved at December 31, 2012.

NOTE 14 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

OPERATING LEASE

The Company leases office space in Broomfield Colorado under a cancelable operating lease that allows either party the option to terminate the lease. Rent expense for the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 was $52,239 and $26,323, respectively and for the period from March 28, 2012 (inception) through December 31, 2012 was $46,254. The following table summarizes the future minimum payments under this non-cancelable lease at September 30, 2013:

                  2013              $   22,781
                  2014              $   91,738
                  2015              $   54,416
                  2016              $        -
                  2017              $        -
                                      ---------
                                    $  168,935

CONSULTING AGREEMENTS

The Company has a twelve month agreement effective December 1, 2012 with a consultant to perform services at the rate of $15,000 per month. Effective November 1, 2013, the Company entered into a new twelve month agreement with the consultant to perform services at the rate of $200,000 per year under certain terms and conditions that includes the granting of non-qualified stock options to acquire up to 1,000,000 shares of the Company's common stock at an option price of $.010 per share over a three year period from the effective date of the grant. The options vest over the term of the option.

The Company entered into a four year agreement effective September 1, 2012 and amended March 1, 2013 with its interim Chief Executive Officer to perform services at the base rate of $180,000 per year under certain terms and conditions.

EMPLOYMENT AGREEMENTS

The Company entered into a two year employment agreement effective September 1, 2012 and amended in February 2013 with its Executive Vice President of Finance that includes compensation of a base salary of $192,000 per year under certain terms and conditions.

The Company entered into a three year employment agreement effective March 1, 2013 with its President and Chief Operating Officer that includes compensation of a base salary of $210,000 per year under certain terms and conditions including non-qualified stock options as described in Note 11.

                              THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

NOTE 15 - SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)
------------------------------------------------------------------

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserves estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible - from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations - prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The area of the reservoir  considered as proved  includes all of the  following:
(a) the area identified by drilling and limited by fluid  contacts,  if any, and
(b) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establish a lower contact with reasonable certainty.

Reserves that can be produced economically through application of improved recovery techniques (including but not limited to, fluid injection) are included in the proved classification when both of the following occur: (a) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir of an analogous reservoir, or other evidence of reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and (b) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic productivity from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved developed oil and gas reserves are proved reserves that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the costs of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserve estimate if the extraction is by means not involving a well.

Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is

                              THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012

contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

"Prepared" reserves are those quantities of reserves which were prepared by an independent petroleum consultant. "Audited" reserves are those quantities of revenues which were estimated by the Company's employees and audited by an independent petroleum consultant. An audit is an examination of a company's proved oil and gas reserves and net cash flow by an independent petroleum consultant that is conducted for the purpose of expressing an opinion as to whether such estimates, in aggregate, are reasonable and have been determined using methods and procedures widely accepted within the industry and in accordance with SEC rules.

Estimates of the Company's crude oil and natural gas reserves and present values at June30, 2013 were prepared by the Company using the estimates of Five Jab Inc.'s' crude oil and natural gas reserves and present values at December 31, 2012 prepared by Ralph E. Davis Associates, Inc., independent reserve engineers, and rolled forward for oil and gas operations and activity incurred by Five Jab Inc. during the six months ended June 30, 2013.

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

Estimated quantities of proved crude oil and natural gas reserves at September 30, 2013 and December 31, 2012 and changes in the reserves during the periods are shown below (in thousands). These reserve estimates have been prepared in compliance with Securities and Exchange Commission regulations using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month for each month.

                                                           Oil               Natural Gas               Total
                                                         (MBbls)                (MMcf)               (Mboe) (1)
                                                     -----------------     -----------------      -----------------

Estimated proved reserves at March 28, 2012 [2]                   380                    24                    385
   Purchase of proved reserves                                      -                     -                      -
   Production of Five Jab Inc.                                    (10)                   (2)                   (11)
                                                     -----------------     -----------------      -----------------

Estimated proved reserves at December 31, 2012                    370                    22                    374
   Purchase of proved reserves                                      -                     -                      -
   Production of Five Jab Inc.                                    (15)                   (2)                   (17)
   Production of Three Forks Inc.                                  (2)                    -                     (2)
                                                     -----------------     -----------------      -----------------
Estimated proved reserves at September 30, 2013:                  353                    20                    355
                                                     =================     =================      =================
Proved developed reserves:
   December 31, 2012                                                -                     -                      -
   September 30, 2013                                             353                    20                    355

Proved undeveloped reserves:
   December 31, 2012                                                -                     -                      -
   September 30, 2013                                               -                     -                      -

Base pricing, before adjustments for contractual
   differentials:                                       $/bbl WTI spot     $/mmbtu Hhub Spot
   September 30, 2013                                         $106.87                 $4.97
-------------
[1]      Mboe is based on a ratio of 6 Mcf to 1 barrel.
[2]      Information  at  March  28,  2012   represents  the  Three  Forks  Inc.
         predecessor historical information of Five Jab Inc.

                              THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012


STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

Information with respect to the standardized measure of discounted future net cash flows relating to proved reserves is summarized below. The price used to estimate the reserves is held constant over the life of the reserve. Future production and development costs are derived based on current costs assuming continuation of existing economic conditions.

The discounted future net cash flows related to proved oil and gas reserves at September 30, 2013 and December 31, 2012 (in thousands):

                                            September 30,         December 31,
                                                 2013               2012 [1]
                                         ------------------    -----------------
Future cash inflows                      $          36,124     $         39,729
Less future costs:
   Production                                       14,135               14,827
   Development                                         657                  960
   Income taxes                                      7,253                8,140
                                         ------------------    -----------------
Future net cash flows                               14,079               15,802
                 10% discount factor                (5,743)              (6,423)
                                         ------------------    -----------------
Standardized measure  of discounted
   future net cash flows                 $           8,336     $          9,379
                                         ==================    =================

Estimated future development costs       $             657     $            960
                                         ==================    =================
--------------------------------------
[1] Information at December 31, 2012 represents the Three Forks Inc. predecessor historical information of Five Jab Inc.







                  (REMAINDER OF PAGE LEFT BLANK INTENTIONALLY)

                              THREE FORKS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    SEPTEMBER 30, 2013 AND DECEMBER 31, 2012


CHANGES IN DISCOUNTED FUTURE NET CASH FLOWS

The following summarizes the principal sources of change in the standardized measure of discounted future net cash flows during the nine months ended September 30, 2013 and the period March 28, 2012 (inception) through December 31, 2012 (in thousands):

                                                              For the Period
                                 For the Nine Months          March 28, 2012
                                        Ended              (inception) through
                                 September 30, 2013         Decmeber 31, 2012
                               ------------------------   ----------------------
Beginning of the period [1]    $                 9,379    $               9,942
Purchase of proved
 reserves                                            -                        -
Revisions of other of
 Five Jab Inc.                                     163                        -
Sales of oil and natural
 gas produced during
 the period, net of
 production costs for Five
 Jab Inc.                                       (1,043)                    (563)
Sales of oil and natural
 gas produced during
 the period, net of
 production costs for
 Three Forks Inc.                                 (163)                       -
                               ------------------------   ----------------------

End of period [1]              $                 8,336    $               9,379
                               ========================   ======================
-------------------
[1] Beginning of the period balances at March 28, 2012 and January 1, 2013 represents the Three Forks Inc. predecessor historical information of Five Jab Inc.

                                 FIVE JAB, INC.

                              FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2012 and 2011

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2013

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF FIVE JAB, INC.:

We have audited the accompanying balance sheets of Five Jab, Inc. ("the Company") as of December 31, 2012 and 2011, and the related statement of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Five Jab, Inc., as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the Company's internal control over financial reporting. Accordingly, we express no such opinion.


/s/ B F Borgers CPA PC

B F BORGERS CPA PC
Denver, CO
January 31, 2014

                                                          FIVE JAB, INC.
                                                          BALANCE SHEETS



                                                                                                         December 31,
                                                                                              ------------------------------------
                                                                        September 30, 2013           2012               2011
                                                                            (Unaudited)           (Audited)          (Audited)
                                                                       --------------------   ------------------------------------
                                           ASSETS
Current assets                                                         $                 -    $              -   $              -

Property and equipment:
    Oil and gas properties, successful efforts method of accounting:
      Proved                                                                             -           1,616,030            791,853
                                                                       --------------------   -----------------  -----------------
                                Total property and equipment                             -           1,616,030            791,853
    Less accumulated depreciation, depletion and amortization                            -              73,265              6,651
                                                                       --------------------   -----------------  -----------------
                                 Net property and equipment                              -           1,542,765            785,202
                                                                       --------------------   -----------------  -----------------

                                        Total assets                   $                 -    $      1,542,765            785,202
                                                                       ====================   =================  =================

                                  LIABILITIES AND CAPITAL
Current liabilities                                                    $                 -    $              -   $              -

Long-term liabilities
    Asset retirement obligations                                                         -             275,085             29,295
                                                                       --------------------   -----------------  -----------------

                                     Total liabilities                                   -             275,085             29,295

Commitments and contingencies                                                            -                   -                  -

Capital                                                                                  -           1,267,680            755,907
                                                                       --------------------   -----------------  -----------------

                               Total liabilities and capital           $                 -    $      1,542,765   $        785,202
                                                                       ====================   =================  =================


















   See accompanying notes are an integral part of these financial statements.

                                                          FIVE JAB, INC.
                                                    STATEMENTS OF OPERATIONS





                                                For the Nine Months Ended September 30,      For the Years Ended December 31,
                                               -----------------------------------------  --------------------------------------
                                                      2013                       2012               2012                2011
                                                  (Unaudited)                (Unaudited)        (Audited)           (Audited)
                                               ------------------   --------------------  ------------------   -----------------
Revenue:
  Oil and gas sales                            $       1,664,076    $           698,585   $       1,279,105    $         81,081
                                               ------------------   --------------------  ------------------   -----------------
                   Total revenues                      1,664,076                698,585           1,279,105              81,081
                                               ------------------   --------------------  ------------------   -----------------

Operating expenses:
  Lease operating expense                                540,171                292,829             544,285              68,128
  Production taxes                                        80,602                 38,568              65,442               3,518
  General and administrative expense                      84,938                 28,500              62,625               8,580
  Depreciation, depletion and amortization                81,080                 49,960              66,614               6,651
                                               ------------------   --------------------  ------------------   -----------------
              Total operating expenses                   786,791                409,857             738,966              86,877
                                               ------------------   --------------------  ------------------   -----------------

Other Income
  Gain on sale of oil and gas properties               2,277,453                      -                   -                   -
                                               ------------------   --------------------  ------------------   -----------------
                 Total other income                    2,277,453                      -                   -                   -
                                               ------------------   --------------------  ------------------   -----------------

Income (loss) from operations
  before income taxes                                  3,154,738                288,728             540,139              (5,796)
                                               ------------------   --------------------  ------------------   -----------------

Income taxes                                                   -                      -                   -                   -
                                               ------------------   --------------------  ------------------   -----------------

Net income (loss)                              $       3,154,738    $           288,728   $         540,139    $         (5,796)
                                               ==================   ====================  ==================   =================













   See accompanying notes are an integral part of these financial statements.

                                                     FIVE JAB, INC.
                                                  STATEMENT OF CAPITAL




                                                                               ACCUMULATED                TOTAL
                                                                                (DEFICIT)             STOCKHOLDERS'
                                                           CAPITAL                INCOME                  EQUITY
                                                       -----------------    -------------------    ---------------------
BALANCES, January 1, 2011                              $              -     $                -     $                  -
   Contribution of capital from owners                          761,703                      -                  761,703
   Net loss for the period                                            -                 (5,796)                  (5,796)
                                                       -----------------    -------------------    ---------------------
BALANCES, DECEMBER 31, 2011 (Audited)                           761,703                 (5,796)                 755,907
   Distributions to owners                                            -                (28,366)                 (28,366)
   Net income for the period                                          -                540,139                  540,139
                                                       -----------------    -------------------    ---------------------
BALANCES, DECEMBER 31, 2012 (Audited)                           761,703                505,977                1,267,680
   Distributions to owners                                     (761,703)            (3,660,715)              (4,422,418)
   Net income for the period                                          -              3,154,738                3,154,738
                                                       -----------------    -------------------    ---------------------
BALANCES, SEPTEMBER 30, 2013 (Unaudited)               $              -     $                -     $                  -
                                                       =================    ===================    =====================


























   The accompanying notes are an integral part of these financial statements.

                                                             FIVE JAB, INC.
                                                      STATEMENTS OF CASH FLOWS





                                                           For the Nine months Ended September 30,  For the Years Ended December 31,
                                                           --------------------------------------- ---------------------------------
                                                                   2013                 2012             2012              2011
                                                               (Unaudited)           Unaudited)        (Audited)         (Audited)
                                                           --------------------   ---------------- ----------------  ---------------
OPERATING ACTIVITIES
   Net income (loss) attributable to owners                $         3,154,738    $       288,728  $       540,139   $       (5,796)
   Adjustments to reconcile net income (loss) to net cash
    flows provided by operating activities:
     Depreciation, depletion and amortization                           81,080             49,960           66,614            6,651
     Gain on sale of oil and gas properties                         (2,277,453)                 -                -                -
     Changes in:
       Accrued liabilities                                            (275,085)           106,271          245,790           29,295
                                                           --------------------   ---------------- ----------------  ---------------

Net cash provided by operating activities                              683,280            444,959          852,543           30,150
                                                           --------------------   ---------------- ----------------  ---------------

INVESTING ACTIVITIES
   Costs expended in developing oil and gas properties                (103,005)          (327,583)        (824,177)        (791,853)
   Proceeds from sale of oil and gas properties                      3,842,143                  -                -                -
                                                           --------------------   ---------------- ----------------  ---------------

Net cash provided (used in) by investing activities                  3,739,138           (327,583)        (824,177)        (791,853)
                                                           --------------------   ---------------- ----------------  ---------------

FINANCING ACTIVITIES
   Contribution of capital from owners                                       -                  -                -          761,703
   Distributions to owners                                          (4,422,418)          (117,376)         (28,366)               -
                                                           --------------------   ---------------- ----------------  ---------------

Net cash provided (used in) by financing activities                 (4,422,418)          (117,376)         (28,366)         761,703
                                                           --------------------   ---------------- ----------------  ---------------

NET CHANGE IN CASH                                                           -                  -                -                -

CASH, Beginning                                                              -                  -                -                -
                                                           --------------------   ---------------- ----------------  ---------------

CASH, Ending                                               $                 -    $             -  $             -   $            -
                                                           ====================   ================ ================  ===============

SUPPLEMENTAL SCHEDULE OF
  OF CASH FLOW INFORMATION
   Interest paid                                           $                 -    $             -  $             -   $            -
                                                           ====================   ================ ================  ===============
   Income taxes paid                                       $                 -    $             -  $             -   $            -
                                                           ====================   ================ ================  ===============
















   The accompanying notes are an integral part of these financial statements.

                                 FIVE JAB, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2013 AND
                           DECEMBER 31, 2012 AND 2011

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

This summary of significant accounting policies is presented to assist in understanding of the Business's financial statements. The policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of these financial statements.

NATURE OF OPERATIONS AND ORGANIZATION

Five Jab Inc., an operator of oil and gas properties, and a number of other owners own 75% of the working interest in certain leases located in the states of Texas and Louisiana (the "Business" or Five Jab Inc."). These leases are proved leaseholds only and include 11 producing crude oil wells and one well that also produced natural gas (the "Properties"). In addition, all of the wells were purchased by the Business and therefore there are no drilling costs incurred by the Business

The Business sold 100% of its 75% working interest in the Properties to Three Forks Inc. effective June 30, 2013 (37.5% WI) and effective September 1, 2013 (37.5% WI) for $3,842,143 in cash plus the assumption of certain liabilities in the amount of $281,962.

BASIS OF PRESENTATION

Since the Business owns 75% of the working interest in the Properties and Three Forks Inc. is acquiring 100% of this working interest in the Properties then these financial statements represent the historical costs of the Business based upon generally accepted accounting principles for the periods presented.

INCOME TAXES

The Business is taxed as a disregard entity for income tax purposes and as such each of the owners report separately their pro rata share of income, deductions and losses. Therefore, no provision for income taxes is made in the accompanying financial statements.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as of and during the reporting periods. These estimates and assumptions are based on management's best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates and assumptions are adjusted when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates. Any change in estimates resulting from continuous changes in the economic environment will be reflected in the financial statements in the future periods.

REVENUE RECOGNITION

Revenues are recognized on production as it is taken and delivered to the purchasers.

PROPERTY AND EQUIPMENT

The Business accounts for its crude oil and natural gas exploration and development activities under the successful efforts method of accounting. However, the accompanying financial statements are prepared using the full cost method of accounting and the Company intends to continue using the full cost method of accounting for the Properties. The Company has determined there is no material difference between the full cost method of accounting and the successful efforts method of accounting as it relates to the Properties as the Business acquired the Properties when they were considered proved and the

                                 FIVE JAB, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2013 AND
                           DECEMBER 31, 2012 AND 2011

Business incurred only completion and workover costs after the Business acquired the Properties. Under the full cost method all productive and nonproductive costs incurred in connection with the acquisition, exploration, and development of oil and natural gas reserves are capitalized. No gains or losses are recognized upon the sale or other disposition of oil and natural gas properties except in transactions that would significantly alter the relationship between capitalized costs and proved reserves. The costs of unevaluated oil and natural gas properties are excluded from the amortizable base until the time that either proven reserves are found or it has been determined that such properties are impaired. As properties become evaluated, the related costs transfer to proved oil and natural gas properties using full cost accounting.

Depletion and amortization of capitalized acquisition, exploration and development costs are computed on the units-of-production method by property on the basis of the total estimated units of proved reserves as the related proved reserves are produced. The long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of the asset exceeds the estimated future cash flows, an impairment charged is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No impairment was recognized at September 30, 2013 and December 31, 2012.

Other property and equipment are carried at cost. Depreciation is provided using the straight-line method of accounting over the assets' estimated useful lives of seven years.

Depreciation, depletion and amortization of oil and gas properties and other property and equipment for the nine months ended September 30, 2013 and 2012 were $81,080 and $49,960 and for the years ended December 31, 2012 and 2011 were $66,614 and $6,651, respectively.

OTHER COMPREHENSIVE INCOME

The Company has no material components of other comprehensive income (loss) and accordingly, net income (loss) is equal to comprehensive income (loss) for the periods presented.

RECENT ACCOUNTING PRONOUNCEMENTS

The Company has reviewed all recently issued but not yet effective accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on its financial condition or results of operations.

SUBSEQUENT EVENTS

The Company has evaluated subsequent events through December 18, 2013, the date the financial statements were available to be issued, and has concluded no events need to be reported.

NOTE 2 - SALE OF OIL AND GAS PROPERTIES
---------------------------------------

The Business sold 100% of its 75% working interest in the Properties to Three Forks Inc. effective June 30, 2013 (37.5% WI) and September 1, 2013 (37.5% WI) for $3,842,143 in cash plus the assumption of liabilities in the amount of $281,962 and recognized in accordance with ASC Topic 360 a gain on the sale in the amount of $2,277,453 as reported in the statement of operations for the nine months ended September 30, 2013.

                                 FIVE JAB, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2013 AND
                           DECEMBER 31, 2012 AND 2011

NOTE 3 - ASSET RETIREMENT OBLIGATIONS
-------------------------------------

The Property's asset retirement obligations reported as accrued liabilities arise from the plugging and abandonment liabilities for the oil and gas wells. The Company has determined there is no salvage value associated with the Property's tangible assets at the time the wells are retired. The following is a reconciliation of the Property's asset retirement obligations for the nine months ended September 30, 2013 and for the years ended December 31, 2012 and 2011.

                                         For the Nine Months          For the Years Ended December 31,
                                               Ended             -----------------------------------------
                                         September 30, 2013                2012                  2011
                                        ---------------------    -------------------   -------------------
Beginning of period                     $            275,085     $           29,295    $                -
Obligations incurred
 (from new wells)                                          -                245,790                29,295
Change in estimate                                     6,877                      -                     -
Sale of proved reserves                             (281,962)                     -                     -
                                        ---------------------    -------------------   -------------------

End of period                                              -                275,085                29,295

Less: current retirement obligation                        -                      -                     -
                                        ---------------------    -------------------   -------------------

Long-term retirement obligation         $                  -     $          275,085    $           29,295
                                        =====================    ===================   ===================

NOTE 4 - INFORMATION ON BUSINESS SEGMENTS
-----------------------------------------

At September 30, 2013 and December 31, 2012 and 2011, the Company considered its business activities to constitute a single segment.

NOTE 5 - SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)
-----------------------------------------------------------------

There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Crude oil and natural gas reserve engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be precisely measured. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing and production subsequent to the date of the estimate may justify revision of such estimate. Accordingly, reserves estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered.

Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible - from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations - prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The area of the reservoir  considered as proved  includes all of the  following:
(a) the area identified by drilling and limited by fluid  contacts,  if any, and
(b) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless

                                 FIVE JAB, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2013 AND
                           DECEMBER 31, 2012 AND 2011

geoscience, engineering, or performance data and reliable technology establish a lower contact with reasonable certainty.

Reserves that can be produced economically through application of improved recovery techniques (including but not limited to, fluid injection) are included in the proved classification when both of the following occur: (a) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir of an analogous reservoir, or other evidence of reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and (b) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic productivity from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Proved developed oil and gas reserves are proved reserves that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the costs of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserve estimate if the extraction is by means not involving a well.

Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.

"Prepared" reserves are those quantities of reserves which were prepared by an independent petroleum consultant. "Audited" reserves are those quantities of revenues which were estimated by the Company's employees and audited by an independent petroleum consultant. An audit is an examination of a company's proved oil and gas reserves and net cash flow by an independent petroleum consultant that is conducted for the purpose of expressing an opinion as to whether such estimates, in aggregate, are reasonable and have been determined using methods and procedures widely accepted within the industry and in accordance with SEC rules.

Estimates of the Properties crude oil and natural gas reserves and present values at September 30, 2013 were prepared by the Company using the estimates of the Properties crude oil and natural gas reserves and present values at December 31, 2012 prepared by Ralph E. Davis Associates, Inc., independent reserve engineers, and rolled forward for oil and gas operations and activity incurred during the nine months ended September 30, 2013. Likewise, estimated of the Properties crude oil and natural gas reserves and present values at December 31, 2011 were prepared by the Company using the December 31, 2012 information and rolled back for oil and gas operations and activity incurred during the year ended December 31, 2012.

                                 FIVE JAB, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2013 AND
                           DECEMBER 31, 2012 AND 2011

ESTIMATED QUANTITIES OF PROVED OIL AND GAS RESERVES

Estimated quantities of proved crude oil and natural gas reserves at September 30, 2013 and December 31, 2012 and changes in the reserves during the periods are shown below (in thousands). These reserve estimates have been prepared in compliance with Securities and Exchange Commission regulations using the average price during the 12-month period, determined as an unweighted average of the first-day-of-the-month for each month.

                                                                   Oil               Natural Gas               Total
                                                                 (MBbls)                (MMcf)               (Mboe) (1)
                                                             -----------------     -----------------      -----------------

Estimated proved reserves at January 1, 2011                                -                     -                      -
   Purchase of proved reserves                                            384                    25                    388
   Production                                                              (1)                   (2)                    (1)
                                                             -----------------     -----------------      -----------------
Estimated proved reserves at December 31, 2011                            383                    23     -              387
   Production                                                             (13)                   (1)                   (13)
                                                             -----------------     -----------------      -----------------

Estimated proved reserves at December 31, 2012                            370                    22                    374
   Sale of properties [2]                                                (355)                  (20)                  (357)
   Production                                                             (15)                   (2)                   (17)
                                                             -----------------     -----------------      -----------------

Estimated proved reserves at September 30, 2013:                            -                     -                      -
                                                             =================     =================      =================

Proved developed reserves:
   December 31, 2011                                                      383                    23                    387
   December 31, 2012                                                      370                    22                    374
   September 30, 2013                                                       -                     -                      -

Proved undeveloped reserves:
   December 31, 2011                                                        -                     -                      -
   December 31, 2012                                                        -                     -                      -
   September 30, 30, 2013                                                   -                     -                      -

Base pricing, before adjustments for contractual
   differentials:                                               $/bbl WTI spot     $/mmbtu Hhub Spot
   December 31, 2011                                                   $99.99                 $3.56
   December 31, 2012                                                  $105.69                 $3.77
   September 30, 2013                                                 $106.87                 $4.97
----------------------------
[1]      Mboe is based on a ratio of 6 Mcf to 1 barrel.
[2]      Effective  June 30,  2013,  37.5% WI and  effective  September 1, 2013,
         37.5% WI in proved properties was sold to Three Forks Inc.

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS

Information with respect to the standardized measure of discounted future net cash flows relating to proved reserves is summarized below. The price used to estimate the reserves is held constant over the life of the reserve. Future production and development costs are derived based on current costs assuming continuation of existing economic conditions.

The discounted future net cash flows related to proved oil and gas reserves at September 30, 2013 and December 31, 2012 and 2011 (in thousands):

                                 FIVE JAB, INC.
                         NOTES TO FINANCIAL STATEMENTS
                             SEPTEMBER 30, 2013 AND
                           DECEMBER 31, 2012 AND 2011

                                                                                           December 31,
                                                  September 30,           ----------------------------------------------
                                                       2013                      2012                      2011
                                               ---------------------      --------------------      --------------------
Future cash inflows                            $                  -       $            39,729       $            42,873
Less future costs:
   Production                                                     -                    14,827                    15,437
   Development                                                    -                       960                     1,784
   Income taxes                                                   -                     8,140                     8,721
                                               ---------------------      --------------------      --------------------
Future net cash flows                                             -                    15,802                    16,931
                 10% discount factor                              -                    (6,423)                   (6,883)
                                               ---------------------      --------------------      --------------------
Standardized measure  of discounted
   future net cash flows                       $                  -       $             9,379       $            10,048
                                               =====================      ====================      ====================

Estimated future development costs             $                  -       $               960       $             1,784
                                               =====================      ====================      ====================

CHANGES IN DISCOUNTED FUTURE NET CASH FLOWS

The following summarizes the principal sources of change in the standardized measure of discounted future net cash flows during the nine months ended September 30, 2013 and the years ended December 31, 2012 and 2011 (in thousands):

                                      For the Nine Months                   For the Years Ended December 31,
                                           Ended                   ---------------------------------------------------
                                      September 30, 2013                    2012                       2011
                                 ------------------------------    ------------------------   ------------------------
Beginning of the period          $                       9,379     $                10,048    $                     -
Purchase of proved
 reserves                                                    -                           -                     10,058
Sale of proved reserves [1]                             (8,336)                          -                          -
Changes in estimated
 future development costs                                    -                           -                          -
Sales of oil and natural
 gas produced during
 the period, net of
 production costs                                       (1,043)                       (669)                       (10)
                                 ------------------------------    ------------------------   ------------------------

End of period                    $                           -     $                 9,379    $                10,048
                                 ==============================    ========================   ========================
---------------------
[1] Sale of proved reserves to Three Forks Inc.

                         PRO FORMA FINANCIAL STATEMENTS
                                       OF
                     THREE FORKS, INC. AS OF JUNE 30, 2013
                                      AND
       FOR THE PERIOD MARCH 28, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATMENTS UNDER RULE 8-03(b)(4) OF REGULATION S-X

Effective June 30, 2013, the Company acquired a 37.5% working interest in certain oil and gas properties located in Louisiana and Texas totaling approximately 1955.41 gross acres in exchange for $1,900,000 in cash as part of a purchase sale and participation agreement dated February 27, 2013 to acquire a total of 75% working interest in the properties as well as participate in a development program that includes the drilling and completion of additional wells. This acquisition is subject to a reversionary event whereby the Company must acquire on October 1, 2013, the remaining 37.5% of the working interest in the properties for $1,900,000 in cash plus a dollar amount of nominal adjustments at closing or the Company must revert back to the Seller the 37.5% working interest acquired effective June 30, 2013 and therefore, the Company deems this acquisition of October 1, 2013 as probable in accordance with DCF-FRM 2005.4.

The Company's acquisition of the working interest in the oil and gas properties was accounted for as an acquisition for accounting purposes.

The accompanying Unaudited Pro Forma Condensed Balance Sheet gives effect to the acquisition of the 37.5% of oil and gas working interests on October 1, 2013 as if it had been consummated on June 30, 2013.

The accompanying Unaudited Pro Forma Condensed Statement of Operations for the six months ended June 30, 2013 gives effect to the acquisition as if it had been consummated for the current interim period as though the transaction occurred at the beginning of the period.

The accompanying Unaudited Pro Forma Condensed Statement of Operations for the year ended December 31, 2012 gives effect to the acquisition as though the transaction occurred at January 1, 2012. The historical information of the Company reflects the period March 28, 2012 (inception) through December 31, 2012. Therefore, since the Company's operations are for a period greater than 9 months then the Company can rely on the guidance in Rule 3-06 of Regulation S-X to satisfy the requirement to present a pro forma statement of operations for the most recent fiscal year. As such, the accompanying Unaudited Pro Forma Condensed Statement of Operations for the period March 28, 2012 (inception) through December 31, 2012 includes in the Pro Forma Adjustments the acquired operations of the 75% working interest for the similar period of March 28, 2012 through December 31, 2012.

The Unaudited Pro Forma Financial Statements should be read in conjunction with the historical financial statements of the Company. The Unaudited Pro Forma Financial Statements do not purport to be indicative of the financial position or results of operations that would have actually been obtained had such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The Pro Forma adjustments are described in the accompanying notes and are based upon available information and certain assumptions that the Company believes are reasonable.

                                                        THREE FORKS, INC.
                                           UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                                                          JUNE 30, 2013
                                                           (UNAUDITED)

                                                          Historical
                                                     -------------------
 ASSETS                                               Three Forks, Inc.      Pro forma adjustments  Note           Pro forma
                                                     -------------------     ----------------------------    --------------------
 Cash and cash equivalents                           $          741,728      $                 -             $           741,728
 Due from others - related party                                103,897                        -                         103,897
 Other                                                          109,324                        -                         109,324
                                                     -------------------     --------------------            --------------------
    Total current assets                                        954,949                        -                         954,949
                                                     -------------------     --------------------            --------------------

 Property and equipment
 oil and gas properties
    Unproved                                                    517,113                        -                         517,113
    Proved                                                    1,972,532                2,281,962   [a]                 4,254,494
 Other                                                           23,349                        -                          23,349
                                                     -------------------     --------------------            --------------------
    Total oil and gas properties                              2,512,994                2,281,962                       4,794,956
 Less DDA                                                        (2,419)                       -                          (2,419)
                                                     -------------------     --------------------            --------------------
    Net property and equipment                                2,510,575                2,281,962                       4,792,537
                                                     -------------------     --------------------            --------------------

 Long-term assets                                                62,597                        -                          62,597
                                                     -------------------     --------------------            --------------------

    Total assets                                     $        3,528,121      $         2,281,962             $         5,810,083
                                                     ===================     ====================            ====================


 LIABILITIES AND STOCKHOLDERS' EQUITY

 Accounts payable                                    $          167,661      $                 -             $           167,661
 Accrued liabilities - related party                            227,784                        -                         227,784
 Accrued liabilities                                             30,400                  281,962                         312,362
 Deposits                                                       186,880                        -                         186,880
 Note payable                                                     2,001                        -                           2,001
                                                     -------------------     --------------------            --------------------
    Total current liabilities                                   614,726                  281,962                         896,688
                                                     -------------------     --------------------            --------------------

 Common stock                                                    11,420                      667   [a]                    12,087
 Additional paid in capital                                   4,675,123                1,999,333   [a]                 6,674,456
 Accumulated deficit                                         (1,773,148)                       -                      (1,773,148)
                                                     -------------------     --------------------            --------------------
      Total stockholders' (deficit) equity                    2,913,395                2,000,000                       4,913,395
                                                     -------------------     --------------------            --------------------

    Total liabilities and stockholders' equity       $        3,528,121      $         2,281,962             $         5,810,083
                                                     ===================     ====================            ====================

[a] Represents the issuance of 667,333 shares of the Company's common stock to investors at $3.00 per share as part of a private placement. The $2,000,000 in proceeds from the sale of shares will be used to acquire a 37.5% working interest in the oil and gas properties owned by 5 Jab Inc. and the other owners of the working interests and the assumption an asset retirement obligation of $281,962.

                                                      THREE FORKS, INC.
                                    UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                           FOR THE SIX MONTHS ENDED JUNE 30, 2013
                                                         (UNAUDITED)

                                                       Historical
                                                 -----------------------       Pro forma
                                                    Three Forks, Inc.         adjustments      Note           Pro forma
                                                 -----------------------    -------------------------     ------------------
 Revenues                                        $                    -     $      1,316,372   [a]        $       1,316,372
                                                 -----------------------    -----------------             ------------------

 Operating expenses
 Lease operating expenses                                             -              428,431   [a]                  428,431
 Productions taxes                                                    -               64,264   [a]                   64,264
 General and Administrative expense                             941,383               48,375   [a]                  989,758
 DDA                                                              1,970               73,110   [a]                   75,080
                                                 -----------------------    -----------------             ------------------
                Total operating expenses                        943,353              614,180                      1,557,533
                                                 -----------------------    -----------------             ------------------

 Loss from operations                                          (943,353)             702,192                       (241,161)

 Other income                                                   151,492                    -                        151,492
                                                 -----------------------    -----------------             ------------------

 Loss before income taxes                                      (791,861)             702,192                        (89,669)
 Income taxes                                                         -                    -                              -
                                                 -----------------------    -----------------             ------------------

 Net loss                                        $             (791,861)    $        702,192              $         (89,669)
                                                 =======================    =================             ==================

 Basic and diluted net loss per common share     $                (0.07)                                  $           (0.01)
                                                 =======================                                  ==================

 Weighted average number of common
   shares outstanding                                        11,218,180              667,333                     11,885,514
                                                 =======================    =================             ==================


[a] Represents the Company's acquisition of 75.% WI in the oil and gas properties and operations of the acquired properties for the six months ended June 30, 2013.

                                                          THREE FORKS, INC.
                                        UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                                 FOR THE PERIOD MARCH 28, 2012 (INCEPTION) THROUGH DECEMBER 31, 2012
                                                             (UNAUDITED)


                                                               Historical
                                                         -----------------------       Pro forma
                                                           Three Forks, Inc.          adjustments      Note           Pro forma
                                                         -----------------------    -------------------------     ------------------
 Revenues                                                $                    -     $      1,105,401   [a]        $       1,105,401
                                                         -----------------------    -----------------             ------------------

 Operating expenses
  Lease operating expenses                                                    -              486,784   [a]                  486,784
  Productions taxes                                                           -               56,079   [a]                   56,079
  General and Administrative expense                                  1,011,016               53,999   [a]                1,065,015
  DDA                                                                       449               49,961   [a]                   50,410
                                                         -----------------------    -----------------             ------------------
                Total operating expenses                              1,011,465              646,823                      1,658,288
                                                         -----------------------    -----------------             ------------------

 Loss from operations                                                (1,011,465)             458,578                       (552,887)

 Other income                                                             2,437                    -                          2,437
                                                         -----------------------    -----------------             ------------------

 Income (loss) from continuing operations
  before income taxes                                                (1,009,028)             458,578                       (550,450)
 Income taxes                                                                 -                    -                              -
                                                         -----------------------    -----------------             ------------------
 Net income (loss) from continuing operations                        (1,009,028)             458,578                       (550,450)
 Discontinued operations
  Income from operations of discontinued property                        27,741                    -                         27,741
                                                         -----------------------    -----------------             ------------------
 Net income (loss)                                       $             (981,287)    $        458,578              $        (522,709)
                                                         =======================    =================             ==================

 Basic and diluted net loss per common share             $                (0.11)                                  $           (0.05)
                                                         =======================                                  ==================

 Weighted average number of common
  shares outstanding                                                  9,222,607              667,333                      9,889,941
                                                         =======================    =================             ==================

[a] Represents the Company's acquisition of 75.% WI in the oil and gas properties and the operations of the acquired properties for the period March 28, 2012 through December 31, 2012.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
--------------------------------------------------------------------------------

Not applicable.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
-------------------------------------------
(a)

     o Audited financial statements of Three Forks, Inc. for the period March 28, 2012 (inception) through December 31, 2012 and unaudited financial statements for the nine months ended September 30, 2013 and for the period March 28, 2012 (inception) through September 30, 2012 (pages F-1 through F-21)

     o Audited financial statements of Five Jab, Inc. for the years ended December 31, 2012 and 2011 and unaudited financial statements for the nine months ended September 30, 2013 and 2012 (pages F-22 through F-33)

     o Pro Forma Financial Statements of Three Forks, Inc. as of June 30, 2013 and for the period March 28, 2012 (inception) through December 31, 2012 (pages F-34 through F-38)

(b)  EXHIBIT NO.                                   DESCRIPTION
     -----------    -----------------------------------------------------------------------------
     3(i).1         Articles of Incorporation of Three Forks, Inc. - 3/28/12 *

     3(i).2         Articles of Organization of Three Forks No. 1, LLC - 11/8/2012 *

     3(i).3         Articles of Incorporation of Three Forks Operating Company, Inc. - 1/2/13 *

     3(i).4         Articles of Amendment - Name Change to TFI Operating Company, Inc. - 2/8/13 *

     3(i).5         Articles of Organization of Three Forks LLC No. 2 - 12/4/2013 **

     3(ii).1        Bylaws of Three Forks, Inc. *

     3(ii).2        Bylaws of TFI Operating Company (fka Three Forks Operating Company, Inc.) *

     10.1           Employment Agreement, Donald Walford *

     10.2           Amendment to Employment Agreement, Donald Walford *

     10.3           Consulting Agreement with W. Edward Nichols *

     10.4           Amendment to Consulting Agreement with W. Edward Nichols *

     10.5           Employment Agreement, Charles Pollard *

     10.6           Operating Agreement of Three Forks No. 1, LLC *

     10.7           Amendment to Operating Agreement of Three Forks No. 1, LLC *

     10.8           Certificate of Designation of Class A Convertible Preferred Stock *

     10.9           Stock Option Plan *

                                      -59-

     10.10          Farmout Agreement *

     10.11          Purchase & Sale Agreement, Three Forks, Inc. & TFI No. 1, LLC 12/31/12 *

     10.12          Purchase, Sale & Participation Agreement, Five Jab, Inc. & Three Forks,
                    Inc. 2/27/13 ***

     10.13          Blue Quail, Ltd. Participation Agreement 4/8/13 *

     10.14          1st Amendment to Purchase, Sale & Participation Agreement, Five Jab, Inc. &
                    Three Forks, Inc. 4/30/13 *

     10.15          2nd Amendment to Purchase, Sale & Participation Agreement, Five Jab, Inc. &
                    Three Forks, Inc. **

     10.16          3rd Amendment to Purchase, Sale & Participation Agreement, Five Jab, Inc. &
                    Three Forks, Inc. **

     10.17          4th Amendment to Purchase, Sale & Participation Agreement, Five Jab, Inc. &
                    Three Forks, Inc. **

     10.18          Form of Convertible Promissory Note & Mortgage, Security and Pledge
                    Agreement *

     10.19          Operating Agreement of Three Forks LLC No. 2 **

     21.1           List of Subsidiaries of Three Forks, Inc. **

     23.1           Consent of Independent Registered Public Accounting Firm **

     99.1           Archer County, Texas picture, page 8 **

     99.2           Pink Project, Pottawatamie County, Oklahoma picture, page 9 **

* Incorporated herewith by reference, filed as exhibits to Amendment No. 1 to the Registration Statement on Form 10, filed with the SEC on November 4, 2013.

**   Filed herewith.

*** Filed in accordance with Item 601(b)(2). As indicated certain exhibits to the Purchase, Sale & Participation Agreement, Five Jab, Inc. & Three Forks, Inc. have been omitted from filing by the Company. Theses schedules include:
     -    Exhibit A - Description of Properties, Interest and Wells
     - Exhibit B - Attached to Purchase, Sale & Participation Agreement by and between Five Jab, Inc. and Three Forks, Inc.
     -    Exhibit C - Operating Agreement
     -    Exhibit A-1 - List of Leases and Wells

     Copies of such Exhibits to the Purchase, Sale & Participation Agreement, Five Jab, Inc. & Three Forks, Inc., will be furnished upon request, please contact the Company to make such request.

                                GLOSSARY OF TERMS

The following are definitions of terms used in this Registration Statement:

         BBL. An abbreviation for the term "barrel" which is a unit of measurement of volume of oil or related petroleum products. One barrel (one bbl) is the equivalent of 42 U.S. gallons or approximately 159 liters.

         BONUS PAYMENT. Usually a one-time payment made to a mineral owner as consideration for the execution of an oil and gas lease.

         CASING POINT. That point in time during the drilling of an oil well at which a decision is made to install well casing and to attempt to complete the well as an oil producer.

         COMPLETION. The procedure used in finishing and equipping an oil or gas well for production.

         DELAY RENTAL. Payment made to the lessor under a nonproducing oil and gas lease at the end of each year to continue the lease in force for another year during its primary term.

         DEVELOPMENT WELL. A well drilled to a known producing formation in a previously discovered field, usually offsetting a producing well on the same or an adjacent oil and gas lease.

         EXPLORATORY WELL. A well drilled either (a) in search of a new and as yet undiscovered pool of oil or gas or (b) with the hope of significantly extending the limits of a pool already developed (also known as a "wildcat well").

         FARMIN. An agreement which allows a party earn a full or partial working interest (also known as an "earned working interest") in an oil and gas lease in return for providing exploration or development funds.

         FARMOUT. An agreement whereby the owner of the leasehold or working interest agrees to assign a portion of his interest in certain acreage subject to the drilling of one or more specific wells or other performance by the assignee as a condition of the assignment. Under a farmout, the owner of the leasehold or working interest may retain some interest such as an overriding royalty interest, an oil and gas payment, offset acreage or other type of interest.

         GROSS ACRE. An acre in which a working interest is owned. The number of gross acres is the total number of acres in which an interest is owned (see "Net Acre" below).

         GROSS WELL. A well in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned.

         LANDOWNER ROYALTY. That interest retained by the holder of a mineral interest upon the execution of an oil and gas lease which usually ranges from 1/8 to 1/4 of all gross revenues from oil and gas production unencumbered with an expenses of operation, development or maintenance.

         LEASES. Full or partial interests in oil or gas properties authorizing the owner of the lease to drill for, produce and sell oil and gas upon payment of rental, bonus, royalty or any of them. Leases generally are acquired from private landowners (fee leases) and from federal and state governments on acreage held by them.

         LEASE PLAY. A term used to describe lease acquisition activity in a prospect or geologically defined area.

         MCF. An abbreviation for "1,000 cubic feet," which is a unit of measurement of volume for natural gas.

         NET WELL OR ACRE. A net well or acre exists when the sum of the fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the factional working interests owned in gross wells or acres expressed as whole number and fractions thereof.

         NET REVENUE INTEREST ("NRI"). The fractional undivided interest in the oil or gas or in the revenues from the sale of oil or gas attributable to a particular working interest after reduction for a proportionate share of landowner's royalty interest and overriding royalty interest.

         OVERRIDING ROYALTY. An interest in the gross revenues or production over and above the landowner's royalty carved out of the working interest and also unencumbered with any expenses of operation, development or maintenance.

         PAYOUT. The point in time when the cumulative total of gross income from the production of oil and gas from a given well (and any proceeds from the sale of such well) equals the cumulative total cost and expenses of acquiring, drilling, completing and operating such well, including tangible and intangible drilling and completion costs.

         PROSPECT. A geological area which is believed to have the potential for oil or gas production.

         PROVED RESERVES. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible - from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations - prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

The area of the reservoir  considered as proved  includes all of the  following:
(a) the area identified by drilling and limited by fluid  contacts,  if any, and
(b) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establish a lower contact with reasonable certainty.

Reserves that can be produced economically through application of improved recovery techniques (including but not limited to, fluid injection) are included in the proved classification when both of the following occur: (a) successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir of an analogous reservoir, or other evidence of reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based, and (b) the project has been approved for development by all necessary parties and entities, including governmental entities.

Existing economic conditions include prices and costs at which economic productivity from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

         PROVED DEVELOPED RESERVES. Proved developed oil and gas reserves are proved reserves that can be expected to be recovered: (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the costs of a new well; and
(ii) through installed extraction equipment and infrastructure operational at the time of the reserve estimate if the extraction is by means not involving a well.

         PROVED UNDEVELOPED RESERVES. Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic productivity at greater distances. Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time. Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, or by other evidence using reliable technology establishing reasonable certainty.


         REVERSIONARY INTEREST. The portion of the working interest in an oil and gas lease which will be returned to its former owner when payout occurs or after a predetermined amount of production and income has been produced.

         UNDEVELOPED LEASEHOLD ACREAGE. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas.

         WORKING INTEREST ("WI"). An interest in an oil and gas lease entitling the holder at its expense to conduct drilling and production operations on the leased property and to receive the net revenues attributable to such interest, after deducting the landowner's royalty, any overriding royalties, production costs, taxes and other costs.

                                   SIGNATURES:



Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                THREE FORKS, INC.



/s/ W. Edward Nichols                                          January 31, 2014
------------------------------------------------------------
W. Edward Nichols
(Chief Executive Officer/Principal Executive Officer/
Principal Accounting Officer


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ W. Edward Nichols                                          January 31, 2014
------------------------------------------------------------
Edward Nichols, Chairman of the Board of  Directors

/s/ Charles Pollard                                            January 31, 2014
------------------------------------------------------------
Charles Pollard, Director

/s/ William F. Young                                           January 31, 2014
------------------------------------------------------------
William F. Young, Director

/s/ Paul Dragul                                                January 31, 2014
------------------------------------------------------------
Paul Dragul, Director